Exhibit 2.1
EXECUTION VERSION
STOCK PURCHASE AGREEMENT
BY AND AMONG
QUIKSILVER, INC.,
PILOT S.A.S.,
MERIBEL S.A.S.,
QUIKSILVER AMERICAS, INC.,
CHARTREUSE ET MONT BLANC LLC,
CHARTREUSE ET MONT BLANC SAS,
CHARTREUSE ET MONT BLANC GLOBAL HOLDINGS S.C.A.,
MACQUARIE ASSET FINANCE LIMITED
AND
MAVILIA SAS
Dated as of November 12, 2008

-i-

-ii-

STOCK PURCHASE AGREEMENT
          This Stock Purchase Agreement (this “Agreement”) is made as of November 12, 2008 by and among Quiksilver, Inc., a Delaware corporation (the “Parent”), Pilot S.A.S., a French société par actions simplifiée (“Pilot”), Meribel S.A.S., a French société par actions simplifiée (“Meribel”), and Quiksilver Americas, Inc., a California corporation (“Quiksilver Americas”), acting jointly and severally for the purposes hereof, on the one hand, and Chartreuse et Mont Blanc LLC, a Delaware limited liability company (“CMB LLC”), Chartreuse et Mont Blanc SAS, a French société par actions simplifiée (“CMB SAS”), Chartreuse et Mont Blanc Global Holdings S.C.A., a Luxembourg société en commandite par actions (“CMBGH”), Macquarie Asset Finance Limited, an Australian limited company (“MAFL”), and MAVILIA SAS, a French société par actions simplifée (“MAVILIA” and, together with CMB LLC, CMB SAS, CMBGH and MAFL, the “Purchaser Parties”), on the other hand. The Parent, Pilot, Meribel and Quiksilver Americas on the one hand, and CMB LLC, CMB SAS, CMBGH, MAFL and MAVILIA, on the other hand, are hereinafter referred to collectively as the “Parties” and individually as a “Party”. Capitalized terms used herein shall have the respective meanings set forth in Section 1.1.
RECITALS
          The Parent indirectly owns and exercises full control over Pilot and Meribel, which together own ordinary shares of Skis Rossignol-Club Rossignol S.A.S., a French société par actions simplifiée (the “Company”), representing at least 99.46% of the Company’s share capital, the remaining interest being held in treasury by the Company.
          The Parent owns all of the issued and outstanding shares of Quiksilver Americas, which owns all of the issued and outstanding shares of Rossignol Ski Company, Incorporated, a Delaware corporation (“Rossignol US”, and collectively with its direct and indirect Subsidiaries listed in Schedule A hereto, the “North American Subsidiaries”).
          Pilot owns the Acquired Note.
          The Company, its direct and indirect Subsidiaries listed in Schedule A hereto (collectively the “Company Subsidiaries”) and the North American Subsidiaries are hereinafter referred to as the “Acquired Companies”.
          Prior to entering into this Agreement, the Purchaser Parties and their representatives and advisors have had access to a data room and to management presentations and have therefore been able to request, obtain and review certain financial, accounting, tax, environmental, labor, legal, operational and other documents and information regarding the Acquired Companies (such documents and information, to the extent provided or made available to the Purchaser Parties prior to the date hereof, and including the tax and financial vendor due diligence prepared by Ernst & Young and dated June 6, 2008, the “Due Diligence Information”).
          Subject to the terms and conditions of this Agreement: (i) Pilot and Meribel wish to sell to CMB SAS, and CMB SAS wishes to purchase, all of the Company Shares; (ii) Quiksilver Americas wishes to sell to CMBGH, and CMBGH wishes to purchase, all of the North American Shares; (iii) Pilot wishes to sell to CMB LLC, and CMB LLC wishes to purchase, the CMB Acquired Note Portion; (iv) Pilot wishes to sell to MAFL, and MAFL wishes to purchase, the MAFL Acquired Note Portion; and (v) Pilot wishes to sell to MAVILIA, and MAVILIA wishes to purchase, the MAVILIA Acquired Note Portion. Such sales and purchases, together with the other corporate, financing and other business transactions contemplated by this Agreement, are hereinafter collectively referred to as the “Transaction”.
AGREEMENT
          NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE 1.
DEFINITIONS
          1.1 Defined Terms. For the purposes of this Agreement, the following terms and expressions will have the meanings ascribed to them below:
          “Acquired Companies” has the meaning ascribed to in the recitals of this Agreement.
          “Acquired Company Cash” means cash and cash equivalents as determined in accordance with GAAP, as in effect on the Closing Date, including cash in hand, positive bank balances, other cash accounts, cash deposit accounts and readily marketable debt instruments of the Acquired Companies, adjusted for outstanding checks and deposits in transit; provided, however, that Acquired Company Cash shall not include any proceeds (whether in the form of cash or property) of any sale or transfer of any Non-Operational Property, which proceeds shall be retained by the Acquired Companies.
          “Acquired Note” means the loan made by the Company to Pilot pursuant to that certain intercompany loan agreement, dated the date hereof, in the aggregate principal amount of forty million eight hundred sixteen thousand three hundred twenty seven euros (€40,816,327), in the form attached hereto as Exhibit C.
          “Additional Company Shares” means (a) the shares of the Company created pursuant to and in accordance with the Restructuring, and (b) any shares of the Company that are held in treasury by the Company as of the Initial Offer Letter Date and are acquired by Meribel between such date and the Closing Date pursuant to a Liquidity Agreement.
          “Affiliates” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

          “Agreement” has the meaning ascribed to it in the introductory paragraph of this Agreement.
          “Antitrust Clearance(s)” has the following meaning:
          (a) the expiration or termination of any waiting period under the HSR Act that is applicable to the Transaction; and
          (b) the expiration or termination of any waiting period under the Competition Act (Canada) that is applicable to the Transaction; and
          (c) the issuance of a clearance decision (or if applicable under the relevant national Law, deemed clearance) by the national competition authorities pursuant to (i) the Austrian Cartel Act, as amended, (ii) the French Commercial Code, as amended, (ii) the German Act Against Restraints in Competition, as amended and (iv) the Spanish Defense of Competition Law as amended, if applicable; and
          (d) in the event that the whole or any part of the Transaction is referred to the European Commission by the competent authorities of any Member State of the European Union pursuant to Article 22 of the EC Merger Regulation the issuance of a decision by the European Commission declaring the Transaction compatible with the common market pursuant to Articles 6(1)(b), 6(2), 8(1) or 8(2) of the EC Merger Regulation or the deemed declaration of the compatibility of the Transaction with the common market pursuant to Article 10(6) of the EC Merger Regulation.
          “Auditor” has the meaning ascribed to it in Section 2.4(e).
          “Balance Sheet” means the proforma unaudited consolidated balance sheet of the Acquired Companies and Tyax, a French société en nom collectif, at October 31, 2007, prepared on a basis consistent with the Projections.
          “Bringdown Balance Sheet” means the pro forma unaudited consolidated balance sheet of the Acquired Companies, as of July 31, 2008, prepared on a basis consistent with the Projections.
          “Business” means the businesses carried out by the Acquired Companies.
          “Business Day” means any calendar day, except Saturdays, Sundays and official holidays, on which banks generally are open for the transaction of business in Paris, France, Huntington Beach, California and New York, New York.
          “Cap” has the meaning ascribed to it in Section 7.3(b).
          “Cash Consideration” has the meaning ascribed to it in Section 2.2.
          “Cash Deficiency” has the meaning ascribed to it in Section 2.3(g)(i).

          “Cash in the System” has the meaning ascribed to it in Section 2.3(c).
          “Closing” has the meaning ascribed to it in Section 3.1.
          “Closing Date” means the date hereof.
          “CMB Acquired Note Portion” means an undivided interest in the Acquired Note in an amount equal to (a) the quotient determined by dividing (i) twenty million euros (€20,000,000), by (ii) forty million eight hundred sixteen thousand three hundred twenty seven euros (€40,816,327), multiplied by (b) the aggregate amount of the principal and accrued and unpaid interest outstanding under the Acquired Note as of the Closing.
          “CMBGH” has the meaning ascribed to it in the introductory paragraph of this Agreement.
          “CMB LLC” has the meaning ascribed to it in the introductory paragraph of this Agreement.
          “CMB SAS” has the meaning ascribed to it in the introductory paragraph of this Agreement.
          “Code” means the United States Internal Revenue Code of 1986, as amended.
          “Company” has the meaning ascribed to it in the recitals of this Agreement.
          “Company Options” means the outstanding options (options d’achat d’actions), held by certain current or former managers and employees of the Acquired Companies, to purchase up to 81,800 existing shares of the Company.
          “Company Shares” has the meaning ascribed to it in Section 4.2.3(a).
          “Company Subsidiaries” has the meaning ascribed to it in the recitals of this Agreement.
          “Competing Business” has the meaning ascribed to it in Section 6.4(a).
          “Confidentiality Agreement” means that certain Confidentiality Agreement, entered into by Parent and Macquarie Capital (USA) Inc. on May 5, 2008.
          “Contract” means any contract, undertaking, agreement, arrangement, commitment, indemnity, indenture, instrument, lease or understanding, including any and all amendments, supplements, and modifications thereto, to or under which any Acquired Company or any of their respective assets is bound.
          “Deductible Amount” means, at any time after the Closing Date, an amount of one million five hundred thousand euros (€1,500,000), adjusted from time to time in accordance with Section 2.3, 2.4 and 7.1 hereof.

          “Disclosure Schedule” means the disclosure schedule of even date herewith prepared and signed by the Parent and delivered to the Purchaser Parties simultaneously with the execution and delivery hereof.
          “Disputed Items” has the meaning ascribed to it in Section 2.4(e).
          “Dispute Notice” has the meaning ascribed to it in Section 2.4(d).
          “Due Diligence Information” has the meaning ascribed to it in the recitals of this Agreement.
          “Encumbrances” means any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer or other rights in property (such as voting rights or rights to receive dividends or distributions in respect of equity securities) of any nature whatsoever, except where they are created solely under this Agreement or by applicable Law.
          “Environmental Claim” means any Proceeding filed since July 26, 2005, by any Person alleging any liability for any (a) release or disposal, or the presence in the environment, including, without limitation, the indoor environment, of any Hazardous Materials by or attributable to the Acquired Companies at any location, or (b) any alleged violation of any Environmental Laws by or attributable to the Acquired Companies.
          “Environmental Law” means all federal, state, local or foreign laws, statutes, regulations, orders, ordinances, judgments or decrees, or codified common law governing or regulating (a) releases or threatened releases of any Hazardous Materials in soil, surface water, groundwater or air, (b) the use, treatment, storage, disposal, transport, or handling of Hazardous Materials, or (c) the protection of the environment, human health or natural resources.
          “Estimated Working Capital Adjustment” has the meaning ascribed to it in Section 2.4(b).
          “Factoring Agreements” means, collectively (a) that certain Factoring Agreement (contrat d’affacturage), dated as of October 30, 2008, by and between Eurofactor and the Company, and (b) that certain Factoring Agreement (contrat d’affacturage), dated as of October 30, 2008, by and between Eurofactor and Skis Dynastar SAS, French société par actions simplifiée that is wholly owned by the Company.
          “Financial Statements” has the meaning ascribed to it in Section 4.3.8.
          “French Companies” has the meaning ascribed to it in Section 6.3(a).
          “Fundamental Representations” has the meaning ascribed to it in Section 7.3(a).
          “GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

          “Governing Documents” means, with respect to any Person that is not a natural Person, the certificate or articles of incorporation, memorandum and articles of association, by-laws, deed of trust, formation or governing agreement and other charter or organizational documents or instruments governing the business or affairs of such Person.
          “Governmental Body” means any court or government (federal, state, local, national, foreign or provincial) or any political subdivision thereof, including without limitation, any department, commission, board, bureau, agency or other regulatory, administrative or governmental authority or instrumentality, and specifically excludes any trade union, works council, other organized body, or group of individuals, whose purpose or mission, under a statutory provision or otherwise, is to represent one or more employees of a Party or an Affiliate of a Party.
          “Guarantee Liabilities” has the meaning ascribed to it in Section 6.1(b).
          “Hazardous Materials” means any substance, gas, chemical, material, waste, mold, fungi or toxic growth the presence, nature, quantity or concentration of which (a) is injurious to human health, the environment or natural resources, or (b) is regulated by any Governmental Body.
          “Headquarters Lease Agreement” means the real estate lease agreement (contrat de crédit-bail immobilier) dated March 14, 2007, by and between Natiocreditbail as lessor and the Company as lessee, relating to the headquarters of the Company.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
          “Indebtedness” means, without duplication: (a) any liability for borrowed money, or evidenced by an instrument for the payment of money, or incurred in connection with the acquisition of any property (including any deferred purchase price), services or assets (including securities), or relating to a capitalized lease obligation; (b) any obligations to reimburse the issuer of any letter of credit, surety bond or performance bond or any guarantee of any liability described in the immediately preceding clause (a), in each case to the extent drawn or not otherwise contingent; and (c) any payments, fines, fees, penalties or other amounts applicable to or otherwise incurred in connection with or as a result of any prepayment or early satisfaction of any obligation described in clauses (a) and (b) above to the extent not contingent; excluding from the foregoing, in each case, (i) trade liabilities and operating lease obligations, and accrued operating liabilities, in each case incurred in the ordinary course of business consistent with past practice, including, for the avoidance of doubt, payment obligations under (A) the Headquarters Lease Agreement and (B) the hedging agreements listed on Schedule 4.3.9, and (ii) arrangements for extended payment terms with respect to amounts that are not material to the Business and are less than six (6) months.
          “Indemnitee” has the meaning ascribed to it in Section 7.5(a).
          “Indemnitor” has the meaning ascribed to it in Section 7.5(a).

          “Initial Offer Letter” means that certain letter agreement, dated the Initial Offer Letter Date, by and among Chartreuse et Mont Blanc LLC, a Delaware limited liability company, Parent , Pilot, Meribel and Quiksilver Americas.
          “Initial Offer Letter Date” means August 25, 2008.
          “Insurance Policy” means any insurance policy maintained by the Parent or any of its Affiliates (other than the Acquired Companies) other than those the premiums of which are paid directly by an Acquired Company.
          “Intellectual Property” means any and all of the following: (a) United States and foreign trademarks, service marks, and trademark and service mark registrations and applications, trade names, logos, trade dress and slogans, and all goodwill related to the foregoing; (b) patent applications, patents, inventions, improvements, know-how, formula methodology, research and development, business methods, processes, technology and Software in any jurisdiction, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions or any foreign counterparts thereto; (c) trade secrets; (d) copyrights in writings, designs, Software, mask works or other works, applications or registrations in any jurisdiction for the foregoing, other original works of authorship and all moral rights related thereto; (e) database rights; and (f) Internet web sites, web pages, domain names and applications and registrations pertaining thereto and all intellectual property used in connection with or contained in any Acquired Company’s web site(s) (for the avoidance of doubt, the foregoing does not include (i) third-party websites linked to or from the websites of the Acquired Companies or (ii) any off-the-shelf or “shrink-wrap” licensed software).
          “Intercompany Payable Amount” has the meaning ascribed to it in Section 2.3(b).
          “Intercompany Receivables” has the meaning ascribed to it in Section 2.3(b).
          “Jointly Controlled Tax Matter” means any Tax Matter that is neither a Parent Controlled Tax Matter nor a Purchaser Controlled Tax Matter.
          “Knowledge of the Parent” means the knowledge, after reasonable inquiry, of any of Mr. Joe Scirocco, Mr. David Morgan, Mr. Pierre Lalande or Mr. Charles Exon, and excluding, for the avoidance of doubt, any other Person and in particular any other director, officer, manager or employee of the Parent or any Affiliate of the Parent, including Pilot, Meribel, Quiksilver Americas and any Acquired Company.
          “Law” means any statute, law, ordinance, rule, regulation, order, judgment or decree enacted, adopted, issued, promulgated, administered or enforced by any Governmental Body.
          “Lease” has the meaning ascribed to it in Section 4.3.10(h).
          “Leased Property” has the meaning ascribed to it in Section 4.3.10(h).
          “Liquidity Agreement” means each liquidity agreement entered into between the Parent, on the one hand, and each holder of a Company Option, on the other hand, in respect of

(among other things) shares of the Company deliverable to or acquired by such option holder through the exercise of the Company Options, in each case as together with any and all amendments and modifications thereto.
          “Listed Employees” has the meaning ascribed to it in Section 4.3.6(a).
          “Loss” or “Losses” means all losses, damages, liabilities, judgments, obligations, fines, penalties, costs and expenses (including, subject to Section 7.5 and Section 7.6, settlement costs, court costs and any reasonable legal, expert and consultant fees and expenses).
          “MAFL” has the meaning ascribed to it in the introductory paragraph of this Agreement.
          “MAFL Acquired Note Portion” means an undivided interest in the Acquired Note in an amount equal to (a) the quotient determined by dividing (i) twenty million euros (€20,000,000), by (ii) forty million eight hundred sixteen thousand three hundred twenty seven euros (€40,816,327), multiplied by (b) the aggregate amount of the principal and accrued and unpaid interest outstanding under the Acquired Note as of the Closing.
          “MAVILIA” has the meaning ascribed to it in the introductory paragraph of this Agreement.
          “MAVILIA Acquired Note Portion” means an undivided interest in the Acquired Note in an amount equal to (a) the quotient determined by dividing (i) eight hundred sixteen thousand three hundred twenty seven euros (€816,327), by (ii) forty million eight hundred sixteen thousand three hundred twenty seven euros (€40,816,327), multiplied by (b) the aggregate amount of the principal and accrued and unpaid interest outstanding under the Acquired Note as of the Closing.
          “Material Intellectual Property” has the meaning ascribed to it in Section 4.3.3(a).
          “Meribel” has the meaning ascribed to it in the introductory paragraph of this Agreement.
          “Non-Operational Properties” means the assets listed in Schedule C.
          “North American Shares” has the meaning ascribed to it in Section 4.2.3(b).
          “Note” has the meaning ascribed to it in Section 2.2.
          “Note Balance” means, at any time after the Closing Date, the then outstanding principal amount under the Note, together with any and all accrued and unpaid interest thereon.
          “Notified Remaining Offset Amount” has the meaning ascribed to it in Section 2.3(e).
          “Offset Amount” means an amount equal to the amount by which (a) the sum of the Intercompany Payable Amount, exceeds (b) the Intercompany Receivables.

          “Offset Amount Auditor” has the meaning ascribed to it in Section 2.3(f).
          “Offset Amount Dispute Notice” has the meaning ascribed to it in Section 2.3(e).
          “Offset Amount Disputed Items” has the meaning ascribed to it in Section 2.3(f).
          “Offset Amount Review Period” has the meaning ascribed to it in Section 2.3(e).
          “Owned Properties” has the meaning ascribed to it in Section 4.3.10(b).
          “Parent” has the meaning ascribed to it in the introductory paragraph of this Agreement.
          “Parent Consolidated Financial Statements” means the audited annual consolidated financial statements of the Parent as of October 31, 2007.
          “Parent Controlled Tax Matter” means any Tax Matter, in respect of which indemnification may be sought hereunder, (a) in which Parent and CMB SAS reasonably anticipate the preponderance of any contingent tax liability arising from such Tax Matter represents a liability associated with the period ending on or prior to the Closing Date or (b) is a Tax Matter that Parent, any Parent Indemnifying Persons, any Acquired Company, or any of their Affiliates are presently contesting, defending, or responding to.
          “Parent Indemnified Person” means the Parent, Pilot, Meribel, Quiksilver Americas, and their respective Affiliates (other than the Acquired Companies from and after the Closing), directors (or Persons in similar positions), officers, stockholders and equity owners and successors and permitted assigns pursuant to Section 8.5.
          “Parent Indemnifying Person” means, jointly and severally, Parent, Pilot, Meribel, Quiksilver Americas, and their respective successors or permitted assigns pursuant to Section 8.5.
          “Parent Losses” has the meaning ascribed to it in Section 7.2.
          “Party” has the meaning ascribed to it in the introductory paragraph of this Agreement.
          “Permits” has the meaning ascribed to it in Section 4.3.14.
          “Person” means and includes a natural person, a corporation, an association, a partnership, a limited liability company, a trust, a joint venture, an unincorporated organization or a Governmental Body.
          “Pilot” has the meaning ascribed to it in the introductory paragraph of this Agreement.
          “Pilot Group Tax Sharing Agreement” has the meaning ascribed to it in Section 4.3.5(o).

          “Proceeding” means any action, audit (including but not limited to statutory or administrative audit, but excluding any Tax Audit), hearing, inquiry, investigation, claim, complaint, litigation or suit (whether civil, administrative, or criminal) commenced, brought, conducted or heard by or before any Governmental Body or arbitrator.
          “Projections” means the projections set forth in Exhibit B.
          “Property” has the meaning ascribed to it in Section 4.3.10(a).
          “Property Taxes” has the meaning ascribed to it in Section 6.3(d)(i).
          “Proposed Working Capital Adjustment” has the meaning ascribed to it in Section 2.4(c).
          “Purchase Price” has the meaning ascribed to it in Section 2.2.
          “Purchaser Controlled Tax Matter” means any Tax Matter, in respect of which indemnification may be sought hereunder, in which Parent and CMB SAS reasonably anticipate the preponderance of contingent tax liability arising from such Tax Matter represents a liability associated with the period commencing on or after the Closing Date.
          “Purchaser Indemnified Person” means each Purchaser Party and its Affiliates (including the Acquired Companies from and after the Closing), directors (or Persons in similar positions), officers, stockholders and equity owners and successors and permitted assigns pursuant to Section 8.5.
          “Purchaser Indemnifying Person” means CMB SAS and its successors or permitted assigns pursuant to Section 8.5.
          “Purchaser Losses” has the meaning ascribed to it in Section 7.1.
          “Purchaser Parties” has the meaning ascribed to it in the introductory paragraph of this Agreement.
          “Quiksilver Americas” has the meaning ascribed to it in the introductory paragraph of this Agreement.
          “Reference Rate” means, as of any date specified in this Agreement, the EUROS Overnight Index Average (EONIA) rate published by the European Central Bank.
          “Registered Intellectual Property” means any and all of the following: (a) United States and foreign trademarks, service marks, and trademark and service mark registrations and applications; (b) patent applications and patents in any jurisdiction, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (c) copyright applications or registrations in any jurisdiction; and (d) domain name applications and registrations.
          “Remaining Offset Amount” has the meaning ascribed to it in Section 2.3(c).

          “Restated Offer Letter” means that certain letter agreement, dated October 31, 2008, by and among Chartreuse et Mont Blanc LLC, a Delaware limited liability company, Parent , Pilot, Meribel and Quiksilver Americas.
          “Restricted Period” has the meaning ascribed to it in Section 6.4(a).
          “Restructuring” means the asset transfers and the other corporate, financing, refinancing and other restructuring actions with respect to the Business or the Acquired Companies, as applicable, in each case in accordance with the provisions set forth on Schedule B.
          “Review Period” has the meaning ascribed to it in Section 2.4(d).
          “Rossignol US” has the meaning ascribed to it in the recitals to this Agreement.
          “Roxy License Agreement” means a license agreement providing for (among other things) CMB SAS or any of its Affiliates (including the Acquired Companies, or any of them) to use the “Roxy” trademark and trade names from and after the Closing in connection with the manufacture, distribution and sale of snow skis, snow ski boots, snow ski bindings and snow ski poles, which agreement shall: (a) provide for a royalty rate equal to 5%; and (b) contain such other terms as the Parent and CMB SAS shall mutually agree upon.
          “SEC” means the United States Securities and Exchange Commission.
          “Securities” means, collectively, the Shares and the Acquired Note (including the CMB Acquired Note Portion, the MAFL Acquired Note Portion and the MAVILIA Acquired Note Portion).
          “Shares” means, collectively, the Company Shares and the North American Shares.
          “Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code form, and all off-the-shelf or “shrink-wrap” software, (b) databases, compilations, and any other electronic data files, including any and all collections of data, whether machine readable or otherwise, but excluding individual customer data, (c) descriptions, flow-charts, technical and functional specifications, and other work product used to design, plan, organize, develop, test, troubleshoot and maintain any of the foregoing, (d) without limitation to the foregoing, the software technology supporting any functionality contained on any Acquired Company’s Internet web site(s), and (e) all documentation, including technical, end-user, training and troubleshooting manuals and materials, relating to any of the foregoing.
          “Statement of Adjustment” has the meaning ascribed to it in Section 2.4(c).
          “Statement of Offset Amount” has the meaning ascribed to it in Section 2.3(e).
          “Straddle Period” means a taxable year or period beginning on or before, and ending after, the Closing Date.

          “Subsidiary” means, with respect to any specified Person, any other Person with respect to which such specified Person (or any Subsidiary thereof) has the power to vote or direct the voting of sufficient securities or other interests to elect a majority of the directors (or Persons in similar positions) or governing body thereof.
          “Tax” means: (a) all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any federal, state, local or foreign governmental authority, including income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, profit, gift, severance, ad valorem, value added, disability, premium, recapture, credit, occupation, service, leasing, employment, stamp and other taxes, including any interest, penalties or additions attributable thereto or attributable to any failure to comply with any requirement regarding Tax Returns; (b) any liability for the payment of any amounts of the type described in the immediately preceding clause (a) as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group; and (c) all liabilities for taxes of the type described in clauses (a) or (b) as a result of being a transferee of or successor to any Person, by contract or otherwise.
          “Tax Audit” means any audit, assessment of Tax, other examination by any Taxing Authority, or any proceeding or appeal of such proceeding relating to Taxes.
          “Taxing Authority” means any Governmental Body responsible for the imposition or collection of any Tax.
          “Tax Benefit” means, with respect to a taxable year, the extent to which an Indemnified Party’s cumulative liability for Taxes through the end of such taxable year, calculated by excluding any Tax items attributable to any relevant Purchaser Loss or Parent Loss, as applicable, from all taxable years, exceeds the Indemnified Person’s actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the Purchaser Loss or Parent Loss, as applicable, for all taxable years (to the extent permitted by relevant Tax law and treating such Tax items as the last items claimed for any taxable year).
          “Tax CPA” has the meaning ascribed to it in Section 7.6.
          “Tax Matter” means any Tax Audit or other Tax inquiry or contest (or claim of refund arising from a contested Tax) in respect of any assessment, notice of deficiency, or other adjustment or proposed adjustment, or consent to any extension or waiver of the limitations period applicable in respect thereof.
          “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof.
          “Third-Party Indebtedness” has the meaning ascribed to it in Section 2.3(c).
          “Transaction” has the meaning ascribed to it in the recitals of this Agreement.

          “Transfer Taxes” means all sales, use, transfer, recording, privilege, documentary, gains, registration, conveyance, stamp, duties or similar Taxes and fees.
          “Transition Services Agreement” means an agreement providing for (among other things) certain mutually agreed services relating to the Business to be provided by Parent and/or its Affiliates to CMB SAS and/or its Affiliates (including the Acquired Companies), and/or by CMB SAS and/or its Affiliates (including the Acquired Companies) to the Parent and/or its Affiliates, from and after the Closing, which agreement shall (a) have a term of not less than two years; (b) provide for such services to be provided by Parent and/or its Affiliates to CMB SAS and/or its Affiliates on economic terms that are no less favorable to CMB SAS than the economic terms for such services used in the preparation of the Projections; and (c) contain such other terms as the Parent and CMB SAS shall mutually agree upon.
          “Winter Sports Hardgoods Activity” means the manufacture, sale or distribution of snow skis, snow ski boots, snow ski poles, snow ski bindings, snow ski goggles, snow boards, snow board boots, snow board bindings or snow board goggles.
          “Working Capital” means, as determined as of any given time in accordance with GAAP (as in effect as of the Closing Date) on a basis consistent with the Projections, an amount equal to the sum of (a) any and all trade accounts receivable, other than accounts receivable from the Parent or its Affiliates (excluding any and all value added or ad valorem Taxes applicable thereto), of the Acquired Companies as of such time, (b) an amount equal to any and all inventory, less any and all trade accounts payable, other than accounts payable to the Parent or its Affiliates, of the Acquired Companies as of such time, and (c) any and all amounts payable pursuant to the Transaction incentive bonus agreements referred to in paragraph (i) of Schedule 4.3.6(f).
          “Working Capital Adjustment” has the meaning ascribed to it in Section 2.4(a).
          “Working Capital Deficiency” has the meaning ascribed to it in Section 2.4(f)(iv).
          “Working Capital Surplus” has the meaning ascribed to it in Section 2.4(f)(iii).
          1.2 General Interpretive Principles. Unless the context otherwise requires, as used in this Agreement: (i) an accounting term not otherwise defined herein has the meaning ascribed to it in accordance with GAAP; (ii) “or” is not exclusive; (iii) “including” and its variants mean “including, without limitation” and its variants; (iv) words defined in the singular have the parallel meaning in the plural and vice versa; (v) words of one gender shall be construed to apply to each gender; (vi) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (vii) the terms “ARTICLE,” “Section,” “Exhibit” and “Schedule” refer to the specified ARTICLE, Section, Exhibit or Schedule of or to this Agreement; and (viii) any grammatical form or variant of a term defined in this Agreement shall be construed to have a meaning corresponding to the definition of the term set forth herein.
               1.2.1 A reference to any Person includes such Person’s successors and permitted assigns.

               1.2.2 Any reference to “days” means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall not be required to be done or taken on such day but on the first succeeding Business Day thereafter.
               1.2.3 The Exhibits to this Agreement are incorporated herein by reference and made a part hereof for all purposes.
               1.2.4 The headings and captions of the various Articles, Sections and other subdivisions hereof (including the headings and captions of the subdivisions of the Disclosure Schedule) are for convenience of reference only and shall not modify, define or limit any of the terms or provisions of this Agreement.
               1.2.5 References herein to a material adverse effect on the “Business”, an asset or property material to the “Business”, and similar expressions shall be to the Business, taken as a whole, and not to any particular division or line of business of the Acquired Companies.
               1.2.6 The Parent and the Purchaser Parties, each represented by legal counsel, have each participated in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions of this Agreement.
ARTICLE 2.
SALE AND PURCHASE OF THE SECURITIES
          2.1 Sale and Purchase of the Securities. Subject to the terms and conditions of this Agreement: (i) Pilot and Meribel shall sell to CMB SAS, and CMB SAS shall purchase from Pilot and Meribel, the Company Shares, free and clear of all Encumbrances, together with all rights attaching to the Company Shares; (ii) Quiksilver Americas shall sell to CMBGH, and CMBGH shall purchase from Quiksilver Americas, the North American Shares, free and clear of all Encumbrances, together with all rights attaching to the North American Shares; (iii) Pilot shall sell to CMB LLC, and CMB LLC shall purchase from Pilot, a portion of the Acquired Note equal to the CMB Acquired Note Portion, free and clear of all Encumbrances, together with all rights attaching to the CMB Acquired Note Portion; (iv) Pilot shall sell to MAFL, and MAFL shall purchase from Pilot, a portion of the Acquired Note equal to the MAFL Acquired Note Portion, free and clear of all Encumbrances, together with all rights attaching to the MAFL Acquired Note Portion; and (v) Pilot shall sell to MAVILIA, and MAVILIA shall purchase from Pilot, a portion of the Acquired Note equal to the MAVILIA Acquired Note Portion, free and clear of all Encumbrances, together with all rights attaching to the MAVILIA Acquired Note Portion.
          2.2 Purchase Price. The consideration to be paid by the Purchaser Parties for the Securities under this Agreement (the “Purchase Price”), in each case as provided herein, shall be the aggregate of (a) a cash amount of thirty million euros (€30,000,000) (the “Cash Consideration”), (b) a promissory note, in the form attached as Exhibit A hereto, in the principal amount of ten million euros (€10,000,000) (the “Note”), (c) plus the amount of Cash in the System, minus the Remaining Offset Amount pursuant to Section 2.3, (d) minus the amount of the Working Capital Adjustment (if any) pursuant to Section 2.4. The Purchase Price shall be allocated as described in Schedule 2.2.
          2.3 Remaining Offset Amount. The Parties acknowledge and agree that the Purchase Price has been determined on the basis of a valuation of forty million euros (€40,000,000) for the Acquired Companies on a cash free, debt-free basis and in furtherance thereof, agree that, at or prior to the Closing, the following actions and payments shall be taken and made:
          (a) the Parent, Pilot and Meribel shall proceed with and consummate the Restructuring; provided that the Parent agrees to set the terms and parameters of the Restructuring in such a manner as to cause the Notified Remaining Offset Amount to consist solely of Third-Party Indebtedness and to not exceed thirty million euros (€30,000,000);
          (b) all amounts, if any, owed by the Parent or its Affiliates (other than the Acquired Companies) to any of the Acquired Companies which remain outstanding as of the Closing (but after the Restructuring) (such amounts, collectively, the “Intercompany Receivables”), shall be offset against all amounts other than the Acquired Note, owed by any of the Acquired Companies to the Parent or any of its Affiliates (other than the Acquired Companies) which remain outstanding as of the Closing (but after the Restructuring), including, without limitation (i) trade liabilities payable by any Acquired Company to the Parent or its Affiliates (other than the Acquired Companies) and (ii) all Indebtedness other than the Acquired Note, payable by any Acquired Company to the Parent or its Affiliates (other than the Acquired Companies) (such amounts, collectively, the “Intercompany Payable Amount”); provided; however, that it is the intent of the Parties that the amount of such setoff pursuant to this Section 2.3(b) shall, following the application of Acquired Company Cash less Cash in the System pursuant to Section 2.3(c), be equal to zero;
          (c) all Acquired Company Cash except an amount of one million five hundred sixty nine thousand euros (€1,569,000) (“Cash in the System”) shall be used to pay the Offset Amount and any Indebtedness owed to any Person other than the Parent, its Affiliates and the Acquired Companies (excluding, for the avoidance of doubt, any and all Indebtedness arising from or in connection with the Factoring Agreements) (the “Third-Party Indebtedness”). The amount by which the sum of the Offset Amount and the Third-Party Indebtedness exceeds an amount equal to the Acquired Company Cash less the amount of Cash in the System shall hereinafter be referred to as the “Remaining Offset Amount”; and
          (d) on the Closing Date, the Purchaser Parties shall pay, on behalf of the relevant Acquired Companies and as provided in this Agreement, the Notified Remaining Offset Amount to the applicable third party or the applicable Affiliate of the Parent, as designated by the Parent, by wire transfer of immediately available funds.

          (e) For purposes of the payments referred to in paragraphs (b) through (d) above, the Parent delivered to the Purchaser Parties no later than the close of business, New York time one day prior to the date hereof a certificate signed by a senior officer of the Parent setting forth its good faith determination of the amount of the Intercompany Receivables, the Intercompany Payable Amount, the Acquired Company Cash and the Third-Party Indebtedness expected to be outstanding as of the Closing Date, together with Parent’s good faith determination that, based on such Intercompany Receivables, Intercompany Payable Amount, Acquired Company Cash and Third-Party Indebtedness, the Remaining Offset Amount does not exceed thirty million euros (€30,000,000) (the “Notified Remaining Offset Amount”), which certificate specified the amount of each separate component of, and the calculation made to derive, the Notified Remaining Offset Amount. As promptly as practicable following the Closing but in no event later than 60 days thereafter, CMB SAS shall deliver to the Parent a statement (the “Statement of Offset Amount”) containing a certificate signed by a senior officer of CMB SAS setting forth in good faith its determination of the amount of the Intercompany Receivables, the Intercompany Payable Amount, the Acquired Company Cash and the Third-Party Indebtedness as of the close of business on the Closing Date (before giving effect to any set-off contemplated in paragraphs (b) through (d) above but after the Restructuring), the resulting Remaining Offset Amount, which Statement of Offset Amount shall specify the amount of each separate component of, and the calculation made to derive, the Remaining Offset Amount. Upon receipt of the Statement of Offset Amount, the Parent shall have the right during the succeeding 60-day period (the “Offset Amount Review Period”) to examine the Statement of Offset Amount in accordance with Section 2.5. If the Parent objects to the amount of the Intercompany Receivables, the Intercompany Payable Amount, the Acquired Company Cash, the Third-Party Indebtedness or the Remaining Offset Amount set forth in the Statement of Offset Amount or the method of the calculation thereof, it shall so notify CMB SAS in writing (such notice, an “Offset Amount Dispute Notice”) on or before the last day of the Offset Amount Review Period, setting forth a specific description of its objection and the amount and method of calculation of the adjustment to CMB SAS’s determination of the Intercompany Receivables, the Intercompany Payable Amount, the Acquired Company Cash, the Third-Party Indebtedness and the Remaining Offset Amount which the Parent believes should be made. If no Offset Amount Dispute Notice is delivered within the Offset Amount Review Period, the Statement of Offset Amount, including the amount and calculation of the Remaining Offset Amount set forth therein, shall be deemed to have been accepted and shall be binding on the Parties.
          (f) If an Offset Amount Dispute Notice is delivered within the Offset Amount Review Period, the Parent and CMB SAS shall use reasonable efforts to resolve in good faith their differences and agree upon any amendments to the Statement of Offset Amount within 30 days of receipt of the Offset Amount Dispute Notice by CMB SAS. Any items referred to in the Offset Amount Dispute Notice which are not resolved by the mutual agreement of CMB SAS and the Parent within such 30-day period (the “Offset Amount Disputed Items”) shall be submitted for resolution to an internationally recognized independent certified public accounting firm that shall be mutually acceptable to the Parent and CMB SAS (the “Offset Amount Auditor”). If, within 10 days after the expiration of such 30-day period, the Parent and CMB SAS shall not have succeeded in appointing an Offset Amount Auditor which shall have accepted to perform its mission, either Party shall be entitled to request the designation of an Offset Amount Auditor by the American Arbitration Association. The Parent and CMB SAS shall immediately notify the Offset Amount Auditor of any unresolved Offset Amount Disputed Items and instruct the Offset Amount Auditor to limit its examination to any such unresolved Offset Amount Disputed Items, to resolve them, and to notify the Parent and CMB SAS in writing of (i) its decisions regarding the unresolved Offset Amount Disputed Items and (ii) after taking such decisions into account, the definitive Intercompany Receivables, Intercompany Payable Amount, Acquired Company Cash, Third-Party Indebtedness and Remaining Offset Amount. The Parties shall instruct the Auditor to deliver such notification within 30 days after receiving the unresolved Offset Amount Disputed Items. Each of the Parent and the Purchaser Parties shall respond promptly to any reasonable request for information of the Offset Amount Auditor, and shall be authorized to provide the Offset Amount Auditor with any oral or written statements, explanations or information regarding the Offset Amount Disputed Items, provided that a Party shall receive timely any written material prepared by the other Party and provided by such Party to the Offset Amount Auditor to support such statements, explanations or information. Absent manifest error, the decisions of the Offset Amount Auditor shall be final, conclusive and binding upon the Parties, which shall not have the right to appeal any such decisions. The fees and expenses charged by the Offset Amount Auditor in connection with its mission hereunder shall be borne equally by the Parties.
          (g) No later than five Business Days following the final determination of the Intercompany Receivables, the Intercompany Payable Amount, the Acquired Company Cash, the Third-Party Indebtedness and the Remaining Offset Amount (the “Definitive Remaining Offset Amount”) pursuant to paragraph (e) or (f) above, as applicable:
          (i) if the Definitive Remaining Offset Amount is greater than the Notified Remaining Offset Amount, the then outstanding Deductible Amount shall be reduced by an amount equal to the excess of the Definitive Remaining Offset Amount over the Notified Remaining Offset Amount (the “Cash Deficiency”); provided that (A) in the event that the Cash Deficiency is greater than the then outstanding Deductible Amount, but less than the sum of the then outstanding Deductible Amount and the then outstanding Note Balance, then the entire Deductible Amount shall be reduced to zero and in addition, the Purchase Price shall be reduced by an amount equal to the excess of the Cash Deficiency over such then outstanding Deductible Amount, in the form of a reduction of the then outstanding Note Balance equal to such excess; provided, further, that (B) in the event that the Cash Deficiency is greater than the sum of the then outstanding Deductible Amount and the then outstanding Note Balance, then the entire Deductible Amount shall be reduced to zero and in addition, the Purchase Price shall be reduced by an amount equal to the excess of the Cash Deficiency over the then outstanding Deductible Amount, if the form of (x) an offset of the entire Note Balance against such excess and, in addition, (y) payment by the Parent to CMB SAS in cash (by wire transfer of immediately available funds to a bank account(s) designated by CMB SAS at least three Business Days prior to the due date) of an amount equal to the excess of the Cash Deficiency over the sum of such then outstanding Deductible Amount and such then outstanding Note Balance; provided, further, that (C) in the event that the Cash Deficiency is greater than the then outstanding Deductible Amount, and at such time the Note is no longer outstanding or shall no longer be held exclusively by the Parent or one or more of its Affiliates, then the entire Deductible Amount shall be reduced to zero and in addition, the Purchase Price shall be reduced by an amount equal to the excess of the Cash Deficiency over such then outstanding Deductible Amount, in the form of payment by the Parent to CMB SAS in cash (by wire transfer of immediately available funds to a bank account(s) designated by CMB SAS at least three Business Days prior to the due date) of an amount equal to the excess of the Cash Deficiency over such then outstanding Deductible Amount.
          (ii) if the Notified Remaining Offset Amount is greater than the Definitive Remaining Offset Amount, the Purchase Price shall be increased by an amount equal to the excess of the Notified Remaining Offset Amount over the Definitive Remaining Offset Amount, and CMB SAS shall pay such excess in cash by wire transfer of immediately available funds to the bank account(s) designated by the Parent at least three Business Days prior to the due date.
          (h) Any Taxes incurred as a result of the actions and payments taken and made pursuant to this Section 2.3 relating to the settlement of the Intercompany Receivables, the Intercompany Payable Amount and/or the Third-Party Indebtedness or the Restructuring shall be borne exclusively by the Parent or Affiliates of the Parent other than any of the Acquired Companies.
          2.4 Working Capital Adjustment.
          (a) In the event that the Working Capital of the Acquired Companies as of the close of business on the Closing Date is less than two hundred million euros (€200,000,000), then the Deductible Amount and/or the Purchase Price shall be decreased by an aggregate amount equal to such deficiency (the “Working Capital Adjustment”). If the Working Capital of the Acquired Companies as of the close of business on the Closing Date is equal to, or more than two hundred million euros (€200,000,000), the Working Capital Adjustment shall be equal to zero and the Deductible Amount and the Purchase Price shall not be adjusted pursuant to this Section 2.4.
          (b) The Parent delivered to the Purchaser Parties no later than the close of business, New York time one day prior to the date hereof a certificate signed by a senior officer of the Parent setting forth in good faith the amount of the estimated Working Capital Adjustment, if any (the “Estimated Working Capital Adjustment”), which certificate specified each separate component of, and the calculation made to derive, the Estimated Working Capital Adjustment. On the Closing Date, the then outstanding Deductible Amount shall be decreased by an amount equal to the Estimated Working Capital Adjustment, if the Estimated Working Capital Adjustment results in a decrease to Deductible Amount and/or the Purchase Price pursuant to Section 2.4(a); provided that in the event that the Estimated Working Capital Adjustment exceeds such then outstanding Deductible Amount, then the entire Deductible Amount shall be reduced to zero and in addition, the Purchase Price payable by the Purchaser Parties at the Closing shall be reduced by an amount equal to the excess of the Estimated Working Capital Adjustment over such then outstanding Deductible Amount.
          (c) As promptly as practicable following the Closing but in no event later than 60 days thereafter, CMB SAS shall deliver to the Parent a statement (the “Statement of Adjustment”) (i) containing a certificate signed by a senior officer of CMB SAS setting forth in good faith the amount of the Working Capital Adjustment, if any (the “Proposed Working Capital Adjustment”), which shall specify each separate component of, and the calculation made to derive, the Proposed Working Capital Adjustment, and (ii) indicating the amount of each adjustment to be made to the Estimated Working Capital Adjustment (if any).
          (d) Upon receipt of the Statement of Adjustment, the Parent shall have the right during the succeeding 60-day period (the “Review Period”) to examine the Statement of Adjustment in accordance with Section 2.5. If the Parent objects to the amount of the Proposed Working Capital Adjustment set forth in the Statement of Adjustment or the method of the calculation thereof, it shall so notify CMB SAS in writing (such notice, a “Dispute Notice”) on or before the last day of the Review Period, setting forth a specific description of its objection and the amount and method of calculation of the adjustment(s) to the Proposed Working Capital Adjustment which the Parent believes should be made. If no Dispute Notice is delivered within the Review Period, the Statement of Adjustment, including the amount and calculation of the Proposed Working Capital Adjustment set forth therein, shall be deemed to have been accepted and shall be binding on the Parties, and the Proposed Working Capital Adjustment shall be deemed to be the Working Capital Adjustment for all purposes under this Agreement.
          (e) If a Dispute Notice is delivered within the Review Period, the Parent and CMB SAS shall use reasonable efforts to resolve in good faith their differences and agree upon any amendments to the Statement of Adjustment within 30 days of receipt of the Dispute Notice by CMB SAS. Any items referred to in the Dispute Notice which are not resolved by the mutual agreement of the CMB SAS and the Parent within such 30-day period (the “Disputed Items”) shall be submitted for resolution to an internationally recognized independent certified public accounting firm that shall be mutually acceptable to the Parent and CMB SAS (the “Auditor”). If, within 10 days after the expiration of such 30-day period, the Parent and CMB SAS shall not have succeeded in appointing an Auditor which shall have accepted to perform its mission, either Party shall be entitled to request the designation of an Auditor by the American Arbitration Association. The Parent and CMB SAS shall immediately notify the Auditor of any unresolved Disputed Items and instruct Auditor to limit its examination to any such unresolved Dispute Items and resolve such unresolved Disputed Items, and to notify the Parent and CMB SAS in writing of (i) its decisions regarding the unresolved Disputed Items and (ii) after taking such decisions into account, the final Working Capital Adjustment and the final adjustment(s), if any, to the Proposed Working Capital Adjustment. The Parties shall instruct the Auditor to deliver such notification within 30 days after receiving notice of the unresolved Disputed Items. The Parties shall respond promptly to any reasonable request for information of the Auditor, and shall be authorized to provide the Auditor with any oral or written statements, explanations or information regarding the unresolved Disputed Items, provided that a Party shall receive timely any written material prepared by the other Party and provided by such Party to the Auditor to support such statements, explanations or information. Absent manifest error, the decisions of the Auditor shall be final, conclusive and binding upon the Parties, which shall not have the right to appeal any such decisions. The fees and expenses charged by the Auditor in connection with its mission hereunder shall be borne equally by the Parties.
          (f) After the final determination of the Working Capital Adjustment pursuant to this Section 2.4, as provided in Section 2.4(g):
          (i) if the final Working Capital Adjustment results in no decrease of the Deductible Amount or the Purchase Price pursuant to Section 2.4(a), and the Estimated Working Capital led to no downward adjustment to the Deductible Amount or the Purchase Price, then the Deductible Amount and the Purchase Price shall not be adjusted pursuant to this Section 2.4;
          (ii) if the final Working Capital Adjustment results in no decrease of the Deductible Amount or the Purchase Price pursuant to Section 2.4(a), and the Estimated Working Capital led to a downward adjustment to the Deductible Amount, (A) the Deductible Amount shall be increased by any amounts by which it shall have been previously decreased pursuant to Section 2.4(b), and (B) each Purchaser Party shall pay to the Parent an amount in cash equal to any amounts by which the Purchase Price payable by such Purchaser Party at the Closing shall have been previously reduced pursuant to Section 2.4(b).
          (iii) if the final Working Capital Adjustment results in a decrease of the Deductible Amount and/or the Purchase Price pursuant to Section 2.4(a), and the Estimated Working Capital led to a downward adjustment to the Deductible Amount and/or the Purchase Price pursuant to Section 2.4(b) by an aggregate amount in excess of the final Working Capital Adjustment (such excess, the “Working Capital Surplus”), (A) if the Purchase Price payable by a Purchaser Party at the Closing shall have been previously reduced pursuant to Section 2.4(b), such Purchaser Party shall pay to the Parent an amount in cash equal to the lesser of (x) such amounts by which the Purchase Price payable by such Purchaser Party shall have been so reduced pursuant to Section 2.4(b), and (y) the Working Capital Surplus; and (B) the Deductible Amount shall be increased by the lesser of (x) any amounts by which it has been previously decreased pursuant to Section 2.4(b), and (y) the excess (if any) of the Working Capital Surplus over the sum of any amounts of Working Capital Surplus paid in cash by the Purchaser Parties pursuant to the immediately preceding clause (A); and

          (iv) if the final Working Capital Adjustment results in a decrease of the Deductible Amount and/or the Purchase Price pursuant to Section 2.4(a), and the Estimated Working Capital led to a downward adjustment to the Deductible Amount and/or the Purchase Price pursuant to Section 2.4(b) by an aggregate amount equal to, or lower than the final Working Capital Adjustment (such deficiency, the “Working Capital Deficiency”), (A) the then outstanding Deductible Amount shall be decreased by an amount equal to the Working Capital Deficiency, provided that in the event that the Working Capital Deficiency exceeds such then outstanding Deductible Amount, then the entire Deductible Amount shall be reduced to zero and in addition, the Purchase Price shall be reduced by an amount equal to the excess of the Working Capital Deficiency over such then outstanding Deductible Amount, in the form of payment by the Parent to the Purchaser Parties in cash of an amount equal to the excess of the Working Capital Deficiency over such then outstanding Deductible Amount.
          (g) Any amount required to be paid in cash to a Purchaser Party or to the Parent pursuant to paragraph (f) of this Section 2.4 shall be paid within five Business Days of the final determination of the Working Capital Adjustment by wire transfer of immediately available funds to the bank account(s) designated by the Parent or such Purchaser Party, as applicable, at least three Business Days prior to the due date. Any adjustment to the Deductible Amount pursuant to paragraph (f) of this Section 2.4 shall become effective on the Business Day following the date of the final determination of the Working Capital Adjustment pursuant to this Section 2.4.
          2.5 Access to Purchaser Parties’ and Acquired Companies’ Information and Persons. For purposes of Sections 2.3 and 2.4, the Purchaser Parties shall provide, and shall cause each of the Acquired Companies to provide, the Auditor, the Offset Amount Auditor, the Parent, its executive officers, accountants, independent auditors and other authorized representatives, (i) reasonable access (during normal business hours and upon reasonable notice, and subject to reasonable confidentiality undertakings) to the working papers, books, records, accounts, executive officers, other personnel and, (ii) subject to the execution of customary release letters, independent auditors of the Purchaser Parties and the Acquired Companies in order to obtain a description of the methodology, procedures, audits and analyses undertaken in connection with the preparation of the Statement of Adjustment and/or the Statement of Offset Amount and otherwise to verify the accuracy of CMB SAS’s determination of the Working Capital, Intercompany Receivables, Intercompany Payable Amount, Acquired Company Cash and Third-Party Indebtedness.
          2.6 Withholding Rights. Each of the Purchaser Parties and the Parent acknowledge and agree that no payment hereunder to be made by, or received from, any Purchaser Party (or its Affiliates), on the one hand, and the Parent (or its Affiliates), on the other, is anticipated to be subject to deduction or withholding under applicable law in respect of any Tax. If any Purchaser Party or the Parent should become aware of any factual basis leading to a contrary conclusion, the relevant party shall provide prompt notice to the other party and the Purchaser Parties and the Parent shall cooperate in good faith to implement appropriate arrangements to avoid the imposition, or mitigate the amount of, any withholding tax under applicable law. In the event of the imposition of any such withholding or deduction for which any Purchaser Party (or its Affiliates, including the Acquired Companies from and after the Closing Date) may be liable, without limiting the provisions of ARTICLE 7, the Parent shall indemnify and hold such Purchaser Party and its Affiliates harmless, provided that such Purchaser Party and its Affiliates shall use their commercially reasonable efforts, in consultation with the Parent, to contest or otherwise mitigate, the amount of any such withholding or deduction that is ultimately due and payable.
ARTICLE 3.
CLOSING
          3.1 Date and Place of Closing. Subject to the delivery of the documents, instruments and other closing deliveries contemplated by Section 3.2, the closing of the sale and purchase of the Securities pursuant to this Agreement (the “Closing”) shall occur on the Closing Date as promptly as practicable after the completion of the Restructuring at the offices of Willkie Farr & Gallagher LLP, 21-23 rue de la Ville l’Evêque, Paris, France.
          3.2 Closing Transactions and Deliveries. On the Closing Date:
          3.2.1 The Parent shall deliver or cause to be delivered:
          (a) to CMB SAS, duly executed transfer forms (ordres de mouvement) relating to the Company Shares in favor of CMB SAS;
          (b) to CMB SAS, the share transfers registry (registre de mouvements de titres) together with the individual shareholders’ accounts (comptes individuels d’actionnaires), reflecting the transfer of the Company Shares to CMB SAS, as well as the statutory books and records of the Company (and each of the other Acquired Companies, to the extent requested by CMB SAS prior to the Closing);
          (c) to CMB SAS, written evidence that the Company’s works council (comité d’entreprise) has given its opinion with respect to the transfer of the Company Shares contemplated by this Agreement;
          (d) to CMBGH, certificates representing the North American Shares accompanied by stock powers for transfer of such certificates and the North American Shares duly executed in blank;
          (e) (i) to CMB SAS, a pay-off letter from each Person to whom any Third-Party Indebtedness is owed by the Company or any Company Subsidiary, in each case in form and substance reasonably satisfactory to CMB SAS, evidencing that, upon payment on the Closing Date of the respective amounts set forth in such payoff letters, all such Third-Party Indebtedness owed to such Persons will be paid in full and all of the Acquired Companies will be released in full from their obligations to such Person in relation to any and all Third-Party Indebtedness owed to such Person; and (ii) to CMBGH, a pay-off letter from each Person to whom any Third-Party Indebtedness is owed by Rossignol US or any North American Subsidiary, in each case in form and substance reasonably satisfactory to CMBGH, evidencing that, upon payment on the Closing Date of the respective amounts set forth in such payoff letters, all such Third-

Party Indebtedness owed to such Persons will be paid in full and all of the Acquired Companies will be released in full from their obligations to such Person in relation to any and all Third-Party Indebtedness owed to such Person;
          (f) (i) to CMB SAS, the written resignations of such directors (or Persons in similar positions) and mandataires sociaux of the Company and the Company Subsidiaries as are listed in Schedule 3.2.1(f) and (ii) to CMBGH, the written resignations of such directors (or Persons in similar positions) and mandataires sociaux of Rossignol US and the North American Subsidiaries as are listed in Schedule 3.2.1(f) (including in each case, to the extent customary in the jurisdiction of the relevant Acquired Companies, acknowledgements from such individuals that they have no claims in their capacities as directors (or Persons in similar positions) or mandataires sociaux against any of the Acquired Companies for loss of office or otherwise, including redundancy and unfair dismissal);
          (g) to CMB SAS and CMBGH, evidence, in form and substance reasonably satisfactory to CMB SAS and CMBGH, that the Restructuring has been completed in accordance with the provisions set forth on Schedule B;
          (h) to each of CMB LLC, MAFL and MAVILIA, one original copy, duly executed by Pilot, of an instrument of transfer relating to the transfer of (i) the CMB Acquired Note Portion in favor of CMB LLC, (ii) the MAFL Acquired Note Portion in favor of MAFL, and (iii) the MAVILIA Acquired Note Portion in favor of MAVILIA, in the form attached as Exhibit D; and
          (i) a non-foreign status affidavit signed by Quiksilver Americas dated as of the Closing Date, sworn under penalties of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code.
          3.2.2 The Purchaser Parties shall:
          (a) pay in cash, by wire transfer of immediately available funds to the bank account(s) designated by the Parent no later than the close of business, New York time one day prior to the date hereof, an amount equal to (i) the Cash Consideration, less (ii) the Notified Remaining Offset Amount, plus (iii) the amount of Cash in the System, in each case as allocated on Schedule 2.2;
          (b) deliver or cause to be delivered to the Parent an original counterpart of the Note, duly executed by CMB SAS; and
          (c) pay or cause to be paid on behalf, and for the benefit of, the relevant Acquired Companies, the Notified Remaining Offset Amount in accordance with Section 2.3(d).
               3.2.3 The Parties shall execute all instruments and documents and otherwise take all actions as shall be necessary or required by Law and this Agreement to transfer the Securities and consummate the Transaction as provided in this Agreement.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES
OF THE PARENT, PILOT, MERIBEL AND QUIKSILVER AMERICAS
          Except as set forth in the attached Disclosure Schedule or pursuant to the Factoring Agreements, each of the Parent, Pilot, Meribel, and Quiksilver Americas hereby jointly and severally represents and warrants to the Purchaser Parties that all of the statements contained in this ARTICLE 4 were true, accurate and correct as of the Initial Offer Letter Date and are true, accurate and correct as of the Closing Date, unless the statement refers to only one such date or another specified date, in which case it is made solely at such one or specified date. For purposes of the representations and warranties of the Parent, Pilot, Meribel and Quiksilver Americas contained in this ARTICLE 4, disclosure in any section of the Disclosure Schedule of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to any representations or warranties by the Parent, Pilot, Meribel and Quiksilver Americas contained in this ARTICLE 4 calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more such representations or warranties, provided that it is reasonably apparent on the face of such disclosure that it applies to such representations and warranties. The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.
          4.1 Representations and Warranties Regarding the Parent, Pilot, Meribel, Quiksilver Americas and the Acquired Companies.
               4.1.1 Organization and Good Standing. Each of the Parent, Pilot, Meribel and Quiksilver Americas is a legal entity having the corporate form specified in this Agreement, duly organized and incorporated and validly existing under the Laws of its jurisdiction of incorporation.
               4.1.2 Power and Authority. On the Closing Date:
          (a) Each Person signing this Agreement on behalf of the Parent, Pilot, Meribel and Quiksilver Americas has all requisite power and authority to execute and deliver this Agreement and bind each of the Parent, Pilot, Meribel and Quiksilver Americas (as applicable) under this Agreement.
          (b) Each of the Parent, Pilot, Meribel and Quiksilver Americas has full corporate power and authority to execute and deliver this Agreement and to consummate the Transaction.
          (c) The execution, delivery and performance of this Agreement and the consummation of the Transaction by each of the Parent, Pilot, Meribel and Quiksilver Americas have been duly and validly authorized by all requisite action and no other corporate action on the part of any of the Parent, Pilot, Meribel or Quiksilver Americas is necessary to authorize the execution, delivery and performance by any of them of this Agreement and the consummation of the Transaction.

               4.1.3 Valid and Binding. On the Closing Date, this Agreement has been duly executed and delivered by each of the Parent, Pilot, Meribel and Quiksilver Americas and, assuming due and valid authorization, execution and delivery hereof by each of the Purchaser Parties, as of such date, this Agreement constitutes a valid and binding obligation of each of the Parent, Pilot, Meribel and Quiksilver Americas, enforceable against each of them in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally.
               4.1.4 No Violation. Except as set forth in Schedule 4.1.4, neither the execution and delivery of this Agreement, nor the consummation of the Transaction, nor the compliance with or fulfillment of the terms, conditions or provisions hereof by any of the Parent, Pilot, Meribel or Quiksilver Americas does or will:
          (a) conflict with or violate any provision of its or any Acquired Company’s Governing Documents;
          (b) conflict with, breach, constitute a default or an event of default under any of the terms of, result in the termination of, accelerate the maturity of, any agreement or instrument to which it or an Acquired Company is a party or by which any of its or any Acquired Company’s assets or properties may be bound; or
          (c) subject to making filings required to achieve, and the receipt of, Antitrust Clearance, constitute a violation by it or any Acquired Company of any Laws to which it is subject or to which any of its or any Acquired Company’s assets or properties are subject, or otherwise require consents, approvals, authorizations, registrations or filings by, or with, a Governmental Body, excluding from the foregoing clauses (b) and (c) such violations, breaches or defaults which (i) would not, individually or in the aggregate, have a material adverse effect on the ability of any of the Parent, Pilot, Meribel or Quiksilver Americas to consummate the Transaction, or (ii) would become applicable as a result of the business or activities in which any Purchaser Party is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, any Purchaser Party.
               4.1.5 Consents. Except for Antitrust Clearances, neither the Parent, nor Pilot, nor Meribel, nor Quiksilver Americas is subject to the making of any filings, or otherwise required to obtain any consent, approval, authorization, registration or make any filing by, or with, a Governmental Body, which would condition the execution, delivery or performance by any of them of this Agreement.

               4.1.6 Taxes.
          (a) Each of Parent, Pilot, Meribel, and Quiksilver Americas has filed all material income Tax Returns that it was required to file for each taxable period during which any of the Acquired Companies was a member of the group. All such Tax Returns were true, correct and complete in all material respects.
          (b) All material income Taxes owed by any of Parent, Pilot, Meribel or Quiksilver Americas (whether or not shown on any Tax Return) (i) have been paid for each taxable period during which any of the Acquired Companies were a member of the group or (ii) are being contested in good faith by appropriate proceedings.
          4.2 Representations and Warranties Regarding the Company and Rossignol US.
               4.2.1 Ownership and Possession of Securities.
          (a) As of the Initial Offer Letter Date, Meribel was the sole record and beneficial owner of all the issued and outstanding shares of the Company, with the exception of a maximum of 81,800 shares held in treasury by the Company, and had good and valid title to all such shares, free and clear of all Encumbrances. As of the Closing Date, and immediately after the Restructuring, Pilot and Meribel are the sole record and beneficial owners of all the issued and outstanding shares of the Company, with the exception of a maximum of 81,800 shares held in treasury by the Company, and have good and valid title to all the Company Shares, free and clear of all Encumbrances, except for any Encumbrances created by this Agreement.
          (b) Quiksilver Americas is the sole record and beneficial owner of all the issued and outstanding shares of capital stock of Rossignol US and has good and valid title to the North American Shares, free and clear of all Encumbrances, except for any Encumbrances created by this Agreement.
          (c) Pilot is the sole record and beneficial owner of the Acquired Note and has good and valid title to the Acquired Note, free and clear of all Encumbrances, except for any Encumbrances created by this Agreement.
               4.2.2 Good Title Conveyed
          (a) The duly executed transfer forms (ordres de mouvement) relating to the Company Shares, to be delivered to CMB SAS pursuant to Section 3.2.1(a), will be sufficient for the Company, acting as account holder, to record the name of CMB SAS as owner of the Company Shares, and, upon such delivery of such executed transfer forms and the recording of the name of CMB SAS as owner of the Company Shares in the Company’s statutory registers pursuant to such transfer order, CMB SAS will acquire good, valid and marketable title to the Company Shares, free and clear of all Encumbrances.

          (b) Upon the delivery of the certificates representing the North American Shares, accompanied by stock powers for transfer of such certificates and the North American Shares duly executed in blank, pursuant to Section 3.2.1(c), CMBGH will acquire good, valid and marketable title to the North American Shares, free and clear of all Encumbrances.
          (c) Upon the delivery of the instrument of transfer relating to the CMB Acquired Note Portion pursuant to Section 3.2.1(h) and execution thereof by CMB LLC, CMB LLC will acquire good, valid and marketable title to the CMB Acquired Note Portion, free and clear of all Encumbrances, provided that such transfer shall be enforceable against third parties subject to the delivery of notice thereof by CMB LLC to the Company, in the manner prescribed by article 1690 of the French Civil Code.
          (d) Upon the delivery of the instrument of transfer relating to the MAFL Acquired Note Portion pursuant to Section 3.2.1(h) and execution thereof by MAFL, MAFL will acquire good, valid and marketable title to the MAFL Acquired Note Portion, free and clear of all Encumbrances, provided that such transfer shall be enforceable against third parties subject to the delivery of notice thereof by MAFL to the Company, in the manner prescribed by article 1690 of the French Civil Code.
          (e) Upon the delivery of the instrument of transfer relating to the MAVILIA Acquired Note Portion pursuant to Section 3.2.1(h) and execution thereof by MAVILIA, MAVILIA will acquire good, valid and marketable title to the MAVILIA Acquired Note Portion, free and clear of all Encumbrances, provided that such transfer shall be enforceable against third parties subject to the delivery of notice thereof by MAVILIA to the Company, in the manner prescribed by article 1690 of the French Civil Code.
               4.2.3 Capitalization; Subsidiaries
          (a) On the Closing Date, and immediately after the Restructuring, the share capital of the Company consists of (i) 14,997,843 ordinary shares (actions ordinaires) owned by Meribel as of the Initial Offer Letter Date, (ii) the Additional Company Shares (together with the shares described in the immediately preceding clause (i), the “Company Shares”), and (iii) a maximum of 81,000 ordinary shares (actions ordinaires) held in treasury by the Company. The Company Shares are free and clear of all Encumbrances, have been validly issued and are fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights. Except for the Company Shares, the Company Options and the ordinary shares held in treasury by the Company, (i) there are no shares or other equity interests of the Company issued or outstanding, (ii) there are no securities, options, warrants, calls, preemptive or subscription rights (other than the statutory droit préférentiel de souscription) or other rights, agreements, arrangements or commitments of any kind, that could require the Company to issue, sell or otherwise cause to become outstanding, any shares or other equity interest of the Company, or require the Company to grant or enter into any such option, warrant, call, preemptive, subscription or other right, agreement, arrangement or commitment, and (iii) there are no securities convertible into, exchangeable for, or carrying the right to acquire, or any voting agreements with respect to, or restrictions on transfer of (other than under applicable securities Laws or pursuant to this Agreement), any shares or other equity interests of the Company. There are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters requiring a vote of the holders of shares or other equity interests of the Company under applicable Law.
          (b) The authorized capital stock of Rossignol US consists of 5,000 shares of common stock, of which 2,142.86 shares (the “North American Shares”) are issued and outstanding. The North American Shares are free and clear of all Encumbrances, have been validly issued and are fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights. Except for the North American Shares, (i) there are no shares of capital stock or other equity interests of Rossignol US issued or outstanding, (ii) there are no securities, options, warrants, calls, preemptive or subscription rights or other rights, agreements, arrangements or commitments of any kind, that could require Rossignol US to issue, sell or otherwise cause to become outstanding, any shares of capital stock or other equity interest of Rossignol US, or require Rossignol US to grant or enter into any such option, warrant, call, pre-emptive, subscription or other right, agreement, arrangement or commitment and (iii) there are no securities convertible into, exchangeable for, or carrying the right to acquire, or any voting agreements with respect to, or restrictions on transfer of (other than under applicable securities Laws or pursuant to this Agreement), any capital stock or other equity interests of Rossignol US. There are no bonds, debentures, notes or other Indebtedness of Rossignol US having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters requiring a vote of the holders of shares or other equity interests of Rossignol US under applicable Law.
          (c) Schedule 4.2.3(c) sets forth for each Acquired Company (other than the Company and Rossignol US), as of the Closing Date, and immediately after the consummation of the Restructuring: (i) the number of shares, capital stock or other equity interests that such Acquired Company is authorized to issue, (ii) the number of such Acquired Company’s issued and outstanding shares, capital stock or other equity interests, the names of the record holders thereof and the number of such shares, capital stock or other equity interests held by each such holder and (iii) the number of such Acquired Company’s shares, capital stock or other equity interests held in treasury. All issued and outstanding shares, capital stock or other equity interests of each such Acquired Company are free and clear of all Encumbrances, have been validly issued and are fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights. Except as set forth in Schedule 4.2.3(c), (A) there are no shares, capital stock or other equity interests of any such Acquired Company issued or outstanding, (B) there are no securities, options, warrants, calls, preemptive or subscription rights (other than, as applicable, the statutory droit préférentiel de souscription) or other rights, agreements, arrangements or commitments of any kind, that could require any such Acquired Company to issue, sell or otherwise cause to become outstanding, any shares, capital stock or other equity interests thereof, or require such Acquired Company to grant or enter into any such option, warrant, call, preemptive, subscription or other right, agreement, arrangement or commitment, and (C) there are no securities convertible into, exchangeable for, or carrying the right to acquire, or any voting agreements with respect to, or restrictions on transfer of (other than under applicable securities Laws or pursuant to this Agreement), any shares, capital stock or other equity interests of any such Acquired Company. There are no bonds, debentures, notes or other Indebtedness of any such Acquired Company having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters requiring a vote of the holders of shares or other equity interests of any such Acquired Company under applicable Law. Neither the Company nor any Company Subsidiary directly or indirectly owns, controls or has any investment or other ownership interest in any Person other than the Company Subsidiaries as described in Schedule 4.2.3(c), and neither Rossignol US nor any North American Subsidiary directly or indirectly owns, controls or has any investment or other ownership interest in any Person other than the North American Subsidiaries as described in Schedule 4.2.3(c).
          (d) Except as set forth in Schedule 4.2.3(d) or as expressly contemplated by the Restructuring, none of the Acquired Companies: (i) has agreed or is obligated to make any future debt or equity investment in or capital contribution to any Person; (ii) is or has been a shareholder, participant or member of any Person (including any association, “groupement d’intérêt économique”, “société civile”, “société de personnes”, “société en participation” or “société en nom collectif”) in respect of which it has or could have any future liability in its capacity as a shareholder, participant or member of such Person , including any obligation to contribute to the equity, capital or share capital of such Person or to fund or participate in the payment of its debts; or (iii) can, by virtue of any act or omission as a director, manager or other “mandataire social” or as a “de facto” manager of another Person, be held liable to pay all or any part of the debts of such Person.
          (e) Parent has provided or made available to the Purchaser Parties true, accurate and complete copies of each Liquidity Agreement. Other than this Agreement, the Liquidity Agreements and the Board decisions setting out the respective terms and conditions of the Company Options, there are no Contracts, agreements, arrangements or understandings (whether written or oral) by or among, or otherwise binding upon, the Parent or any of its Affiliates (including any Acquired Company), on the one hand, and any holder of Company Options, on the other hand, with respect to the Company Options. Neither Parent nor any of its Affiliates (including any Acquired Company) is in breach or default under any of the Liquidity Agreements and, to the Knowledge of the Parent, (i) no other party to any Liquidity Agreement is in breach or default thereunder, and no event has occurred which, with due notice or lapse of time or both, would constitute such a breach or default, and (ii) neither the Parent, Pilot, Meribel, Quiksilver Americas, nor any Acquired Company has received any written notice of any breach or default with respect to any Liquidity Agreement. From and after the Closing: (A) no capital stock, shares or other equity interests of any Purchaser Party or any of their Affiliates (including, from and after the Closing, any Acquired Company) will be issuable or otherwise deliverable upon exercise of any Company Option, except shares of the Company that are currently held in treasury and will be transferred to CMB SAS pursuant to Section 6.6; and (B) neither any Purchaser Party nor any of their Affiliates

(including, from and after the Closing, any Acquired Company) will have any liability or obligation under, pursuant to or in connection with any Company Option or Liquidity Agreement, except (x) liabilities and obligations arising from the terms and conditions of the Company Options and (y) liabilities and obligations pursuant to Section 6.6 hereof.
          4.3 Representations and Warranties Regarding the Acquired Companies.
               4.3.1 Organization and Good Standing.
          (a) Schedule 4.3.1(a) sets forth the name, jurisdiction of incorporation or organization and authorized share or equity capital of each Acquired Company and the respective jurisdictions in which each Acquired Company is qualified to do business.
          (b) Except as set forth in Schedule 4.3.1(b), each Acquired Company is (i) duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and (ii) duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required, except where the failure to be so licensed or qualified is not and would not reasonably be expected to be material to the operations of such Acquired Company.
               4.3.2 Sufficiency of Assets; Title and Interest. Except as set forth in Schedule 4.3.2, one or more Acquired Companies owns (and has good, valid and marketable title in, to and under) all right, title and interest in, to and under, or has a valid leasehold interest in, all of the properties and assets (whether real, personal, tangible, intangible or mixed) which constitute the material properties and assets that are used in connection with the operations of the Business, and such properties and assets are sufficient for the Purchaser Parties to conduct the Business from and after the Closing Date, as it has been conducted in all material respects by the Parent and its Affiliates (including the Acquired Companies) prior to the Closing Date.
               4.3.3 Intellectual Property.
          (a) Schedule 4.3.3(a) sets forth a true, accurate and complete list (including the registration numbers, if any, and respective owners) of all Registered Intellectual Property used or held for use in connection with the Business. One or more of the Acquired Companies owns all right, title and interest in, to and under, or has valid licenses to use, any and all Intellectual Property that is material to the Acquired Companies, taken as a whole, or the Business (the “Material Intellectual Property”).
          (b) Except as set forth on Schedule 4.3.3(b), (i) the conduct of the Business and the use of the Material Intellectual Property by the Acquired Companies does not violate or infringe any intellectual property or other proprietary rights of any other Person in any material respect; (ii) no Acquired Company has received any written notice from any Person pertaining to or challenging any Acquired Company’s ownership or right of an Acquired Company to use any of the Material Intellectual Property and, to the Knowledge of the Parent, there is no existing fact or circumstance that would be reasonably expected to give rise to any such challenge; and (iii) to the Knowledge of the Parent, no third party is infringing upon any of the Material Intellectual Property.

          (c) All renewal fees, maintenance fees, and other fees in respect of the Material Intellectual Property owned by the Acquired Companies that have become due on or prior to the Initial Offer Letter Date or the Closing Date have been paid in full, except where the failure to pay would not reasonably be expected to result in any significant cost to any of the Acquired Companies or a material adverse effect on the Business.
          (d) Schedule 4.3.3(d) sets forth the licenses pursuant to which the Acquired Companies grant to any other Person the right to use Material Intellectual Property and pursuant to which any other Person grants to the Acquired Companies the right to use Material Intellectual Property owned by any Person other than the Acquired Companies. None of the Acquired Companies is in material breach or default with respect to any of such material licenses and to the Knowledge of the Parent (i) no other party thereto is in material breach or default with respect to such licenses, and (ii) no event has occurred which, with due notice or lapse of time or both, would constitute such a default, except, in each case, where such default would not reasonably be expected to result in any significant cost to any of the Acquired Companies or a material adverse effect on the Business.
          (e) Schedule 4.3.3(e) sets forth a true, accurate and complete list of all material Software used by the Acquired Companies in the operation of the Business. The Acquired Companies have not installed any unlicensed copies of any mass market software that is available in consumer retail stores or otherwise commercially available and subject to “shrink-wrap” or “click-through” license agreements on any Acquired Company’s computers or computer systems.
               4.3.4 Environmental Matters. Except as set forth in Schedule 4.3.4 and for any matter that is not and would not be expected to be material to the operations of the Acquired Companies, taken as a whole, or the Business:
          (a) (i) each of the Acquired Companies has complied with all applicable Environmental Laws, (ii) no Acquired Company is subject to any pending Environmental Claim, (iii) no Acquired Company has received any written notice of violation of any Environmental Laws from any Governmental Body or other Person, and (iv) the Acquired Companies have obtained all Permits required under Environmental Laws for the conduct of the Business;
          (b) there has been no occurrence of any accident or incident that remains outstanding, uncured or unresolved resulting in damage to the environment on any property owned or leased by an Acquired Company from any act, activity or failure to act of an Acquired Company;
          (c) to the Knowledge of the Parent, (i) there is no pending or threatened Environmental Claim against any of the Acquired Companies or otherwise relating to any of the Properties or the Non-Operational Properties, and (ii) there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any

Hazardous Materials, that would reasonably be expected to form the basis of any Environmental Claim relating to the Business or any of the Properties or against any of the Acquired Companies.
          (d) to the Knowledge of the Parent, there has been no release or threatened release of any Hazardous Material on any property owned or leased by an Acquired Company that remains outstanding, uncured or unresolved for which an Acquired Company is or may be legally or contractually liable;
          (e) to the Knowledge of the Parent, none of the Properties has contained any polychlorinated biphenyls, asbestos, asbestos-containing material or urea formaldehyde insulation;
          (f) none of the Acquired Companies has any obligation under any agreement with any Person or pursuant to an order of a Governmental Body to conduct any site investigation or cleanup of or with respect to Hazardous Materials, and none of the Acquired Companies has assumed or undertaken (either expressly or by operation of law) any liability or corrective, investigatory or remedial obligation of any other Person relating to any Environmental Law.
               4.3.5 Tax Matters.
          (a) All material Tax Returns required to be filed by or with respect to each Acquired Company on or prior to the Initial Offer Letter Date or the Closing Date have been filed (and in the case of any U.S. or French income tax returns for the 2006, and subsequent, taxable year, timely filed) with appropriate Taxing Authorities, and such Tax Returns are true, correct and complete in all material respects.
          (b) All material Taxes required to be paid by the Acquired Companies that were due and payable prior to the Initial Offer Letter Date or the Closing Date (whether or not shown as due on such Tax Returns) have been paid in full or will be paid within the required time periods, or are being contested in good faith by appropriate proceedings (and have been disclosed to the Purchaser Parties). Any liability of the Acquired Companies for Taxes not yet due or payable for periods through the Closing Date have been adequately provided for in accordance with GAAP in the Bringdown Balance Sheet.
          (c) Except as set forth in Schedule 4.3.5(c), there are no material pending Tax Audits related to the liability of any Acquired Company for Taxes and no written notice of any proposed, material Tax Audit, request for information relating to material Tax matters, notice of deficiency or proposed adjustment for any amount of material Tax has been received with respect to any Acquired Company that has not been previously resolved.
          (d) Except as set forth in Schedule 4.3.5(d), no material claim has been made by any Taxing Authority in writing in a jurisdiction where any Acquired Company has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction which has not been previously resolved.

          (e) There is no outstanding request for any extension of time within which to pay any material Taxes or file any material Tax Returns with respect to the Acquired Companies.
          (f) There has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Taxes with respect to the Acquired Companies in respect of any on-going Tax Audit.
          (g) There are no material pending requests for rulings or closing agreements by or on behalf of any Acquired Company with respect to Taxes (other than a request for determination of the status of a qualified pension plan).
          (h) All material Taxes relating to the Acquired Companies required to have been withheld or collected and paid have been withheld and paid over to the appropriate Taxing Authorities or have been adequately provided for in the books and records of the Acquired Companies.
          (i) Neither Rossignol US nor any of its Subsidiaries (i) is a party to any Tax sharing agreement or similar arrangement (other than any Tax sharing agreements solely among Parent, Rossignol US, and/or their subsidiaries) or (ii) has any liability for the Taxes of any Person (other than as a member of a group the common parent of which was the Parent) under Reg. § 1.1502-6 promulgated under the Code (or any similar provision of state, local, or foreign law).
          (j) No Acquired Company has engaged in any “reportable transaction” or “listed transaction,” as defined under Treasury Regulation sections 1.6011-4(b) and 301.6111-2(b), respectively, or any other transaction the principal purpose of which was the evasion of Taxes.
          (k) No Acquired Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
          (l) No Acquired Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) any installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amount received on or prior to the Closing Date, or (v) the Restructuring that is not otherwise covered by the indemnity provision of Section 7.1(c) hereof.
          (m) No Acquired Company has a permanent establishment outside of the national jurisdiction in which it was formed.

          (n) All material transactions between any Acquired Company, on the one hand, and the Parent or any of its Affiliates (including any other Acquired Company), on the other, have been effected on terms and conditions which were not materially more or less favorable to the relevant Acquired Companies than would have been obtained in arm’s length transactions with independent third parties.
          (o) The Company Subsidiaries listed on Schedule 4.3.5(o) have opted for tax consolidation with Pilot as the parent company of the tax consolidated group. Schedule 4.3.5(o) sets forth a true, accurate and complete copy of the tax-sharing agreement (convention d’intégration) among such Acquired Companies and Pilot (the “Pilot Group Tax Sharing Agreement”). Except in respect of such arrangements or as otherwise disclosed on Schedule 4.3.5(o), none of such Acquired Companies: (i) is or has ever been part of a tax group (intégration fiscale) with or including the Parent or any of its Affiliates (other than the Acquired Companies) or any other Person; or (ii) is or has ever been a party to, or bound by, any Contract or other arrangement with any other Person relating to the allocation, payment or sharing of Taxes in respect of which such Acquired Company could have any liability after the Closing Date.
          (p) Except for the loss of the current tax group relief (intégration fiscale), of which Pilot is a parent company, the sale and purchase of the Company Shares and the consummation of the other transactions contemplated hereby will not result in the modification or loss of any favorable Tax regime applicable to any of the Acquired Companies. In particular, the sale and purchase of the Company Shares shall not result in any Acquired Company losing any right it may have to carry forward available tax losses other than any such losses incurred by the Company Subsidiaries listed on Schedule 4.3.5(p) and transferred to the tax group of which Pilot is the parent company.
          (q) In the event of sale or disposition by the Company or any French Company of the shares or other securities of any Subsidiary or any other asset, the capital gain (plus-value) resulting from such sale or disposition will be calculated by reference to the corresponding value appearing in the statutory accounts (comptes sociaux) of the Acquired Companies.
          (r) Schedule 4.3.5(r) indicates, with respect to each of the Acquired Companies, the most recent fiscal year for which the Tax Return pertaining to income Taxes (impôts sur les sociétés or the equivalent in any jurisdiction other than France) owed by or on behalf of such Acquired Company has been audited by the relevant Governmental Body or is closed by the applicable statute of limitations generally applicable to income Taxes in jurisdiction of the relevant Acquired Company.
          (s) Except as set forth in Schedule 4.3.5(s), none of the Acquired Companies (i) organized in France, is, or has been considered to be, a real estate company (société à prépondérance immobilière) for purposes of Section 726-I-2 of the French Tax Code and (ii) incorporated in the United States is, or has been considered to be, a “United States real property holding corporation” within the meaning of Section 897 of the Code (during the applicable period specified in Section 897 of the Code).

          (t) There are no material Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Acquired Companies.
               4.3.6 Employment Matters.
          (a) Schedule 4.3.6(a) sets forth a true, accurate and complete list of all: (i) directors (or Persons in similar positions), including mandataires sociaux, of each of the Acquired Companies as of the Initial Offer Letter Date; (ii) collective bargaining agreements applicable to the employees of the Acquired Companies; and (iii) employees of the Acquired Companies entitled to an annual salary or other compensation in excess of €80,000 (the “Listed Employees”).
          (b) Except as disclosed in Schedule 4.3.6(b), each of the Acquired Companies has complied in all material respects with (A) all applicable Laws relating to (i) employment (including such Laws with respect to work time reduction and health and safety at the work place, consultation with employees and employee representatives), (ii) employment practices and (iii) terms and conditions of employment, including without limitation performance of obligations regarding employee benefits and entitlements, and (B) the terms of all applicable collective bargaining agreements applicable to any of the Acquired Companies, and there are no claims (in writing) pending against any of the Acquired Companies alleging that any Acquired Company does not comply with such Laws and collective bargaining agreements.
          (c) All payments due to employees of the Acquired Companies (including in connection with any redundancy plan (plan social)) have been made or properly recorded as a liability on the books of the appropriate Acquired Company (to the extent required by applicable accounting principles), or are being contested in good faith by appropriate proceedings.
          (d) Except as disclosed in Schedule 4.3.6(d), since October 31, 2007, none of the Acquired Companies has (i) paid or agreed to pay any bonuses or made or agreed to make any increase in the rate of wages, salaries or other remuneration of any of its directors or employees other than in the ordinary course of business and in a manner consistent with past practice or as dictated by applicable Law or the applicable collective bargaining agreements, or (ii) changed its hiring or termination policies or practices in any material respect. There are no advances or other loans outstanding from any Acquired Company to any employee thereof.
          (e) Except to the extent disclosed on Schedule 4.3.6(e), there are no outstanding employment, severance or other contracts, arrangements or policies or any plans or arrangements providing for termination payments, insurance coverage, disability benefits, vacation benefits, retirement benefits, deferred compensation, profit sharing, bonuses, stock options or other forms of incentive compensation or post-retirement benefits, in any such case payable by one or more Acquired Companies or for or in respect of which any Acquired Company is or might be liable, covering directors or employees or former directors or employees of the Acquired Companies which provide for any individual or collective terms and conditions beyond mandatory obligations under the applicable collective bargaining agreements or the applicable requirements of Law.
          (f) Except as disclosed on Schedule 4.3.6(f), (i) there is no employee of any Acquired Company who is or may be entitled to any compensation as a result of the consummation of the sale of the Securities contemplated by this Agreement or otherwise as a result of the Transaction, including, for the avoidance of doubt, as a result of the change of control of any Acquired Company pursuant to the Transaction, and (ii) none of the Listed Employee has indicated in writing his or her intent to terminate his or her employment as a result of the transactions contemplated by this Agreement.
          (g) As of the Initial Offer Letter Date, there was no labor strike, slowdown or work stoppage or lockout occurring or, to the knowledge of the Parent, threatened against or affecting any of the Acquired Companies.
          (h) As of the Closing the Parent has made (or has caused the relevant Acquired Companies to make) such notifications to and/or effected such consultations with, the workers councils (comités d’entreprise) or equivalent bodies of the Acquired Companies as are required by applicable Law in connection with the transactions contemplated by this Agreement.
          (i) There are no works councils at Rossignol Skis Deutschland GmbH, Rossignol Österreich GmbH and/or Rossignol GmbH and none of said companies is subject to any collective bargaining agreements with trade unions. Rossignol Skis Deutschland GmbH, Rossignol Österreich GmbH and Rossignol GmbH have not awarded or promised any retirement benefits or other post contractual benefits to existing or former employees or directors.
               4.3.7 Absence of Litigation.
          (a) Except as disclosed in Schedule 4.3.7(a) and for any matter that is not and would not be expected to be material to the Business or operations of the Acquired Companies taken as a whole, there is no Proceeding pending or, to the Knowledge of the Parent, threatened by or against any Acquired Company. Without limiting, and in furtherance of, the foregoing, there is no Proceeding pending or, to the Knowledge of the Parent, threatened against or involving any Acquired Company that is aimed at preventing bankruptcy (mesures de prévention des difficultés des entreprises under Book VI, Title I of the French Code de Commerce), and no similar measures have been initiated with respect to any of the Acquired Companies.
          (b) Except for Proceedings related to the review of the Transaction by any Governmental Body under the Antitrust Laws, there is no Proceeding pending or, to the Knowledge of the Parent, threatened against the Parent, Pilot, Meribel or Quiksilver Americas that, individually or in the aggregate, would reasonably be expected to impede, hinder, delay or prevent the ability of the Parent, Pilot or Quiksilver Americas to complete the Closing or otherwise consummate the Transaction.

               4.3.8 Financial Statements. Parent has delivered to the Purchaser Parties true and complete copies of the Parent Consolidated Financial Statements and the Balance Sheet (collectively, the “Financial Statements”). The Parent delivered to the Purchaser Parties on or before the date hereof a true and complete copy of the Bringdown Balance Sheet. The Financial Statements (i) have been prepared based on the books and records of the Parent and its Subsidiaries, consistent with the Projections, in accordance with GAAP (with respect to the Parent Consolidated Financial Statements, as in effect as of October 31, 2007 and, with respect to the Balance Sheet, as in effect as of the date thereof) consistently applied throughout the periods covered thereby, except, in the case of the Balance Sheet, for the omission of footnote disclosures required by GAAP (as in effect as of the date of the Balance Sheet) and the omission of a statement of shareholder’s equity and comprehensive income, and (ii) fairly present in all material respects the financial position of the Parent on a consolidated basis as of the dates thereof and (in the case of the Parent Consolidated Financial Statements) the results of operations, changes in shareholders’ equity and comprehensive income, and cash flows for the periods covered thereby. The Bringdown Balance Sheet (A) has been diligently prepared based on the books and records of the Acquired Companies, taking into account the purposes for which they have been prepared (including for the purpose of including the financial information contained therein in financial statements or information of the Parent that is filed with or furnished to the SEC pursuant to securities Laws), (B) fairly presents in all material respects the financial position of the Acquired Companies on a consolidated basis as of the date thereof, and (C) except for the omission of footnote disclosures required by GAAP (as in effect on the date of the Bringdown Balance Sheet), does not contain any material misstatement as to the financial condition of the Acquired Companies, taken as a whole, as of the date thereof.
               4.3.9 Absence of Undisclosed Liabilities. Except as set forth in Schedule 4.3.9 or pursuant to the Factoring Agreements or the Acquired Note, there are no liabilities of the Acquired Companies, either accrued, absolute, contingent or otherwise, other than those liabilities that: (a) are disclosed or reserved against on the Balance Sheet; or (b) are not material and have arisen in the ordinary course of business consistent with past practice since October 31, 2007; or (c) are not material to the operations of the Acquired Companies, taken as a whole. Except as set forth in Schedule 4.3.9, no Acquired Company has any liability under any exchange rate contract or interest rate protection agreement.
               4.3.10 Real Property.
          (a) Schedule 4.3.10(a) sets forth a true, accurate and complete list of the addresses of all real property owned or leased by the Acquired Companies other than the Non-Operational Properties (each, a “Property”; collectively, the “Properties”).
          (b) Each Acquired Company, as applicable, has good, valid and marketable title in, to and under all of the Properties designated in Schedule 4.3.10(a) as owned by such Acquired Company (collectively, the “Owned Properties”) and all the Non-Operational Properties and owns all right, title and interest in and to all leasehold estates and other rights purported to be granted to them by the leases and other agreements relating to the Properties as described in Schedule 4.3.10(a), in each case free and clear of any Encumbrance except for: (i) any zoning or other restrictions or encumbrances established by a Governmental Body; (ii) such utility and municipal easements and restrictions, if any, as do not materially interfere with any Property used in the ordinary course of business; (iii) any Encumbrances in respect of property Taxes that are not material or are not yet due; and (iv) Encumbrances that, individually or in the aggregate, do not and would not be reasonably expected to have a material adverse effect upon the Property or Properties affected thereby. The Parent has provided or made available to the Purchaser Parties copies of all existing surveys, title insurance policies and their respective exception documents or evidence of ownership chain (as relevant), to the extent in the possession or control of the Parent or any of its Affiliates. Neither the Parent, Pilot, Meribel, Quiksilver Americas nor any Acquired Company has received any notice that any building or structure, to the extent of the premises owned or leased by an Acquired Company, or any appurtenance thereto or equipment therein, or the operation or maintenance thereof, violates in any material respect any restrictive covenant or any rule adopted by any Governmental Body. Neither the Parent, Pilot, Meribel, Quiksilver Americas nor any Acquired Company has received written notice of any pending or threatened condemnation proceeding, special assessment, tax certiorari or similar proceeding with respect to any Property or Non-Operational Property. The applicable covenants, easements or rights-of-way affecting the Properties do not impair in any material respect any Acquired Company’s ability to use any Property in the operation of the Business as presently conducted. Each Acquired Company has sufficient access to public roads, streets or the like or valid perpetual easements over private streets, roads or other private property for such ingress to and egress from each Property to use each Property in the operation of the Business.
          (c) Except as set forth in Schedule 4.3.10(c), neither the Parent, Pilot, Meribel, Quiksilver Americas nor any Acquired Company has received any written notice (i) of any pending or contemplated rezoning proceeding affecting any Property or Non-Operational Property, or (ii) from any utility company or any Governmental Body of any fact or condition that would be reasonably likely to result in any material or permanent discontinuation of presently available sewer, water, electric, gas, telephone or other utilities or services for any Property.
          (d) Except pursuant to the Transition Services Agreement, neither the Parent, Pilot, Meribel, Quiksilver Americas nor any Acquired Company is party to any lease or license with respect to any Owned Property or Non-Operational Property.
          (e) Except as set forth in Schedule 4.3.10(e), no part of any Owned Property or Non-Operational Property, including, without limitation, any building or improvement thereon, is subject to any purchase option, right of first refusal or first offer or other similar right except such rights as may arise under applicable Law.
          (f) All brokerage commissions and other compensation and fees payable by the Company by reason of the acquisition of any Owned Property or any Non-Operational Property have been paid in full.
          (g) Each Acquired Company, as applicable, currently has a leasehold interest in those Properties indicated in Schedule 4.3.10(a) as leased by such Acquired Company (each, a “Leased Property”), and Schedule 4.3.10(g) sets forth a list of all leases, licenses, permits, subleases and occupancy agreements, together with all amendments and supplements thereto, through which such Acquired Company has rights in and to such Leased Property (each, as may have been amended or supplemented, a “Lease”). Parent has provided or made available to the Purchaser Parties true, correct and complete copies of all Leases.
          (h) Each Lease is in full force and effect. Neither Parent, Pilot, Meribel, Quiksilver Americas, any Acquired Company nor any other party to a Lease has given to the other party to such Lease notice of any material breach or default that remains uncured. No Acquired Company is in material default under any Lease and, to the Knowledge of the Parent, no other party to a Lease is in material default thereunder. To the Knowledge of the Parent, there are no events which with the passage of time or the giving of notice or both would constitute a material default by any Acquired Company or by any other party to such Lease.
          (i) Except pursuant to the Transition Services Agreement, as of the Closing Date neither the Parent, Pilot, Meribel, Quiksilver Americas nor any of their respective Affiliates (including any Acquired Company) is party to any sublease, license or other agreement granting to any Person or entity (other than an Acquired Company) any right to the use, occupancy or enjoyment of any Leased Property or any portion thereof.
          (j) Except as set forth in Schedule 4.3.10(j), there are no guaranties by or from any of the Acquired Companies in favor of the lessors with respect to any Leased Property.
               4.3.11 Absence of Certain Developments. Except as expressly contemplated by this Agreement or pursuant to the Restructuring or the Factoring Agreements, and except as disclosed in Schedule 4.3.11, from October 31, 2007 to the date of this Agreement, the Acquired Companies have conducted the Business in the ordinary course consistent with past practice and there has not been:
          (a) any issuance, sale, delivery of, or agreement to issue, sell, or deliver, any shares, capital stock, equity interests, bonds or other securities of any Acquired Company (whether authorized and unissued or held in treasury), or grant of, or agreement to grant, any options, warrants, or other rights of any Acquired Company calling for the issue, sale, or delivery thereof;
          (b) any destruction of, damage to, or loss of, any asset of any Acquired Company that is material to the Business (whether or not covered by insurance);
          (c) the declaration or making of, or any agreement to declare or make, any payment of dividends or distribution of any asset of any kind whatsoever in respect of the shares, capital stock or other equity interests of any Acquired Company (other than dividends or distributions paid or payable to one or more Acquired Companies), nor any purchase, redemption, or other acquisition or agreement to purchase, redeem, or otherwise acquire, any of such shares, capital stock or other equity interests;

          (d) any agreement entered into granting any preferential rights to purchase any of the material assets, properties or rights (tangible or intangible) of any Acquired Company (including management and control thereof), or requiring the consent of any party to the transfer and assignment of any such material assets, properties or rights (including management and control thereof);
          (e) any agreement, commitment or obligation to make capital expenditures, after August 1, 2008, by the Acquired Companies exceeding (i) €4.6 million in the aggregate if the Closing Date occurs on or prior to October 31, 2008, (ii) €5.7 million in the aggregate if the Closing Date occurs after November 1, 2008 and on or prior to January 31, 2009, and (iii) €11.9 million in the aggregate if the Closing Date occurs after February 1, 2009 and on or prior to April 30, 2009.
          (f) any loan made by any Acquired Company to any Person, any guaranty made by any Acquired Company of any Indebtedness of any other Person or the incurrence by any Acquired Company of any Indebtedness, except in each case (i) Indebtedness incurred by or payable to another Acquired Company or the Parent or an Affiliate of the Parent; (ii) Indebtedness incurred prior to the Initial Offer Letter Date; and (iii) Indebtedness incurred by an Acquired Company in the ordinary course of business consistent with past practice, pursuant to agreements or Contracts that will leave the Purchaser Parties and the Acquired Companies with no liability or obligation whatsoever from and after the Closing Date; or
          (g) any agreement or commitment by the Parent or any of its Affiliates (including Pilot, Meribel, Quiksilver Americas and any Acquired Company) to do any of the things described in the preceding clauses (a) through (f).
               4.3.12 Contracts and Commitments.
          (a) Schedule 4.3.12 sets forth a complete and accurate list of:
          (i) (A) for the calendar year ended on December 31, 2007: the top twenty-five (25) customers of the Business, and the aggregate sales to such customers (identifying the approximate percent of total sales derived from each such customer); and (B) for the fiscal year ended on October 31, 2007, the top twenty-five (25) suppliers, in each case by Euro volume of the Business and the aggregate Euro volume of purchases (broken down by principal categories) by the Business from such suppliers for such period, together with a list of each Contract (other than sale or purchase orders) between any Acquired Company and any such customer or supplier;
          (ii) each Contract (other than open sales orders) that involves the performance of services for or the delivery of goods or materials to the Acquired Companies during the Acquired Companies’ most recently completed fiscal year of amount or value in excess of €150,000 (or the equivalent thereof in another currency, based on the prevailing exchange rate on the close of business on the fifth Business Day preceding the Initial Offer Letter Date) or pursuant to which any Acquired Company is obligated to purchase future services, goods or materials in an amount or value that is reasonably expected to exceed €150,000 (or the equivalent thereof in another currency, based on the prevailing exchange rate on the close of business on the fifth Business Day preceding the Initial Offer Letter Date);
          (iii) each Contract that was not entered into in the ordinary course of business that involves future expenditures or receipts in excess of €150,000 (or the equivalent thereof in another currency, based on the prevailing exchange rate on the close of business on the fifth Business Day preceding the Initial Offer Letter Date) to which an Acquired Company is a party or is otherwise bound;
          (iv) each license or other Contract with respect to Material Intellectual Property to which any Acquired Company is a party or is otherwise bound other than with respect to commercially available, off-the-shelf software;
          (v) each representative, distribution, sponsorship or sales agency Contract which is not terminable within one hundred and twenty (120) days after the date hereof to which any Acquired Company is a party or is otherwise bound;
          (vi) each Contract containing (A) covenants limiting the freedom, ability or right of any Acquired Company to engage in any line of business, to offer or sell any product or service or to compete with any Person or in any geographic area or (B) covenants of another Person not to compete with any Acquired Company;
          (vii) each sole source supply Contract for the purchase of any material raw material, component or product that is otherwise not generally available and for which no replacement is available at a reasonable cost and on a timeframe that would not disrupt the operation of the Business, and that is used in the manufacture of any product or the provision of any service of the Business;
          (viii) all agreements with respect to the proposed acquisition of any other Person, business or line of business, or a material portion of the assets of another Person, to which any Acquired Company is a party or is otherwise bound;
          (ix) each agreement to which any Acquired Company is a party or is otherwise bound with respect to (A) the sharing, contingent or otherwise, of profits, revenues, losses, costs or liabilities of any Person (not including, for the avoidance of doubt, indemnification provisions entered into in the ordinary course of business) or (B) the receipt or payment by any Acquired Company of royalties in excess of €100,000 per year; and

          (x) any material contract, agreement, binding bid, binding proposal, or binding quotation with any Governmental Body to which an Acquired Company is bound to or under or is a party.
          (b) Except as disclosed in Schedule 4.3.12(b) and for any matter that is not and would not be expected to be material to the operations of the Acquired Companies taken as a whole, no Acquired Company is in breach or default under any of the Contracts described above and, to the Knowledge of the Parent, (i) no other party thereto is in breach or default with respect to any of the above Contracts, and no event has occurred which, with due notice or lapse of time or both, would constitute such a breach or default; and (ii) neither the Parent, Pilot, Meribel, Quiksilver Americas, nor any Acquired Company has received any written notice of any breach or default with respect to any of the above Contracts.
               4.3.13 Indebtedness. Schedule 4.3.13 sets forth a true, accurate and complete list (including each related Contract, the principal amount, the maturity date and the administrative agent or Person serving in a similar capacity thereunder) of all Indebtedness of each Acquired Company outstanding as of the Initial Offer Letter Date. No Acquired Company is in material breach or default with respect to any of the Contracts listed in Schedule 4.3.13 (except for such breaches or defaults that would not reasonably be expected to be material to the operations of the Business) and, to the Knowledge of the Parent, no other party thereto is in material breach or default with respect to any such Contract (except for such breaches or defaults that would not reasonably be expected to be material to the operations of the Business), and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. Neither the Parent nor any of its Affiliates (including Pilot, Meribel, Quiksilver Americas and any Acquired Company) has received any written notice of any material breach or default with respect to any such Contract which remains uncured.
               4.3.14 Compliance with Laws. Except as set forth on Schedule 4.3.14 and for any matter that is not and would not be expected to be material to the operations of the Acquired Companies, taken as a whole, or the Business, (i) each Acquired Company is in compliance with, and during the two (2) year period ended on the date hereof, has not received any written notice of any violation or delinquency with respect to, any Laws applicable to the Business or any of the Acquired Companies, and (ii) each Acquired Company (as applicable) possesses all licenses, permits, registrations and government approvals (collectively, “Permits”) which are required in order to conduct the Business as presently conducted. Schedule 4.3.14 sets forth a true, accurate and complete list of all of the material Permits of the Acquired Companies, together with a description (including the date of issuance and expiration, if any, and the status) thereof. Each such Permit is valid and in full force and effect, and is not subject to any pending or, to the Knowledge of the Parent, threatened administrative or judicial proceeding to revoke, cancel or declare such Permit invalid in any material respect.
               4.3.15 Transactions with Affiliates. Schedule 4.3.15 sets forth a list as of the Initial Offer Letter Date of each material agreement, commitment or arrangement (whether written, oral or otherwise, but excluding the Transition Services Agreement, the Roxy License Agreement, the Acquired Note and any agreement, commitment or arrangement expressly contemplated by the Restructuring or otherwise contemplated by this Agreement) which is solely between or among one or more of the Acquired Companies, on the one hand, and the Parent and/or any of its Affiliates (other than any Acquired Company), on the other hand. To the Knowledge of the Parent, none of the Affiliates, executive officers or directors (or Persons in similar positions) of the Parent or any of its Affiliates (including any Acquired Company) has been a director (or Person in a similar position) or officer of, or has had any direct or indirect interest in (excluding the ownership of no more than 2% of the outstanding securities in any publicly traded company), any customer or supplier of any Acquired Company.
               4.3.16 Product Warranty; Product Liability.
          (a) Except as set forth on Schedule 4.3.16(a), no Acquired Company has any liability for replacement or repair of any products manufactured, sold or delivered by any Acquired Company or other damages in connection therewith or any other customer or product obligations not reserved against on the Balance Sheet, other than such liability that, individually or in the aggregate, is not and would not reasonably be expected to be material to the Business.
          (b) Except as set forth on Schedule 4.3.16(b) and except to the extent that such liability has been reserved against on the Balance Sheet, no Acquired Company: (i) has any material liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product designed, manufactured, assembled, repaired, maintained, delivered, sold or installed, or services rendered, by or on behalf of any Acquired Company or the Business; or (ii) has committed any act or failed to commit any act, which would result in, and, to the Knowledge of the Parent, there has been no occurrence which would give rise to or form the basis of, any material product liability or material liability for breach of warranty (whether covered by insurance or not) on the part of any Acquired Company with respect to products designed, manufactured, assembled, repaired, maintained, delivered, sold or installed or services rendered by or on behalf of any Acquired Company or the Business.
               4.3.17 Certain Antitrust Matters. As of the date hereof and as of the Closing, the Acquired Companies (other than any Acquired Company formed under the laws of the United States) (a) are each “foreign issuers” as defined by 16 C.F.R. §801(e)(2)(ii); (b) in the aggregate, hold assets located in the United States (other than investment assets and voting or nonvoting securities of another person) having a total fair market value of not more than $63,100,000, and (c) in the aggregate, made sales in or into the United States of not more than $63,100,000 in its fiscal year closed on October 31, 2007.
               4.3.18 No Brokers. No Person acting on behalf of the Parent, Pilot, Meribel, Quiksilver Americas, any Acquired Company or any Affiliate thereof or under the authority of any of the foregoing is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee with respect to which the Purchaser Parties or any of their Affiliates (including any Acquired Company from and after the Closing) will be liable in connection with the Transaction.
               4.3.19 No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE 4, neither the Parent nor Pilot nor

Meribel nor Quiksilver Americas nor any of their respective Affiliates or other Person acting on behalf of any of them, makes any representation or warranty or assurances, express or implied, in connection with the Transaction.
ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER PARTIES
The Purchaser Parties represent and warrant to each of the Parent, Pilot, Meribel and Quiksilver Americas that all of the statements contained in this ARTICLE 5 were true, accurate and complete as of the Initial Offer Letter Date and are true, accurate and correct as of the Closing Date, unless the statement refers to only one such date or another specified date, in which case it is made solely at such one or specified date.
          5.1 Organization and Good Standing. Each Purchaser Party is a legal entity having the corporate form specified in this Agreement, duly organized and incorporated and validly existing under the Laws of its jurisdiction of incorporation, formation or organization.
          5.2 Power and Authority.
          (a) Each Person signing this Agreement on behalf of a Purchaser Party has all requisite power and authority to execute and deliver this Agreement and bind such Purchaser Party under this Agreement.
          (b) Each Purchaser Party has full corporate or organizational power and authority to execute and deliver this Agreement and to consummate the Transaction.
          (c) The execution, delivery and performance of this Agreement and the consummation of the Transaction by each Purchaser Party has been duly and validly authorized by all requisite action, and no other corporate or organizational action on the part of any of the Purchaser Parties is necessary to authorize the execution, delivery and performance by any of them of this Agreement and the consummation of the Transaction.
          5.3 Valid and Binding. This Agreement has been duly executed and delivered by each of the Purchaser Parties and, assuming due and valid authorization, execution and delivery hereof by each of the Parent, Pilot, Meribel and Quiksilver Americas, this Agreement constitutes a valid and binding obligation of each of the Purchaser Parties, enforceable against each of them in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally.
          5.4 No violation. Neither the execution and delivery of this Agreement, nor the consummation of the Transaction, nor the compliance with or fulfillment of the terms, conditions or provisions hereof, by any of the Purchaser Parties does or will:
          (a) conflict with or violate any provision of its Governing Documents;
          (b) conflict with, breach, constitute a default or an event of default under any of the terms of, result in the termination of, accelerate the maturity of, any agreement or instrument to which it is a party or by which any of its assets or properties may be bound; or
          (c) subject to making any filings required to achieve, and receipt of, Antitrust Clearances, constitute a violation by it of any Laws to which it is subject or to which any of its assets or properties are subject, or otherwise require consents, approvals, authorizations, registrations or filings by, or with, a Governmental Body, excluding from the foregoing clauses (b) and (c) such violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on the Purchaser Parties’ ability to consummate the Transaction.
          5.5 Absence of Litigation. Except for Proceedings related to the review of the Transaction by any Governmental Body under the Antitrust Laws, there is no Proceeding pending or, to the knowledge of any of the Purchaser Parties, threatened against any of the Purchaser Parties or any of their respective Affiliates that, individually or in the aggregate, would have or would reasonably be expected to impede, hinder, delay or prevent the ability of any of the Purchaser Parties to complete the Closing or otherwise consummate the Transaction.
          5.6 Consents. Except for Antitrust Clearances, no Purchaser Party is subject to the making of any filings, or otherwise required to obtain any consent, approval, authorization, registration or make any filing by, or with, a Governmental Body, which would condition the execution, delivery or performance by any Purchaser Party of this Agreement.
          5.7 Ability to Evaluate and Bear Risks. Each Purchaser Party (a) is able to bear the economic risk of holding the Securities that are acquired by such Purchaser Party hereunder for an indefinite period, and (b) has knowledge and experience in financial and business matters such that such Purchaser Party is capable of evaluating the risks of its investment in the Securities contemplated by this Agreement.
          5.8 Investigation by the Purchaser Parties; Parent’s Liability. Each Purchaser Party has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Acquired Companies, which investigation, review and analysis was done by such Purchaser Party and its Affiliates and, to the extent such Purchaser Party deemed appropriate, by its representatives. In entering into this Agreement, each Purchaser Party acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations, warranties or assurances of the Parent, Pilot, Meribel, Quiksilver Americas or their respective Affiliates, directors, officers, employees, representatives, advisors or counsel (except the specific representations and warranties of the Parent, Pilot, Meribel, Quiksilver Americas set forth in ARTICLE 4), and each Purchaser Party:
          (a) acknowledges that none of the Parent, Pilot, Meribel, Quiksilver Americas, the Acquired Companies or any of their respective directors, officers, shareholders, employees, Affiliates, agents, advisors or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information (including the Due Diligence Information)

provided or made available to the Purchaser Parties or their respective directors, officers, employees, Affiliates, controlling persons, agents or representatives, and
          (b) agrees, to the fullest extent permitted by law, that none of the Parent, Pilot, Meribel, Quiksilver Americas, the Acquired Companies or any of their respective directors, officers, employees, shareholders, Affiliates, agents, advisors or representatives shall have any liability or responsibility whatsoever to the Purchaser Parties or their respective directors, officers, employees, Affiliates, controlling persons, agents or representatives on any basis (including in contract or tort) based upon any information provided or made available, or statements made (including in materials furnished in the Due Diligence Information), to the Purchaser Parties or their respective directors, officers, employees, Affiliates, controlling persons, advisors, agents or representatives (or any omissions therefrom), including, with respect only to (i) the directors, officers, employees, shareholders, Affiliates, agents, advisors or representatives of the Parent, Pilot, Meribel, Quikilvers Americas and the Acquired Companies and (ii) the Acquired Companies (and not with respect to the Parent, Quiksilver Americas, Meribel or Pilot), in respect of the specific representations and warranties set forth in this Agreement;
except that, for the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, the foregoing limitations shall not apply to (x) the Parent, Pilot, Meribel and Quiksilver Americas insofar as the Parent, Pilot, Meribel and Quiksilver Americas make the specific representations and warranties set forth in ARTICLE 4, but always subject to the limitations and restrictions contained in ARTICLE 7 or (y) any fraud, willful misconduct or intentional misrepresentation.
          5.9 No Brokers. No Person acting on behalf of any Purchaser Party or any Affiliate thereof or under the authority of any of the foregoing is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee with respect to which the Parent or any of its Affiliates will be liable in connection with the Transaction.
          5.10 No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE 5, neither any Purchaser Party nor any of their Affiliates or other Person acting on its behalf, makes any representation or warranty or assurances, express or implied, in connection with the Transaction.
ARTICLE 6.
COVENANTS
          6.1 Other Intercompany Arrangements.
          (a) As of the Closing Date and immediately after the Restructuring, the Parent shall cause any and all agreements, commitments and arrangements (whether written, oral or otherwise), including, but not limited to, any Tax sharing or similar arrangements, which are solely between or among one or more of the Acquired Companies, on the one hand, and the Parent and/or any of its Affiliates (other than any Acquired Company), on the other hand, other than the Transition Services Agreement and the Roxy License Agreement, to be terminated and of no further force or effect simultaneously with the consummation of the Closing without any further action or liability on the part of any of the Acquired Companies.
          (b) To the extent that the Parent and any of its Affiliates (excluding any Acquired Company) have not, prior to the date hereof, been fully and finally released from any liability as a guarantor (the “Guarantee Liabilities”) under any of the Contracts designated as “Parent Guarantees” on Schedule 6.1(b), CMB SAS and CMBGH shall use commercially reasonable efforts to release the Parent and its Affiliates from such obligations as guarantor under such Contracts in accordance with the Restated Offer Letter; provided, however, that nothing contained in this Section 6.1(b) shall be deemed to require the CMB SAS or CMBGH (or any of their respective Affiliates) to serve as a guarantor or otherwise incur any liabilities with respect to any Guarantee Liabilities on terms that are less favorable to CMB SAS and CMBGH (or such Affiliates) than the terms on which the Parent or any of its Affiliates (as applicable) serves as a guarantor with respect to such Guarantee Liabilities; provided, further, that, in the event that the Parent or any of its Affiliates shall permit or agree to any amendment or modification to, or waiver under, the terms of their respective obligations with respect to any Guarantee Liability without the prior written consent of CMB SAS and CMBGH (which consent shall not be unreasonably withheld or delayed), CMB SAS and CMBGH shall automatically, and irrevocably and unconditionally, be forever released and discharged from any and all of its obligations under this Section 6.1(b) with respect to such Guaranty Liability.
          6.2 Insurance Policies.
          (a) The Purchaser Parties shall not, and shall cause their respective Affiliates (including any Acquired Company after the Closing) not to, assert, by way of claim, action, litigation or otherwise, any right to any Insurance Policy or any benefit under any such Insurance Policy with respect to any period from and after the Closing; provided that: (i) to the extent not prohibited by the terms of such Insurance Policy, each Acquired Company shall retain, and the Parent shall take such actions as shall be necessary to cause each Acquired Company to retain, any and all rights and benefits (including any and all insurance coverage) that such Acquired Company shall have had under such Insurance Policies with respect to any period prior to the Closing; and (ii) if such retention of rights by an Acquired Company is prohibited by the terms of such Insurance Policy, the Parent shall use commercially reasonable efforts to cause such Acquired Company to retain, any and all rights and benefits (including any and all insurance coverage) that such Acquired Company shall have had under such Insurance Policies with respect to any period prior to the Closing. Subject to the immediately preceding sentence, the Parent and its Affiliates (other than the Acquired Companies) shall retain all right, title and interest in and to the Insurance Policies, including the right to any credit or return premiums due, paid or payable in connection with the termination thereof.
          (b) Subject to the provisions of Section 6.2(a), promptly upon the Closing, CMB SAS and CMBGH shall release, and shall cause their respective Affiliates,

including the Acquired Companies, to release, all rights to all Insurance Policies or similar insurance which covered the Acquired Companies prior to the Closing Date. All Insurance Policies issued prior to the Closing Date in the name of or to the Acquired Companies shall remain with the Parent or its Affiliates.
          6.3 Tax Matters.
          (a) The Company and its French Subsidiaries (collectively referred to herein as the “French Companies”) have entered into a tax group with Pilot and the obligations of the French Companies in connection with this tax group shall remain in force after the Closing Date solely for events related to fiscal years during which the French Companies were a member of Pilot’s tax group even if any such events occur after the Closing Date. No French Company shall be entitled to any indemnification resulting from its exit from Pilot’s tax group with respect to net operating losses and capital losses carry-overs which the French Companies might have surrendered in the past to Pilot’s tax group.
          (b) The French Companies, as a result of their exit from Pilot’s tax group, shall reimburse Pilot for the corporation tax advance payment which, if applicable and according to Article 223 N-2 of the French Tax Code, shall be paid by Pilot on behalf of the French Companies during the twelve month period following the opening of the fiscal year during which the French Companies shall be subject to French corporation tax on a stand-alone basis (less the amount already paid prior to the Closing Date by the French Companies to Pilot pursuant to the tax consolidation agreement and corresponding to corporation tax advance payments). This reimbursement shall occur no later than three days before the due date of payment of each corporation tax advance payment by Pilot.
          (c) Except as provided herein,
          (i) The Parent shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to any Acquired Company on an affiliated, consolidated, combined or unitary basis with Parent or at least one Affiliate of Parent that is not an Acquired Company for taxable years or periods ending on or before the Closing Date. All such Tax Returns shall be prepared in a manner consistent with past practice. The Parent shall remit (or cause to be remitted) any Taxes due in respect of such Tax Returns.
          (ii) Except as provided in Section 6.3(c)(i), CMB SAS shall file or cause to be filed when due (taking into account extensions to file such returns) all Tax Returns that are required to be filed by or with respect to any Acquired Company after the Closing Date, and CMB SAS shall remit (or cause to be remitted) any Taxes due in respect of such Tax Returns, provided, however, that (A) CMB SAS shall furnish to the Parent a draft of any such Tax Return that relates to a taxable period (or portion thereof) ending on or prior to the Closing Date, (B) CMB SAS shall permit the Parent to have a reasonable opportunity to review and comment upon any such Tax Return to the extent that such Tax Return relates to a taxable period (or portion thereof) ending on or prior to the Closing Date, and (C) the Parent shall pay CMB SAS (or its designee) an amount equal to the Pre-Closing Period Tax Adjustment (as defined below) at least five (5) Business Days before the due date of the relevant Tax Return. Parent will furnish to CMB SAS all information and records reasonably requested by CMB SAS for use in preparation of all Tax Returns required to be prepared and filed by CMB SAS pursuant to this Section 6.3(c).
          (iii) Within 120 days after the Closing Date, CMB SAS shall cause the Acquired Companies to prepare and provide to the Parent a package of Tax information materials, including schedules and work papers required by the Parent to enable the Parent to prepare and file all Tax Returns required to be prepared and filed by it pursuant to this Section 6.3(c). CMB SAS shall prepare such package in good faith in a manner consistent with the Parent’s past practice and shall provide any further assistance to the Parent in connection with any such Tax Return preparation and filing as may be reasonably requested by the Parent.
          (iv) For purposes of this Section 6.3(c), “Pre-Closing Period Tax Adjustment” shall mean the difference between (i) the Tax liability indicated on the relevant Tax Return for a taxable period ending on or prior to the Closing Date or allocable to the portion of a Straddle Period ending on the Closing Date (as determined pursuant to Section 6.3(d))and (ii) the sum of (x) the amount of estimated Taxes (or other relevant payment) paid by or on behalf of the relevant Acquired Company prior to the Closing Date in respect of such liability, (y) the amount of the accrual or reserve in respect of such liability as reflected on the Bringdown Balance Sheet and (z) any Tax credits or refund of Taxes associated with the filing of such Tax Return that are attributable to a taxable period ending on or prior to the Closing Date or a portion of the Straddle Period ending on the Closing Date.
          (d) In the case of any Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the portion of the Straddle Period ending on the Closing Date shall be:
          (i) in the case of real, personal and intangible property Taxes (“Property Taxes”), deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period prior to and including the Closing Date and the denominator of which is the total number of days in the Straddle Period; and
          (ii) in the case of all income Taxes, deemed equal to the lesser of (x) the amount which would be payable if the taxable year ended on the Closing Date or (y) the Tax liability indicated on the relevant Tax Return for a taxable period ending on the last day of the taxable year relating to the relevant Straddle Period; and

          (iii) in the case of all Taxes other than Property Taxes and income Taxes, deemed equal to the amount which would be payable if the taxable year ended on the Closing Date.
          (e) Post-Closing Actions which Affect the Parent’s Liability for Taxes.
          (i) CMB SAS shall not permit an Acquired Company to take any action which could increase the Parent’s liability for Taxes (including any liability of any Parent Indemnifying Person to indemnify a Purchaser Indemnified Person for Taxes pursuant to this Agreement) other than (i) in the case of engaging in any business activity with third-parties for profit or otherwise operating the Business in the ordinary course, (ii) as a result of an election under Section 338(g) of the Code in respect of which CMB SAS (or the relevant Purchaser Indemnifying Person) shall indemnify and hold Parent (or the relevant Parent Indemnified Person) harmless from and in respect of any Tax or other reasonable cost incurred by Parent (or the relevant Parent Indemnified Person) and associated with such Section 338(g) election, and (iii) as required by Law, (including, for this purpose, any proposed change in Law that has been officially proposed by a Governmental Body on or before the Initial Offer Letter Date). The Parties hereto hereby acknowledge and agree that an election under Section 338(h)(10) shall not be made.
          (ii) None of CMB SAS or any Affiliate of CMB SAS shall (or shall cause or permit any Acquired Company to) amend, refile or otherwise modify any Tax Return relating in whole or in part to any Acquired Company with respect to any taxable year or period ending on or before the Closing Date (or with respect to any Straddle Period) without the prior written consent of the Parent, such consent not to be unreasonably withheld or delayed.
          (iii) None of CMB SAS or any Affiliate of CMB SAS shall (or shall cause or permit any Acquired Company to) carryback for any purpose to any taxable period, or portion thereof, of any Acquired Company or the Parent or any Affiliate of the Parent ending before, or which includes, the Closing Date any operating losses, net operating losses, capital losses, tax credits or similar items arising in, resulting from, or generated in connection with a taxable year of CMB SAS or any Affiliate of CMB SAS, or portion thereof, ending on or after the Closing Date.
          (f) After the Closing Date, each of the Parent and CMB SAS shall (and shall cause their respective Affiliates to) assist the other Party in preparing any Tax Returns which such other Party is responsible for preparing and filing in accordance with Section 6.3(c) and cooperate fully in preparing for any audits of, or disputes with Taxing Authorities regarding, any Tax Returns of any Acquired Company.
          6.4 Non-Competition; Non-Solicitation.

          (a) Each of the Parent, Pilot, Meribel and Quiksilver Americas hereby acknowledges that the agreements and covenants contained in this Section 6.4 are essential to protect the value of the Business being acquired by the Purchaser Parties and serve as an inducement for the Purchaser Parties to enter into this Agreement. During the period (the “Restricted Period”) commencing on the Closing Date and ending on the third anniversary of the Closing Date, except as contemplated by the Transition Services Agreement, the Parent shall not, and shall cause its Affiliates (including Pilot, Meribel and Quiksilver Americas) not to, directly or indirectly conduct or otherwise engage or participate (whether for itself or through or on behalf of or in conjunction with any Person, as an agent, consultant, shareholder, director (or Person in a similar position), officer, member, manager, partner, joint venturer, investor or in any other capacity or otherwise) in any Winter Sports Hardgoods Activity in any geographic area in which any Acquired Company directly or indirectly conducts or engages in Winter Sports Hardgoods Activities as of the Closing Date; provided, however, that: (i) the foregoing shall not prohibit the acquisition and ownership by the Parent or any of its Affiliates of equity securities of a publicly traded company in an amount not to exceed 2% of the issued and outstanding shares of such company; and (ii) the foregoing shall not prohibit the acquisition, ownership and operation by the Parent or any of its Affiliates, directly or indirectly, of a group of companies (collectively, a “Competing Business”) in which the Winter Sports Hardgoods Activities represent no more than the greater of (A) five percent (5%) of the consolidated revenues of such Competing Business for its fiscal year immediately preceding such acquisition or the commencement of such ownership or operations by the Parent or any of its Affiliates or (B) €25,000,000 in revenues of such Competing Business for the fiscal year immediately preceding such acquisition or the commencement of such ownership or operations by the Parent or any of its Affiliates, provided that the limitations contained in the immediately preceding clauses (A) and (B) shall not prohibit the acquisition of a Competing Business by the Parent or any of its Affiliates in the event that all Winter Sports Hardgoods Activities of such Competing Business shall have been completely divested and no longer directly or indirectly owned or operated by the Parent or any of its Affiliates within 180 Business Days after the date of such acquisition; and (iii) the Parent and its Affiliates shall not be restricted from conducting or engaging or participating in the Winter Sports Hardgoods Activities described in Schedule 6.5(a). For the avoidance of doubt, nothing herein shall prevent or be deemed to prevent the completion of any transaction involving a change of control of the Parent, including any transaction in which the Person acquiring control of the Parent operates a Competing Business.
          (b) During the Restricted Period, except as contemplated by the Transition Services Agreement, the Parent shall not, and shall cause its controlled Affiliates (including Pilot, Meribel and Quiksilver Americas) not to, directly or indirectly: (i) except in the ordinary course of business, intentionally solicit or divert any business or clients or customers away from any Acquired Company; (ii) except in the ordinary course of business, intentionally induce any customers, clients, suppliers, agents or other Persons under contract or otherwise associated or doing business with any Acquired Company, to reduce or alter any such association or business with such Acquired Company; or (iii) solicit any Listed Employee (other than any Listed Employee whose employment with any Acquired Company has been terminated by such Acquired

Company) to (A) terminate such employment or (B) accept employment, or enter into any consulting arrangement, with any Person other than a Purchaser Party or any of its Affiliates; provided, however, that, for the purposes of this Section 6.4(b), such solicitation, diversion or inducement described in the foregoing clauses (i), (ii) and (iii) shall not include any general advertisement by either of the Parent or any of its Affiliates for employment by it, to the extent that such general advertisement is directed at the general public and not at any (A) director (or Person in a similar position), officer or employee of the any Acquired Company, or (B) customers, clients, suppliers, agents or other Persons under contract or otherwise associated or doing business with any Acquired Company.
          6.5 Confidentiality. From and after the Closing Date, the Parent shall not, and shall cause its Affiliates (including Pilot, Meribel and Quiksilver Americas) not to, disclose, furnish or make available to any Person (other than the directors, officers, employees, Affiliates, representatives and agents of the Parent and its Affiliates who need to know such information in connection with the performance of the Parent’s and/or its Affiliates’ obligations under this Agreement) or utilize any nonpublic information of any of the Acquired Companies; provided, however, that the provisions of this Section 6.5 shall not apply to any such information that (a) is or becomes available to the public through no fault of the Parent or any of its Affiliates, (b) is required to be disclosed by applicable Law, by the regulations of any relevant stock exchange, by any court or other judicial authority or pursuant to any enquiry or investigation by any Governmental Body, provided that prior to any such required disclosure Parent shall promptly notify CMB SAS thereof so that CMB SAS (or its Affiliates) may seek a protective order or other appropriate remedy in respect of such required disclosure, or (c) is used by the Parent or its Affiliates (other than the Acquired Companies) in the ordinary course of their business operations after the Closing Date, to the extent that such information is applicable and reasonably necessary to the Parent’s or such Affiliates’ continuing business operations (other than any such operations in breach or violation of the provisions of Section 6.4); and provided, further, that the Parent shall be free to make such filings with the SEC as are required under, and in accordance with, applicable Law.
          6.6 Company Options; Liquidity Agreements.
          (a) Upon the exercise of any Company Options in accordance with the terms thereof, (i) Meribel shall immediately acquire, and the Parent shall cause Meribel to immediately acquire, any and all shares of the Company which are required to be delivered to the holder of such Company Options as a result of such exercise, pursuant to and in accordance with the terms of the relevant Liquidity Agreement, and (ii) immediately upon such acquisition, Meribel shall sell to CMB SAS, and CMB SAS shall purchase from Meribel, any and all such shares, for a price (the “Option Share Price”) equal to (x) the strike price paid to the Company by the relevant Company Option holder in connection with the exercise of such Company Options, plus (y) fifty percent (50%) of the excess of the price payable for such shares under the relevant Liquidity Agreement over such strike price.
          (b) In order to facilitate the completion of the transactions contemplated by the Liquidity Agreements and the foregoing paragraph, the Parent and

Meribel hereby give an irrevocable power of attorney to CMB SAS, and CMB SAS agrees, to (i) complete, date and sign on behalf of Meribel any transfer order (“ordre de mouvement”) or any other appropriate documentation to effect the transfer of the shares of the Company related to the exercise of Company Options to Meribel and CMB SAS, pursuant to the Liquidity Agreements and the agreement set forth in paragraph (a) above, respectively, in each case on the date on which such Company Options are exercised, and (ii) pay to the holders of Company Options, on behalf of Meribel, the price payable to them pursuant to the Liquidity Agreements. Such payment to the holder shall fully and finally discharge CMB SAS from any obligation to pay the Option Share Price relating to the shares so acquired. Promptly upon notice from CMB SAS that any Company Options have been exercised, Meribel shall pay to CMB SAS, and the Parent shall cause Meribel to pay to CMB SAS, an amount in immediately available funds equal to fifty percent (50%) of the excess of the Option Share Price for the shares related to such Company Options, over the strike price of such Company Options.
          (c) The Parties hereby acknowledge and agree that except as may result from the foregoing paragraphs (a) and (b), and subject to compliance by the Company with the terms and conditions of the Company Options (as such terms and conditions have been disclosed to CMB SAS prior to the date hereof), the Parent and Meribel shall retain any and all liabilities and obligations associated with Company Options, and none of the Purchaser Parties or any of their respective Affiliates (including the Acquired Companies from and after the Closing Date) shall incur any liability or obligation in connection therewith, or in connection with the Liquidity Agreements. Without limiting, and in furtherance, of the foregoing, the Parent represents and warrants to the Purchaser Parties that, except for             shares of the Company acquired by CMB SAS upon the exercise of Company Options pursuant to paragraph (a) above, no capital stock, shares or other equity interests of the Company or any of its Affiliates (including, from and after the Closing, any Acquired Company) shall be issuable or required to be delivered at any time from and after the Closing upon exercise of any Company Option.
          6.7 Right to Continue Rossignol Apparel Business. From the Closing until and including July 31, 2009, CMB SAS shall cause the Acquired Companies to grant Parent and its Affiliates, including Tyax, a French société en nom collectif, a non-exclusive, non-transferable, royalty-free license to use the ROSSIGNOL trademark, logos and other associated Intellectual Property rights currently used by Tyax, in connection with the marketing, sale and distribution of Parent’s and its Affiliates’ inventory of apparel and related products and accessories in existence as of the Closing Date and bearing such Intellectual Property (such inventory, the “Soft Good Inventory”). All goods sold by Parent or its Affiliates under the ROSSIGNOL trademark shall be maintained at a high-quality standard acceptable to the Acquired Companies. The Acquired Companies acknowledge that the Soft Good Inventory meets the high quality standards of the Acquired Companies. Parent and its Affiliates agree that they shall not (i) directly or indirectly, attack any Acquired Company’s title in the ROSSIGNOL trademark or the validity of the license granted hereunder; (ii) use the ROSSIGNOL trademark in any manner other than as licensed hereunder or (iii) use the ROSSIGNOL trademark in any manner likely to dilute the ROSSIGNOL trademark or damage the Acquired Companies’ reputations. The Parties agree to negotiate, if mutually desirable, a license agreement with respect to the manufacture, marketing, sale and distribution of apparel and related products and accessories for periods after the 2008/2009 season.
ARTICLE 7.
INDEMNIFICATION
          7.1 Indemnification by the Parent Indemnifying Persons. From and after the Closing, the Parent Indemnifying Persons shall indemnify and hold the Purchaser Indemnified Persons harmless from and against any and all Losses (“Purchaser Losses”) suffered or incurred by a Purchaser Indemnified Person that arise out of or in connection with:
          (a) any breach or inaccuracy of any representation or warranty contained in ARTICLE 4 hereof (in each case disregarding all qualifications and exceptions relating to materiality, material adverse effect or words of similar import); provided, however, that in the case of any indemnification in respect of any breach of Section 4.3.5, the Parties hereto hereby acknowledge and agree that the Parent Indemnifying Persons are not warranting, and Purchaser Indemnified Persons shall not be entitled to seek indemnification in respect of, any tax attribute or benefit of the Acquired Companies, such as asset basis, net operating losses, tax credits, and any similar items or other tax benefits or entitlements that may be reflected on the Tax Returns, or in the books, records, or files, of the Acquired Companies;
          (b) any breach of or failure to perform any covenant, agreement or obligation of any Parent Indemnifying Person under this Agreement, the Initial Offer Letter or the Restated Offer Letter;
          (c) the Restructuring;
          (d) any: (i) liabilities or obligations for Taxes with respect to any Acquired Company related to a Tax period which ends on or before the Closing Date, including, for the avoidance of doubt, liabilities or obligations of any Acquired Company for Taxes that are not imposed on a periodic basis in respect of a transaction occurring on or before the Closing Date; (ii) liabilities or obligations for Taxes with respect to any Acquired Company for any Straddle Period to the extent allocable to the portion of such period ending on the Closing Date (as determined pursuant to Section 6.3(d) hereof); (iii) Taxes imposed under Treasury Regulation Section 1.1502-6 (or under any similar provision of state, local or foreign law) by reason of any Acquired Company or predecessor thereof having been a member of a consolidated, combined, unitary, affiliated or other Tax group prior to the Closing; (iv) Taxes for which Parent, Pilot, Meribel, Quiksilver Americas, or any of their Affiliates (other than any Acquired Company) is responsible under Section 2.3(h) or Section 8.11; (v) liability of an Acquired Company for Taxes under a Tax sharing or similar arrangement that was entered into on or prior to the Closing Date and before the Closing; or (vi) liability for Taxes resulting by reason of any Acquired Company ceasing to be a member of a consolidated, combined, unitary, affiliated, or other Tax group that includes Parent or an Affiliate of Parent that is not an Acquired Company; provided, however, that (x) the Parent Indemnified Persons shall not be required to indemnify a Purchaser Indemnified

Person for any such Taxes to the extent such Taxes are reflected as a reserve or accrual on the Bringdown Balance Sheet, except to the extent taken into account in determining the Pre-Closing Period Tax Adjustment under Section 6.3(c)(iv) hereof and (y) in the case of any claim for indemnification in respect of any income Tax, such Tax shall be determined after taking into account the utilization of any available net operating losses and similar tax attributes arising during any taxable period ending on or prior to the Closing Date to the extent not previously utilized by the Acquired Companies prior to the settlement of the tax controversy giving rise to indemnification hereunder;
          (e) any matter set forth on Schedule 7.1(e); or
          (f) any and all Indebtedness of the Acquired Companies that is outstanding as of the Closing Date and shall not have been paid in full as part of the Remaining Offset Amount; provided that any item of Remaining Offset Amount that has been finally determined pursuant to Section 2.3 shall not give rise to further indemnification unless the statement of facts forming the basis of such determination was incomplete, inaccurate or misleading;
provided that for so long as any amounts are outstanding under the Deductible Amount and/or the Note, any indemnification payment owed by any Parent Indemnifying Persons pursuant to this Section 7.1 shall not be paid in cash by any Parent Indemnifying Person, but instead, shall be paid by way of setoff against the then outstanding Deductible Amount; provided, further, that (i) in the event that the amount of any indemnification payments owed by any Parent Indemnifying Persons pursuant to this Section 7.1 is greater than the then outstanding Deductible Amount, but less than the sum of the then outstanding Deductible Amount and the then outstanding Note Balance, then the entire Deductible Amount shall be offset against such payments and in addition the Note Balance shall be reduced by an amount equal to the excess of such indemnification payments over such then outstanding Deductible Amount; (ii) in the event that the amount of any indemnification payments owed by any Parent Indemnifying Persons pursuant to this Section 7.1 is greater than the sum of the then outstanding Deductible Amount and the then outstanding Note Balance, then the entire Deductible Amount and the entire Note Balance shall be offset against such payments and in addition, Parent Indemnifying Persons shall pay to CMB SAS in cash (by wire transfer of immediately available funds to a bank account(s) designated by CMB SAS) an amount equal to the excess of such indemnification payments over the sum of such outstanding Note Balance and such outstanding Deductible Amount; and (iii) in the event that any indemnification payments owed by the Parent Indemnifying Persons pursuant to this Section 7.1 are greater than the then outstanding Deductible Amount, and at such time the Note is no longer outstanding or shall no longer be held exclusively by the Parent or one or more of its Affiliates, then the entire Deductible Amount shall be offset against such payments, and in addition indemnification payments in excess of such outstanding Deductible Amount shall be paid in cash (by wire transfer of immediately available funds to a bank account(s) designated by CMB SAS).
          7.2 Indemnification by the Purchaser Indemnifying Persons. From and after the Closing, the Purchaser Indemnifying Persons shall indemnify and hold the Parent Indemnified Persons harmless from and against any and all Losses (“Parent Losses”) suffered or incurred by a Parent Indemnified Person that arise out of or in connection with:

          (a) any breach or inaccuracy of any representation or warranty contained in ARTICLE 5 hereof (in each case disregarding all qualifications and exceptions relating to materiality, material adverse effect or words of similar import), including, for the avoidance of doubt, any breach or inaccuracy of a representation or warranty given by a Purchaser Party that is not a Purchaser Indemnifying Person;
          (b) any breach of or failure to perform any covenant, agreement or obligation of any Purchaser Party under this Agreement, the Initial Offer Letter or the Restated Offer Letter, including, for the avoidance of doubt, any Purchaser Party that is not a Purchaser Indemnifying Person;
          (c) any and all Guarantee Liabilities arising after the Closing Date; provided that no Purchaser Indemnifying Person shall have any obligation to indemnify or otherwise be liable pursuant to this Section 7.2(c) for any Guaranty Liability to the extent arising from, increased by or accelerated or caused to be less conditional pursuant to any amendments or modifications of, or waivers under, such Guarantee Liabilities entered into, made or given after the Closing Date without the prior written consent of CMB SAS (which consent shall not be unreasonably withheld or delayed);
          (d) the Factoring Agreements, other than any Parent Losses arising from or in connection with any breach of any Factoring Agreement by any of the Parent Indemnified Persons (including any of the Acquired Companies) prior to the Closing; or
          (e) any post-Closing Tax elections affecting Parent Indemnified Persons that are made without the Parent’s consent, including any election under section 338(g) of the Code or the filing of an “entity classification” election with the Internal Revenue Service.
          7.3 Survival; Cap.
          (a) The representations and warranties contained in this Agreement shall survive the Closing until March 31, 2010 and shall thereafter terminate (and any claim relating to the subject matter of any such representation or warranty must be made on or before such date or such claim shall be deemed to have been waived), except that: (i) the representations and warranties contained in Section 4.3.4 shall survive until the fifth anniversary of the Closing Date (on or before the date of which anniversary any claim for breach or inaccuracy of any such representation or warranty must be made or shall be deemed to have been waived); (ii) the representations and warranties contained in Sections 4.1.6 and 4.3.5 shall survive until the 60th day after all claims relating to the subject matter thereof shall have been barred by the relevant statutes of limitations, including extensions (on or before which 60th day any claim for breach or inaccuracy of any such representation or warranty must be made or shall be deemed to have been waived); (iii) the representations and warranties contained in Section 4.3.6 shall survive until the second anniversary of the Closing Date (on or before the date of which anniversary any claim for breach or inaccuracy of any such representation or warranty must be made or shall be deemed to have been waived); and (iv) the representations and warranties contained in Sections 4.1.1, 4.1.2, 4.2.1, 4.2.2, 4.2.3, 4.3.1, 4.3.18, 5.1, 5.2 and

5.10 (collectively, the “Fundamental Representations”) shall survive the Closing (and any claim for breach or inaccuracy of any such representation may be made) indefinitely. Each covenant contained in this Agreement shall survive until it shall have been performed. No claim for indemnification hereunder for any Purchaser Loss or Parent Loss may be asserted by a Purchaser Indemnified Person or Parent Indemnified Person, respectively, after the expiration of the period during which such claim may be made as provided herein; provided, however, that claims asserted in writing by a Purchaser Indemnified Person or Parent Indemnified Person (as the case may be) prior to such expiration shall not thereafter be barred by such expiration.
          (b) In no event shall the aggregate liability of any or all of the Parent Indemnifying Persons pursuant to Section 7.1(a) exceed twelve million five hundred thousand euros (€12,500,000); provided that, in furtherance of, and not in limitation of, the foregoing limitation, in no event shall the aggregate liability of any or all of the Parent Indemnifying Persons to the Purchaser Indemnified Persons pursuant to Section 7.1(a) with respect to breaches or inaccuracies of any of the representations or warranties contained in ARTICLE 4 (other than the representations and warranties contained in Sections 4.1.6, 4.3.4, 4.3.5 and 4.3.6), exceed seven million five hundred thousand euros (€7,500,000), it being understood that, subject to such twelve million five hundred thousand euros (€12,500,000) limitation, such seven million five hundred thousand euros (€7,500,000) limitation may be exceeded with respect to any breach or inaccuracy of any of the representations and warranties contained in Sections 4.1.6, 4.3.4, 4.3.5 and 4.3.6. In no event shall the aggregate liability of any or all of the Purchaser Indemnifying Persons to the Parent Indemnified Persons pursuant to Section 7.2(a) exceed seven million five hundred thousand euros (€7,500,000) (each of such limitation and the limitations set forth in the immediately preceding sentence, a “Cap”). The provisions of this Section 7.3(b) (including the limitations and each Cap set forth herein) shall not apply to any Purchaser Loss or Parent Loss that arises out of or in connection with any breach or inaccuracy of any Fundamental Representation.
          7.4 Computation of Losses; Additional Conditions and Limitations. The indemnification obligations of the Parent Indemnifying Persons and the Purchaser Indemnifying Persons under this ARTICLE 7 shall be subject to the additional conditions and limitations set forth in this Section 7.4.
          (a) With respect to any claim for indemnification by any Purchaser Indemnified Person pursuant to this ARTICLE 7:
          (i) A Purchaser Loss shall be eligible for indemnification by the Parent Indemnifying Persons pursuant to this ARTICLE 7 only to the extent that such Purchaser Loss shall have been incurred by the relevant Purchaser Indemnified Persons; provided, however, that, in the event that any claim for indemnification in respect of such Purchaser Loss pursuant to this ARTICLE 7 shall have been made by any Purchaser Indemnified Person prior to the expiration of the applicable period hereunder by which such claim shall have been made but prior to the time (if at all) that such Purchaser Loss shall have been incurred, notwithstanding such expiration of such period, such claim shall remain subject to indemnification pursuant to this ARTICLE 7 until such time as the amount of such Purchaser Loss that shall be incurred shall have been determined and paid in full to the relevant Purchaser Indemnified Persons;
          (ii) The Parent Indemnifying Persons shall not be held liable for indemnification under Section 7.1(a) to the extent that any Purchaser Loss is caused by any act or omission of a Purchaser Indemnified Person after the Closing Date, including any change in the accounting methods or in the insurance coverage of the Acquired Companies after such date.
          (iii) Purchaser Losses shall be determined without reduction for any Tax Benefits available to the Purchaser Indemnified Person; provided, however, that to the extent that the Purchaser Indemnified Person recognizes a Tax Benefit as a result of any Purchaser Loss, the Purchaser Indemnified Person shall pay the amount of such Tax Benefit (but not in excess of the indemnification payment or payments actually received from the Parent Indemnifying Person with respect to such Purchaser Loss) to the Parent Indemnifying Person as and when such Tax Benefits are actually recognized by the Purchaser Indemnified Person;
          (iv) Purchaser Losses shall be determined net of any insurance proceeds, indemnity payments and other compensation actually realized or received by the Purchaser Indemnified Persons in respect of such Purchaser Losses from Persons other than the Parent Indemnifying Persons. The relevant Purchaser Indemnified Persons shall use their commercially reasonable efforts to obtain recovery in respect of any Purchaser Losses from any Person other than the Parent Indemnifying Persons which is available (if any) in respect of such Purchaser Losses; provided that the Purchaser Indemnified Persons shall not be required to exhaust their remedies against such Person prior to making a claim for indemnification pursuant to this ARTICLE 7;
          (v) No Parent Indemnifying Person shall be held liable pursuant to this ARTICLE 7 for any indirect, punitive, incidental or consequential loss (including any loss of profits) or damage to the image, reputation or goodwill of a Purchaser Indemnified Person; provided, however, that the foregoing shall not be construed as excluding any penalty or addition to Tax from the computation of a Tax liability in respect of which a claim for indemnification may be sought hereunder;
          (vi) A Purchaser Loss shall not include any Loss to the extent caused by the failure of a Purchaser Indemnified Person that is or becomes aware of such Purchaser Loss to take and cause the other relevant Parent Indemnified Persons to take, after the Closing Date, all commercially reasonable actions under the then current circumstances to mitigate such Purchaser Loss;
          (vii) In the event that a Purchaser Loss that is or may be subject to indemnification pursuant to this ARTICLE 7 is curable, in whole or in part, the Purchaser Indemnified Persons shall give the Parent Indemnifying Persons a reasonable opportunity to so cure such Purchaser Loss prior to the Parent Indemnifying Persons being obligated to indemnify the Purchaser Indemnified Persons hereunder; provided, however, that, for the avoidance of doubt, any additional Purchaser Losses suffered or incurred by the Purchaser Indemnified Persons during the period that the Parent Indemnifying Persons seek or attempt to effect such cure shall be subject to indemnification by the Parent Indemnifying Persons pursuant to this ARTICLE 7; provided, further, that no indemnification shall be due under this ARTICLE 7 with respect any Purchaser Loss that shall have been cured to the satisfaction of the relevant Purchaser Indemnified Persons;
          (viii) Except to the extent taken into account in determining the Pre-Closing Period Tax Adjustment under Section 6.3(c)(iv) hereof, Purchaser Losses shall be determined net of any accrual or reserve in respect of such Purchaser Losses reflected on the Balance Sheet so long as such accrual or reserve shall have not been used, expended or exhausted and is set forth on the Bringdown Balance Sheet; and
          (ix) The Parent Indemnifying Persons shall not be held liable for any indemnification in respect of a breach of a representation or warranty made as of the Initial Offer Letter Date if the same representation or warranty is true and accurate as of the Closing, taking into account any additions or amendments made to the Disclosure Schedule between the Initial Offer Letter Date and the date hereof to the extent permitted under Section 8 of the Offer Letter, except those additions or amendments which are, or would reasonably be expected to be, material to the Acquired Companies, taken as a whole, or the Business.
          (b) With respect to any claim for indemnification by any Parent Indemnified Person pursuant to this ARTICLE 7:
          (i) A Parent Loss shall be eligible for indemnification by the Purchaser Indemnifying Persons pursuant to this ARTICLE 7 only to the extent that such Parent Loss shall have been incurred by the relevant Parent Indemnified Persons; provided; however, that, in the event that any claim for indemnification in respect of such Parent Loss pursuant to this ARTICLE 7 shall have been made by any Parent Indemnified Person prior to the expiration of the applicable period hereunder by which such claim shall have been made but prior to the time (if at all) that such Parent Loss shall have been incurred, notwithstanding such expiration of such period, such claim shall remain subject to indemnification pursuant to this ARTICLE 7 until such time as the amount of such Parent Loss that shall be incurred shall have been determined and paid in full to the relevant Parent Indemnified Persons;
          (ii) The Purchaser Indemnifying Persons shall not be held liable for indemnification under Section 7.2(a) to the extent that any Purchaser Loss is caused by any act or omission of a Parent Indemnified Person after the Closing Date.

          (iii) Parent Losses shall be determined without reduction for any Tax Benefits available to the Parent Indemnified Person; provided, however, that to the extent that the Parent Indemnified Person recognizes a Tax Benefit as a result of any Parent Loss, the Parent Indemnified Person shall pay the amount of such Tax Benefit (but not in excess of the indemnification payment or payments actually received from the Purchaser Indemnifying Person with respect to such Parent Loss) to the Purchaser Indemnifying Person as and when such Tax Benefits are actually recognized by the Parent Indemnified Person;
          (iv) Parent Losses shall be determined net of any insurance proceeds, indemnity payments and other compensation actually realized or received by the Parent Indemnified Persons in respect of such Parent Losses from Persons other than the Purchaser Indemnifying Persons. The relevant Parent Indemnified Persons shall use their commercially reasonable efforts to obtain recovery in respect of any Parent Losses from any Person other than the Purchaser Indemnifying Persons which is available (if any) in respect of such Parent Losses; provided that the Parent Indemnified Persons shall not be required to exhaust their remedies against such Person prior to making a claim for indemnification pursuant to this ARTICLE 7;
          (v) No Purchaser Indemnifying Person shall be held liable pursuant to this ARTICLE 7 for any indirect, punitive, incidental or consequential loss (including any loss of profits) or damage to the image, reputation or goodwill of a Parent Indemnified Person; provided, however, that the foregoing shall not be construed as excluding penalty or addition to Tax from the computation of a Tax liability in respect of which a claim for indemnification may be sought hereunder;
          (vi) A Parent Loss shall not include any Loss to the extent caused by the failure of a Parent Indemnified Person that is or becomes aware of such Parent Loss to take and cause the other relevant Purchaser Indemnified Persons to take, after the Closing Date, all commercially reasonable actions under the then current circumstances to mitigate such Parent Loss; and
          (vii) In the event that a Parent Loss that is subject to indemnification pursuant to this ARTICLE 7 is curable, in whole or in part, the Parent Indemnified Persons shall give the Purchaser Indemnifying Persons a reasonable opportunity to so cure such Parent Loss prior to the Purchaser Indemnifying Persons being obligated to indemnify the Parent Indemnified Persons hereunder; provided, however, that, for the avoidance of doubt, any additional Parent Losses suffered or incurred by the Parent Indemnified Persons during the period that the Purchaser Indemnifying Persons seek or attempt to effect such cure shall be subject to indemnification by the Purchaser Indemnifying Persons pursuant to this ARTICLE 7; provided, further, that no indemnification shall be due under this ARTICLE 7 with respect any Parent Loss that shall have been cured to the satisfaction of the relevant Parent Indemnified Persons.
          (c) Miscellaneous.

          (i) The Parent Indemnifying Persons and Purchaser Indemnifying Persons shall not be required to indemnify the Purchaser Indemnified Persons and Parent Indemnified Persons, respectively, hereunder with respect to any Purchaser Losses or Parent Losses resulting from any change in Law (including Environmental Laws and Tax Laws and changes in Law with retroactive effects) after the Closing Date.
          (ii) If any Purchaser Loss is recovered by a Purchaser Indemnified Person, in whole or in part, from any Person other than the Parent Indemnifying Persons (including any insurer or Tax Authority) after indemnification of any Purchaser Indemnified Person by any Parent Indemnifying Person in respect of such Purchaser Loss pursuant to this ARTICLE 7, the amount of such Purchaser Loss so recovered from such Person other than any Parent Indemnifying Person shall be promptly reimbursed by such Purchaser Indemnified Person to the relevant Parent Indemnifying Persons.
          (iii) If any Parent Loss is recovered by a Parent Indemnified Person, in whole or in part, from any Person other than the Purchaser Indemnifying Persons (including any insurer or Tax Authority) after indemnification of any Parent Indemnified Person by any Purchaser Indemnifying Person in respect of such Parent Loss pursuant to this ARTICLE 7, the amount of such Parent Loss so recovered from such Person other than any Purchaser Indemnifying Person shall be promptly reimbursed by such Parent Indemnified Person to the relevant Purchaser Indemnifying Persons.
          (iv) In the event that a Parent Indemnifying Person has paid any amount to a Purchaser Indemnified Person pursuant to this ARTICLE 7, and that a fact emerges subsequently which would have given rise to a reduction of such amount pursuant to this ARTICLE 7 if it had been known at the time of such payment, such Purchaser Indemnified Person shall reimburse to such Parent Indemnifying Person an amount equal to such reduction.
          (v) In the event that a Purchaser Indemnifying Person has paid any amount to a Parent Indemnified Person pursuant to this ARTICLE 7, and that a fact emerges subsequently which would have given rise to a reduction of such amount pursuant to this ARTICLE 7 if it had been known at the time of such payment, such Parent Indemnified Person shall reimburse to such Purchaser Indemnifying Person an amount equal to such reduction.
          (vi) Any liability for indemnification pursuant to this ARTICLE 7 shall be determined without duplication of recovery in respect of any Parent Loss or Purchaser Loss (as the case may be) by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement; and in particular, the Parent Indemnifying Persons shall not be held liable for any Purchaser Loss if and to the extent that such Purchaser Loss was taken into account in the determination of the Purchase Price pursuant to Section 2.3 or Section 2.4.

          7.5 Notice of Claims; Third-Party Claims.
          (a) Any Person (an “Indemnitee”) making a claim for indemnification under this ARTICLE 7 shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving written notice of any action, lawsuit, Proceeding, Tax Matter, investigation or other claim against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided, however, that the failure of the Indemnitee to give prompt notice shall not release the Indemnitor of its indemnification obligations hereunder, except to the extent the Indemnitor shall have been prejudiced by such failure. The Indemnitor shall be entitled to participate in the defense of such action, lawsuit, Proceeding, Tax Matter, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and, unless such matters could reasonably be expected to result in Parent Losses or Purchaser Losses (as the case may be) in excess of twice the Cap applicable to such Parent Losses or Purchaser Losses or involve injunctive relief, at its option shall be entitled to assume and control the defense thereof, including by appointing counsel of its choice reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided, however, that the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, further, that the fees and expenses of such separate counsel employed by the Indemnitee shall be borne solely by the Indemnitee. If the Indemnitor shall control the defense of any such claim then the Indemnitor shall be entitled to settle or compromise such claim; provided, however, that the Indemnitor shall obtain the prior written consent of the Indemnitee before entering into any settlement or compromise of a claim or ceasing to defend such claim unless (i) such settlement or compromise expressly and unconditionally releases the Indemnitee from all liabilities and obligations with respect to such claim, (ii) no injunctive or other equitable relief will be imposed against the Indemnitee pursuant to or as a result of such settlement, compromise or cessation and (iii) such settlement or compromise could not adversely affect any Tax liability of the Indemnitee. If the Indemnitor elects to not control the defense of any such claim then the Indemnitee shall be entitled to settle such claim; provided, however, that the Indemnitee shall obtain the prior written consent of the Indemnitor before entering into any settlement or compromise of such claim or ceasing to defend such claim, unless (i) such settlement or compromise expressly and unconditionally releases the Indemnitor from all liabilities and obligations with respect to such claim, (ii) no injunctive or other equitable relief will be imposed against the Indemnitor pursuant to or as a result of such settlement or cessation, (iii) Indemnitee waives its indemnification rights against Indemnitor in relation to the relevant claim and (iv) such settlement or compromise could not adversely affect any Tax liability of the Indemnitor, in which case the consent of Indemnitor shall not be required. All consents and approvals required to be given under this Section 7.5(a) shall not be unreasonably withheld, delayed or conditioned by the party from whom such consent or approval is sought.
          (b) Each Indemnitor and Indemnitee shall reasonably cooperate in the defense or prosecution of any action, lawsuit, Proceeding, Tax Matter, investigation or other claim that may give rise to an indemnification obligation under this ARTICLE 7, which cooperation shall include, to the extent reasonably requested by any such

Indemnitor or Indemnitee, the retention, and the prompt provision to the other, of records and information reasonably relevant to such action, lawsuit, Proceeding, Tax Matter, investigation or other claim or to such defense or prosecution, and making employees of such Indemnitor and/or Indemnitee (as applicable) and its Affiliates available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.
          (c) No Parent Indemnified Party or Purchaser Indemnified Party shall knowingly take any action which prejudices the defense of any claim subject to indemnification hereunder or induces a third party to assert a claim subject to indemnification hereunder unless the primary motive or purpose of such action is a legitimate business purpose (disregarding, for the purpose of determining the legitimacy of such business purpose, the effect of any indemnification rights under this ARTICLE 7).
          (d) As soon as reasonably practicable following the delivery of written notice of a Tax Matter pursuant to Section 7.5(a) hereof, Parent and CMB SAS shall make a determination as to whether such Tax Matter constitutes a Parent Controlled Tax Matter, a Purchaser Controlled Tax Matter, or a Jointly Controlled Tax Matter. Parent Indemnifying Persons shall have the right, at their expense, to control, in whole or in part, any Parent Controlled Tax Matter and Purchaser Indemnified Persons shall have the right, at their expense, to control, in whole or in part, any Purchaser Controlled Tax Matter. Parent Indemnifying Persons and the Purchaser Indemnified Persons, together, shall have the right, each covering its own expenses, to control jointly any Jointly Controlled Tax Matter; provided, however, that in the case of any particular Jointly Controlled Tax Matter, Parent Indemnifying Persons and Purchaser Indemnified Persons may mutually agree, but are not compelled to reach agreement, to designate the Tax Matter as either a Parent Controlled Tax Matter or a Purchaser Controlled Tax Matter.
          (e) In the case of a Parent Controlled Tax Matter, (i) the Parent, or the relevant Parent Indemnifying Person, shall use good faith efforts in the defense or contest of such Tax Matter and provide, or cause to be provided, to CMB SAS copies of all correspondence received from or delivered to the Tax Authority in connection with such Tax Matter, (ii) CMB SAS, or the relevant Purchaser Indemnified Person, shall have the right to participate in any such Tax Matter at its own expense, and shall provide cooperation and assistance to the Parent or the relevant Parent Indemnifying Person in connection with such defense or contest as may be reasonably requested by the Parent or the relevant Parent Indemnifying Person, and (iii) the Parent, or the relevant Parent Indemnifying Person, shall not settle such Tax Matter without the consent of CMB SAS, which consent shall not unreasonably be withheld or delayed.
          (f) In the case of a Purchaser Controlled Tax Matter, (i) CMB SAS, or the relevant Purchaser Indemnified Person, shall use good faith efforts in the defense or contest of such Tax Matter and provide, or cause to be provided, to the Parent copies of all correspondence received from or delivered to the Tax Authority in connection with such Tax Matter, (ii) the Parent, or the relevant Parent Indemnifying Person, shall have the right to participate in any such Tax Matter at its own expense, and shall provide cooperation and assistance to CMB SAS, or the relevant Purchaser Indemnified Person, in connection with such defense or contest as may be reasonably requested by CMB SAS, or the relevant Purchaser Indemnified Person, and (iii) CMB SAS, or the relevant Purchaser Indemnified Person, shall not settle such Tax Matter without the consent of the Parent, which consent shall not unreasonably be withheld or delayed.
          (g) In the case of a Jointly Controlled Tax Matter, (i) each of the Parent, or the relevant Parent Indemnifying Person, on the one hand, and CMB SAS, or the relevant Purchaser Indemnified Person, on the other, shall use good faith efforts cooperate, provide assistance, and jointly defend or contest such Tax Matter and provide, or cause to be provided, to each other copies of all correspondence received from or delivered to the Tax Authority in connection with such Tax Matter, and (ii) neither the Parent, or the relevant Parent Indemnifying Person, on the one hand, nor CMB SAS, or the relevant Purchaser Indemnified Person, on the other, shall settle such Tax Matter without the consent of the other party, which consent shall not unreasonably be withheld or delayed.
          7.6 Resolution of Tax Calculation Disputes. If the Parent and CMB SAS cannot agree on the calculation of any amount relating to Taxes that is required to be made hereunder, the Parent or CMB SAS (as the case may be) shall notify the other in writing of its request to commence the dispute resolution procedures set forth in this Section 7.6 and such dispute shall be resolved by an internationally recognized certified public accounting firm mutually acceptable to each of the Parent and CMB SAS (the “Tax CPA”). The Parent and CMB SAS shall immediately notify the Tax CPA of such dispute and the Tax CPA shall limit its examination to any such dispute. Not later than 30 days after receiving notice of such dispute, the Tax CPA shall resolve such dispute and notify the Parent and CMB SAS in writing of its decisions regarding such dispute. The Parties shall respond promptly to any reasonable request for information made by the Tax CPA, and shall provide the Tax CPA with any oral or written statements, explanations or information regarding such dispute, provided that a Party shall receive timely any written material prepared by the other Party and provided by such Party to the Tax CPA to support such statements, explanations or information. Absent manifest error, the decisions of the Tax CPA shall be final, conclusive and binding upon the Parties. The fees and expenses charged by the Tax CPA shall be borne equally by the Parties.
          7.7 Sole Remedy. The indemnities provided in this ARTICLE 7 shall constitute the sole and exclusive remedy of any Party for Parent Losses and Purchaser Losses arising out of, resulting from or incurred in connection with the breach of any representation, warranty, covenant or agreement contained in this Agreement (including, for the avoidance of doubt, a breach of any representation, warranty, covenant or agreement contained in the Offer Letter, but only after and subject to the consummation of the Closing); provided, however, that the foregoing terms of this Section 7.7 shall not apply to any fraud, intentional misrepresentation or willful breach committed by a Party; provided, further, that the exclusive remedy set forth in this Section 7.7 does not preclude a Party from bringing an action for specific performance to require the other Party to perform its obligations under this Agreement.
          7.8 Tax Effect of Indemnification Payments. All indemnification payments made by the Parent Indemnifying Persons to the Purchaser Indemnified Persons, or by the

Purchaser Indemnifying Persons to the Parent Indemnified Persons, pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the Purchase Price, unless otherwise required by applicable Law.
ARTICLE 8.
GENERAL PROVISIONS
          8.1 Cooperation. Each of the Parties hereby agrees to use its commercially reasonable efforts to take all measures or to ensure that all measures necessary or useful are taken in a timely manner for the completion of the transactions provided for in this Agreement. In the event that after the Closing Date, any additional measures are necessary or desirable for the completion of the Transaction, the parties shall use their respective commercially reasonable efforts to take all such measures or to ensure that they are taken.
          8.2 Confidentiality. The provisions of the Confidentiality Agreement shall remain binding and in full force and effect until the Closing and the Purchaser Parties agree to be bound by, and to comply with the obligations of Macquarie Capital (USA) Inc. thereunder. The information contained herein, in the Disclosure Schedule or delivered to the Purchaser Parties or their authorized representatives pursuant hereto shall be subject to the Confidentiality Agreement until the Closing and, for that purpose and to that extent, the terms of the Confidentiality Agreement are incorporated herein by reference. The Purchaser Parties shall instruct their consultants, advisors and representatives to treat the terms of this Agreement after the date hereof as strictly confidential (unless compelled to disclose by judicial or administrative process or, in the opinion of legal counsel, by other requirements of Law, including in compliance with the securities laws of the United States or the rules of any self-regulatory body having jurisdiction over such Party).
          8.3 Announcements. Except to the extent required by applicable Law, and subject to the terms of the Confidentiality Agreement, the Parties will mutually agree on the nature, content and timing of any and all publicity, public announcements, press releases, or other public disclosures regarding this Agreement or the transactions specifically contemplated herein (including, but not limited to, on any web site). Notwithstanding the foregoing, the Purchaser Parties also acknowledge that the Parent may disclose this Agreement and the Transaction in filings with the SEC and the New York Stock Exchange (NYSE) without requiring any consent from any Purchaser Party.
          8.4 Joint and Several Liability. Each of the Parent, Pilot, Meribel and Quiksilver Americas agrees to be jointly and severally liable for the accuracy of all representations and warranties of, and the due performance of all covenants, agreements and obligations to be performed by, the Parent, Pilot and/or Quiksilver Americas under this Agreement.
          8.5 Absence of Third-Party Rights; Assignment. This Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective successors and assigns; provided that no Party shall assign or delegate any of the rights or obligations under this Agreement (except, at any time after the Closing, by operation of law in connection with a merger, a sale of all or substantially all of the assets, or a liquidation of any Purchaser Party or its

Affiliates) without the prior written consent of each other Party, and any such purported assignment or delegation without such consent shall be void and of no effect; provided, however, that any Purchaser Party may (in its sole discretion), without the consent of any other Party, assign (in whole or in part and whether by merger, operation of law or otherwise) (a) this Agreement and its rights hereunder to its lenders and debt providers (and/or any administrative and/or collateral agent therefor) for collateral security purposes, and (b) this Agreement and its rights and obligations hereunder to one or more of its Affiliates or any Person in which any direct or indirect equity owner of such Purchaser Party directly or indirectly owns an equity interest; provided, further, that (i) any such assignment shall not adversely affect in any material respect the ability of such Purchaser Party to consummate the Transaction and perform its obligations hereunder, and (ii) such Purchaser Party shall remain liable for, and shall not be released from, any of its obligations under this Agreement. Except as set forth in ARTICLE 7, nothing in this Agreement, express or implied, shall confer upon any Person other than a Party or a Party’s permitted successors and assigns, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.
          8.6 Entire Agreement. This Agreement, the Disclosure Schedule, the Transition Services Agreement, the Roxy License Agreement, the Initial Offer Letter, the Restated Offer Letter and any other document or instrument executed and/or delivered by any Party to any other Party pursuant to this Agreement set forth all of the promises, covenants, agreements, conditions and undertakings among the Parties relating to the subject matter hereof and supersede all prior or contemporaneous agreements and understandings, negotiations, inducements or conditions, express or implied, oral or written (other than the Confidentiality Agreement) of the Parties with respect to the subject matter hereof.
          8.7 Waivers and Amendments. No modification of or amendment to this Agreement shall be valid unless set forth in an instrument in writing signed by Parent and the Purchaser Parties. Any waiver of any term or condition of this Agreement must be set forth in an instrument in writing signed by the waiving Party and must refer specifically to the term or condition to be waived and to the circumstances of such waiver. No such waiver shall be deemed to constitute a waiver applicable either to other circumstances involving the same term or condition or to any other term or condition of this Agreement. Except as otherwise expressly provided herein, no failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, and no custom or practice of the Parties at variance with the terms hereof, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
          8.8 Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any rule of Law in any particular respect or under any particular circumstances, such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transaction is fulfilled to the fullest extent possible.
          8.9 Interest. Except for the Note, any amount required to be paid hereunder which is not paid by the due date for payment of such amount as provided herein shall bear interest at the Reference Rate plus 30 basis points, inclusive of the due date and the actual date of payment.
          8.10 Notices and Communications. Except as otherwise specifically provided for hereunder, all notices and communications provided for herein shall be deemed to have been duly given if delivered to the following addresses:
If to any Purchaser Party, to:
Chartreuse et Mont Blanc Global Holdings S.C.A.
c/o Macquarie Capital (Europe) Limited
41 Avenue George V
75008, Paris, France
Attention: Ross McInnes
Facsimile: +33 1 56 52 54 99
With copies to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: William J. Grant, Esq.
Facsimile: (212) 728-9223
and
Willkie Farr & Gallagher LLP
21-23 rue de la Ville l’Evêque
Paris, France
Attention: Eduardo J. Fernandez, Esq.
Facsimile: +33 1 4006 9606
If to the Parent, Pilot, Meribel or Quiksilver Americas, to:
Quiksilver, Inc.,
15202 Graham Street,
Huntington Beach, California 92649
U.S.A.
Attention: Charles S. Exon
Facsimile: +1 714 889 3306

With a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue Suite 3400
Los Angeles, California 90071
Attention: Brian McCarthy, Esq.
Facsimile: +1 (213) 687 5600
or to such other addresses as the addressees shall indicate in accordance with the provisions of this Section 8.10. All notices or communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (i) on the date stated on the receipt, if hand delivered or sent by overnight courier, against a receipt signed and dated by or on behalf of the addressee, (ii) on the date of the first presentation to the addressee, if sent by registered mail with return receipt requested, or (iii) on the day after the date of dispatch, if sent by facsimile or telecopy (with a copy simultaneously sent by overnight courier, postage prepaid, return receipt requested).
          8.11 Costs. Each Party shall be responsible for payment of all fees and costs respectively incurred in connection with this Agreement and the Transaction, including the fees and disbursements of their respective financial advisors, accountants, attorneys and other advisors, whether or not mandated. CMB SAS and the Parent shall each be responsible for the payment of 50% of the Transfer Taxes incurred in connection with this Agreement and the Transaction.
          8.12 Specific Performance. Each Party agrees that it could be irreparably injured by a breach of this Agreement by the other Party, that money damages will not be an adequate and/or fully sufficient remedy for any breach of this Agreement and that, in addition to all other remedies available at law, each Party shall be entitled to injunctive relief and specific performance as a remedy for any such breach.
          8.13 Governing Law; Jurisdiction; Waiver of Jury Trial.
          (a) This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and performed in such state.
          (b) Each party hereto hereby irrevocably consents and agrees that any legal action, suit or proceeding against it with respect to its rights or obligations or any other matter under or arising out of or in connection with this Agreement (other than in connection with the dispute to be resolved by the Auditor or the Tax Arbitrator pursuant to Section 2.4(e) and Section 7.6, respectively) shall be brought in the United States District Court of the Southern District of New York or in the courts of the State of New York, sitting in New York County and, by execution and delivery of this Agreement, each Party, to the fullest extent permitted by applicable law, hereby (i) irrevocably accepts and submits to the exclusive jurisdiction of each of the aforesaid courts in person, generally and unconditionally with respect to any such action, suit or proceeding and (ii) agrees not to commence any such action, suit or proceeding in any jurisdiction other than those of the aforesaid courts, waives any objection to the laying of venue of any such action, suit or proceeding therein and agrees not to plead or claim that such action, suit or proceeding has been brought in an inconvenient forum. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any Party if given to such Party as provided in Section 8.10. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any other manner permitted by applicable Law.
          (c) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE INCLUDING, BUT NOT LIMITED TO, THE CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW OR ANY APPLICABLE STATUTE OR REGULATIONS. EACH PARTY HERETO ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHT TO DEMAND TRIAL BY JURY.
          8.14 Counterparts. This Agreement may be executed by the parties in one or more counterparts or duplicate originals, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument, and all signatures need not appear on any one counterpart. Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.
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          IN WITNESS WHEREOF, the Parties hereto have duly executed this Stock Purchase Agreement as of the date first written above.

QUIKSILVER, INC.
By:
	Name:	Charles Exon
	Title:	Chief Administrative Officer, General Counsel and Secretary

PILOT S.A.S.
By:
	Name:	Pierre Lalande
	Title:	Directeur général

MERIBEL S.A.S.
By:
	Name:	Pierre Lalande
	Title:	Président

QUIKSILVER AMERICAS, INC.
By:
	Name:	Charles Exon
	Title:	Executive Vice President

CHARTREUSE ET MONT BLANC LLC
By:
	Name:	Ian Ashken
	Title:	Senior Vice President

CHARTREUSE ET MONT BLANC SAS
By:
	Name:	Ross McInnes
	Title:	President

CHARTREUSE ET MONT BLANC GLOBAL HOLDINGS S.C.A.
By: Chartreuse et Mont Blanc GP S.a.r.l,
its Manager

By:
	Name:	Ross McInnes
	Title:	Manager

MACQUARIE ASSET FINANCE LIMITED
By:
	Name:	Ross McInnes
	Title:	Attorney-in-Fact

MAVILIA SAS
By:
	Name:	Bruno Cercley
	Title:	President

EXECUTION VERSION
THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED OR SOLD UNLESS REGISTERED PURSUANT TO SUCH ACT OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. IN ADDITION, THIS NOTE MAY NOT BE TRANSFERRED TO ANY PERSON WHO IS NOT AN ELIGIBLE PERSON (AS DEFINED IN THIS NOTE).
SUBORDINATED PROMISSORY NOTE

€10,000,000	New York, New York
November 12, 2008
W I T N E S S E T H :
     FOR VALUE RECEIVED, the undersigned, Chartreuse et Mont Blanc SAS, a French société par actions simplifiée (the “Company”), hereby promises to pay to the order of PILOT S.A.S., a French société par actions simplifiée (the “Initial Holder”), or its permitted assigns (any such permitted assigns, together with the Initial Holder, the “Holder”), the principal sum of TEN MILLION EUROS (€10,000,000) on the dates specified herein, with interest on the unpaid balance of such amount from the date hereof at the rate of interest specified herein.
     This note (this “Note”) is issued pursuant to Section 2.2 of the Stock Purchase Agreement, dated as of November 12, 2008 (the “Stock Purchase Agreement”), by and among Quiksilver, Inc., a Delaware corporation, Initial Holder, Meribel S.A.S., a French société par actions simplifiée, and Quiksilver Americas, Inc., a California corporation, on the one hand, and Chartreuse et Mont Blanc LLC, a Delaware limited liability company, the Company, Parent, Macquarie Asset Finance Limited, an Australian limited company, and MAVILIA SAS, a French société par actions simplifée.
1. DEFINITIONS
     Capitalized terms and other defined terms used in this Note shall (unless otherwise provided elsewhere in this Note) have the meanings given to them in Annex 1 hereto.
     All references to Sections contained herein shall refer to Sections of this Note unless otherwise stated or the context otherwise requires.

     Except as otherwise provided in this Note, all computations and determinations as to accounting or financial matters (including financial covenants) shall be made in accordance with GAAP consistently applied for all applicable periods, and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP. All financial statements to be delivered pursuant to this Note shall be prepared in accordance with GAAP.
     All other undefined terms contained in this Note shall, unless the context indicates otherwise, have the meanings provided for by the Code as in effect in the State of New York to the extent the same are used or defined therein.
     The words “include”, “includes”, “including” and “such as” shall be construed as if followed by the phrase “without limitation.”
     The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Note as a whole, as the same may from time to time be amended, modified or supplemented and not to any particular section, subsection or clause contained in this Note.
     Unless the context otherwise requires, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.
     In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.
2. TERMS OF PAYMENT
     2.1. Principal. The Company shall pay the entire unpaid principal amount of this Note, together with accrued and unpaid interest thereon through the date of such payment, on the Maturity Date; provided, that, any amounts due and payable to Company pursuant to Section 9.1 hereof shall be set off against the Obligations immediately upon the final determination that such amounts are due and payable to Company.
     2.2. Optional Prepayment. The Company may, at any time, upon three days’ prior written notice, prepay the outstanding principal amount of this Note, without premium or penalty, in whole or ratably in part, together with accrued and unpaid interest thereon, through the date of such prepayment on the principal amount prepaid. Any such prepayment by the Company shall be applied in the following order, in each case pro rata among all Notes based on their relative principal amounts: (i) then due and payable fees and expenses under each Note; (ii) then due and payable interest payments on each Note; and (iii) the principal of each Note.
     2.3. Interest.
     (a) Interest shall not accrue on this Note until January 1, 2011. From January 1, 2011, interest shall accrue on the outstanding principal amount hereof at the Applicable Rate. The Company shall make payments to the Holder of interest on the outstanding principal amount of this Note quarterly in arrears on each March 31, June 30, September 30 and December 31, and on to the Maturity Date, commencing March 31, 2011 (each of the foregoing, an “Interest

Payment Date”). All payments of interest hereunder shall be computed on the basis of a 360-day year and the number of days elapsed.
     (b) If any payment on this Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of interest thereon, shall be payable at the then Applicable Rate during such extension.
     (c) Interest on overdue amounts under this Note shall be increased by 2.0% per annum above the rate otherwise applicable, which interest shall be due and payable on demand (before and after judgment).
     (d) Notwithstanding anything to the contrary set forth in this Section 2.3, if at any time until the Maturity Date the Applicable Rate exceeds the highest rate of interest permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the “Maximum Lawful Rate”), then, in such event, and so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that, to the extent permitted by applicable law, if at any time thereafter the Applicable Rate is less than the Maximum Lawful Rate, the Company shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Holder hereunder is equal to the total interest which Holder would have received had the Applicable Rate been (but for the operation of this paragraph) the interest rate payable since the date hereof. Thereafter, the interest rate payable hereunder shall be the Applicable Rate unless and until the Applicable Rate again exceeds the Maximum Lawful Rate, in which event this paragraph shall again apply. In no event shall the total interest received by Holder pursuant to the terms hereof exceed the amount which Holder could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If a court of competent jurisdiction, notwithstanding the provisions of this Section 2.4(d), shall make a final determination that Holder has received interest hereunder in excess of the Maximum Lawful Rate, Holder shall, to the extent permitted by applicable law, promptly apply such excess first to any interest due and not yet paid under its Note, then to the principal amount of its Note (without premium or penalty), then to other unpaid Obligations and thereafter shall refund any excess to the Company or as a court of competent jurisdiction may otherwise order.
     2.4. Receipt of Payment. The Company shall make each payment under this Note not later than 1:00 p.m. (New York City time) on the Business Day when due, in lawful money of the European Union (Euros), in immediately available funds to Holder’s depository bank as designated by Holder from time to time for deposit in Holder’s depositary account. For purposes only of computing interest hereunder, all payments shall be applied by Holder to its Note on the day payment has been received by Holder in immediately available funds as provided herein.
     2.5. Withholding Rights. Each of the Company and the Initial Holder acknowledge and agree that no payment hereunder to be made by, or received from, the

Company hereunder is anticipated to be subject to deduction or withholding under applicable law in respect of any tax. If the Company or the Holder should become aware of any factual basis leading to a contrary conclusion, the relevant party shall provide prompt notice to the other party and the Company and the Holder shall cooperate in good faith to implement appropriate arrangements to avoid the imposition, or mitigate the amount of, any withholding tax under applicable law. In the event of the imposition of any such withholding or deduction for which Company may be liable the Holder shall indemnify and hold the Company harmless, provided that the Company shall use its commercially reasonable efforts, in consultation with the Holder, to contest or otherwise mitigate, the amount of any such withholding or deduction that is ultimately due and payable. The foregoing is based on (i) the Initial Holder’s representation that it is tax resident in France and, in light of the Company’s representation set forth in the next sentence, is eligible to receive payments under the Note free of withholding tax and (ii) the Company’s representation that it is tax resident in France and, in light of the Initial Holder’s representation set forth in the next sentence, is eligible to make such payments free of withholding tax. The Company hereby represents to the Initial Holder that the Company is tax resident in France and the Initial Holder hereby represents to the Company that the Initial Holder is tax resident in France.
3. FINANCIAL STATEMENTS AND INFORMATION
     3.1. Reports and Notices. The Company covenants and agrees that, from and after the date hereof and until all the Obligations have been paid in full, it shall deliver to Holder:
     (a) Within 90 days after the end of the first three fiscal quarters of each Fiscal Year, (i) a copy of the unaudited balance sheets of the Company Parties as of the close of such quarter and related statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such quarter, and (ii) a copy of the unaudited statements of income of the Company Parties for such quarter, all prepared in accordance with GAAP (subject to normal year end adjustments) and accompanied by the certification of the chief executive officer or chief financial officer of the Company that all such financial statements present fairly in accordance with GAAP (subject to normal year end adjustments) the financial position, the results of operations and the cash flows of the Company Parties as of the end of such quarter and for the portion of the fiscal year then ended.
     (b) Within 120 days after the close of each Fiscal Year, a copy of the annual audited financial statements of the Company Parties, consisting of a balance sheet and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous fiscal year (if any), which financial statements shall be prepared in accordance with GAAP, certified by a firm of independent certified public accountants of recognized national standing selected by the Company and reasonably acceptable to the Majority Holders.
     (c) As soon as practicable, but in any event within five (5) Business Days after the Company becomes aware of the existence of any Default or Event of Default, telephonic or other written or oral notice to the Holder specifying the nature of such Default or Event of Default, which notice, if oral, shall be promptly confirmed in writing within five (5) days.

4. AFFIRMATIVE COVENANTS
     The Company covenants and agrees that, unless the Majority Holders shall otherwise consent in writing, from and after the date hereof and until all the Obligations have been paid in full:
     4.1. Maintenance of Existence and Conduct of Business. The Company shall, and shall cause each of the other Company Parties to, (a) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, and its rights, licenses, privileges and franchises; (b) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; and (c) at all times, consistent with industry practices, maintain, preserve and protect all of its trademarks, trade names, patents, copyrights, trade secrets, know-how and other intellectual property (except where the failure to do so is not reasonably likely to have a Material Adverse Effect), and preserve all the remainder of its property, in use in the conduct of its business, and keep the same in good repair, working order and condition (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all needful and proper repairs, renewals and replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times.
     4.2. Books and Records. The Company shall, and shall cause each of the other Company Parties to, keep adequate records and books of account with respect to its business activities, in which proper entries, reflecting all of its financial transactions, are made in accordance with GAAP.
5. NEGATIVE COVENANTS
     The Company covenants and agrees that, without the prior written consent of the Majority Holders, from and after the date hereof and until all the Obligations have been paid in full:
     5.1. Mergers, etc. (a) The Company will not consolidate with or merge with or amalgamate with any other Person unless:
     (i) the successor formed by such consolidation or amalgamation or the survivor of such merger, as the case may be (in each case, the “Surviving Entity”), shall be a solvent entity organized and existing under the laws of France, the United States or any State thereof (including the District of Columbia), and such Surviving Entity shall have executed and delivered to the Holder, prior to the consummation of such consolidation, amalgamation or merger and in a manner reasonably satisfactory to the Majority Holders, its assumption of the due and punctual performance and observance of each term, covenant and condition of this Note; and
     (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

(b) The Company shall not sell, convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person or Persons.
(c) The Company will not permit any of its Subsidiaries to sell, convey, transfer or lease all or substantially all of any such Subsidiary’s assets to the extent such sale, conveyance, transfer or lease would constitute a sale, conveyance, transfer or lease of all or substantially all of the Company’s and its Subsidiaries’ assets on a consolidated basis.
     5.2. Transactions with Affiliates. The Company shall not, and shall not permit any Company Party to, enter into or be a party to, or otherwise permit to exist, any transaction with or for the benefit of any Affiliate of a Company Party, except upon fair and reasonable terms that are no less favorable to such Company Party than the Company Party would obtain at the time of such transaction in a comparable arm’s length transaction with a Person not an Affiliate of the Company Party; provided, however, that the provisions of this Section 5.2 shall not apply to (A) management fees paid to the Permitted Holders not to exceed $500,000 in any fiscal year, (B) the indemnification of directors and officers of each Company Party in accordance with customary practices, (C) any issuance or repurchases of securities, or other payments, awards or grants in cash, securities or otherwise, in each case pursuant to, or to provide for the funding of, employment agreements, stock options and stock ownership plans established for directors and officers of any Company Party in the ordinary course of business and approved by the board of directors of the Company, (D) loans or advances to bona fide employees of any Company Party in the ordinary course of business, (E) transactions solely among the Company and its Subsidiaries, (F) the payment of fees to directors of any Company Party in the ordinary course of business, (G) any employment agreements entered into by any Company Party in the ordinary course of business, (H) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers bona fide employees of any Company Party, (I) the Acquired Note (as such term is defined in the Stock Purchase Agreement) and (J) the payment of all fees, expenses, bonuses and awards directly related to the transactions contemplated by the Stock Purchase Agreement, including fees to the Permitted Holders, payable on the Closing Date or in connection with bona fide financial advisory or investment banking services actually provided to any Company Party by any Permitted Holder (to the extent such fees, expenses, bonuses, and amounts relating to such bona fide financial advisory or investment banking services are on customary market terms).
6. EVENTS OF DEFAULT; RIGHTS AND REMEDIES
     6.1. Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:
     (a) The Company shall fail to make any payment of principal of the Obligations when due and payable, or declared due and payable, and such failure shall have remained unremedied for a period of five (5) days after the same shall have become due and payable, or declared due and payable.

     (b) The Company shall fail to make any payment of interest on, or any other amount owing in respect of (other than amounts in respect of principal), the Obligations when due and payable, or declared due and payable, and such failure shall have remained unremedied for a period of thirty (30) days after the Company has received notice of such failure from any Holder.
     (c) The Company shall fail to perform, keep or observe (or fail to cause any other Company Party to perform, keep or observe, as the case may be) any other provision, covenant or agreement of or contained in this Note and the same shall remain unremedied for a period ending thirty (30) days after the Company shall receive written notice of any such failure from the Majority Holders.
     (d) An Event of Default shall occur under any other Note.
     (e) A case or proceeding shall have been commenced against any Material Company Party in a court having competent jurisdiction, seeking a decree or order in respect of any Material Company Party (i) under title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable Federal, state or foreign bankruptcy, insolvency, receivership or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of or for any Material Company Party or of any substantial part of the properties of any Material Company Party, or (iii) ordering the winding-up or liquidation of the affairs of any Material Company Party and such case or proceeding shall remain undismissed or undischarged for sixty (60) consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding.
     (f) Any Material Company Party shall (i) file a petition seeking relief under title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable Federal, state or foreign bankruptcy, insolvency, receivership or other similar law, (ii) consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of such Material Company Party or of any substantial part of the properties of any Material Company Party, (iii) fail generally to pay its debts as such debts become due, (iv) make a general assignment or arrangement for the benefit of creditors, or (v) take any corporate or other organizational action in furtherance of any such action.
     (g) Any Material Company Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.
     (h) Any representation or warranty made by the Company in this Note or in any certificate, instrument or written statement contemplated by or made or delivered pursuant to or in connection with any of the Notes, shall prove to have been incorrect when made or deemed made in any material respect.
     (i) A Change of Control shall have occurred.
     (j) Any Company Party shall default in making any payment of any principal of or interest on any Indebtedness having an aggregate principal amount of €25,000,000 or more, after the period of grace, if any, provided for in the instrument or agreement under which such

Indebtedness is governed, or any other circumstance or event occurs which results in the acceleration of the maturity of any Indebtedness of any Company Party having an aggregate principal amount of €25,000,000 or more.
     6.2. Remedies. If any Event of Default specified in Section 6.1 shall have occurred and be continuing, the Majority Holders may, by notice to the Company, declare all Obligations to be forthwith due and payable, whereupon all such Obligations shall become and be due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Company; provided, however, that upon the occurrence of an Event of Default specified in Section 6.1(e) or Section 6.1(f) or Section 6.1(g) hereof, all Obligations shall automatically become immediately due and payable without declaration, notice or demand.
     6.3. Waivers by the Company. Except as otherwise provided for in this Note, the Company waives presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate and notice of acceleration. The Company acknowledges that it has been advised by counsel of its choice with respect to this Note and the transactions evidenced by this Note.
7. REPRESENTATIONS AND WARRANTIES
     The Company hereby represents and warrants as of the Closing Date to the Holder as follows:
     7.1. Authorization. The execution, delivery and performance of this Note are within the Company’s corporate or other organizational powers and have been duly authorized by all necessary corporate (or other organizational) and, if required, stockholder or shareholder, action. This Note has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     7.2. No Default. No Default or Event of Default exists as of the Closing Date.
8. SUBORDINATION
     Notwithstanding anything to the contrary contained in this Note, the Holder hereby subordinates all claims arising under, with respect to or out of this Note to all Senior Indebtedness in the manner and to the extent hereinafter provided:
     8.1. The Company shall not make any payments to the Holder of this Note on account of any Obligation in respect of this Note, including the principal of and interest on the Note and may not purchase, redeem or otherwise retire or acquire this Note: (i) upon the maturity of all of the Company’s Senior Indebtedness by lapse of time, acceleration (unless waived) or otherwise, unless and until such Senior Indebtedness is first Paid in Full; or (ii) in the case of a Senior Default relating to failure to pay any principal of, premium, if any, or interest or other amounts on the Company’s Senior Indebtedness, when such Senior Indebtedness becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (a “Payment Default”), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist and any such acceleration has been rescinded or such Senior Indebtedness has been Paid in Full.
     8.2. Upon (i) the happening of a Senior Default hereunder other than a Payment Default that permits the Senior Lenders to accelerate the maturity of such Senior Indebtedness and (ii) written notice of such Senior Default delivered to Holder (with a copy to the Company) by the Senior Lenders or representatives of the Senior Lenders (a “Payment Blockage Notice”), then, unless and until such Senior Default has been cured or waived or otherwise has ceased to exist, no payment shall be made by the Company to the Holder on account of any Obligations. Notwithstanding the preceding sentence (but subject to the other provisions of this Section 8), unless the Senior Indebtedness in respect of which such Senior Default exists has been declared due and payable in its entirety within 364 days after the Payment Blockage Notice is delivered as set forth above (the “Payment Blockage Period”) (and such declaration has not been rescinded or waived) or a Payment Default has occurred and is continuing, at the end of the Payment Blockage Period, the Company shall be permitted to pay all sums not previously paid to the Holder of this Note during the Payment Blockage Period due to the foregoing prohibitions and to resume all other payments as and when due on this Note.
     Any number of Payment Blockage Notices may be given; provided, however, that: (i) not more than one Payment Blockage Notice shall be given within a period of any 540 consecutive days, and (ii) no Senior Default that is not a Payment Default that existed upon the date of such Payment Blockage Notice or the commencement of such Payment Blockage Period shall be made the basis for the commencement of any other Payment Blockage Period unless such Senior Default shall have been cured or waived for a period of not less than 90 days (it being acknowledged that any subsequent action, or any subsequent breach of any financial covenants during the period after the delivery of such initial Payment Blockage Notice that in either case, would give rise to a Non-Payment Default pursuant to any provisions under which a Non-Payment Default previously existed or was continuing shall constitute a new Non-Payment Default for this purpose).
     8.3. If any Event of Default has occurred and is continuing, the Holder will not exercise or seek to exercise any rights or remedies with respect thereto, will not bring any action or proceeding to recover the Obligations or to exercise any rights or remedies and will not accelerate the maturity of the Obligations (except to the extent such acceleration occurs as a result of an Event of Default under Section 6.1(e), Section 6.1(f) or Section 6.1(g)) unless (1) the Holder has given notice of such Event of Default to the Senior Lenders or the agent or representative of the Senior Lenders and at least 364 days have elapsed since the delivery of such notice or (2) the Senior Indebtedness has been Paid in Full. Notwithstanding anything to the contrary expressed or implied herein, this Section 8.3 shall not restrict or prevent the acceleration of the maturity of the Obligations upon an Event of Default under Sections 6.1 (e), (f) or (g) or the accrual of interest at the rate provided in Section 2.3 (c) following an Event of Default.
     8.4. In the case of any distribution of the assets of the Company to its creditors, under bankruptcy law or by virtue of receivership or other court proceedings, assignment for the benefit of creditors, liquidation, dissolution, or otherwise, all dividends and payments on account of the Obligations shall be payable to (or for the benefit of) the Senior Lenders, if any, until all Senior Indebtedness (including, without limitation, interest accrued thereon after the initiation of any proceeding under bankruptcy law or any other kind of insolvency proceeding, whether or not any such Senior Lender would, under applicable law, be entitled to receive dividends or payments with respect to such interest in such proceeding) has been Paid in Full, and the Holder hereby assigns to the Senior Lenders all such dividends and payments to the extent of the unpaid Senior Indebtedness. If any such dividends or payments come directly or indirectly into the Holder’s control or possession, it will receive them as trustee for the benefit of such Senior Lenders and will immediately pay them to (or for the benefit of) such Senior Lenders until the Senior Indebtedness is Paid in Full.
     8.5. To the extent any payment of Senior Indebtedness is declared to be fraudulent or preferential, set aside or required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then, if such payment is recovered by, or paid over to, such receiver, trustee in bankruptcy, liquidating trustee, agent or similar Person, the Senior Indebtedness or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred. It is further agreed that any diminution (whether pursuant to court decree or otherwise, including without limitation for any of the reasons described in the preceding sentence) of the Company’s obligations to make any distribution or payment pursuant to any Senior Indebtedness, except to the extent such diminution occurs by reason of the repayment (which has not been disgorged or returned) of such Senior Indebtedness in cash, shall have no force or effect for purposes of the subordination provisions contained in this Section 8, with any turnover of payments as otherwise calculated pursuant to this Section 8 to be made as if no such diminution had occurred. The Company shall promptly give written notice to the Holder of any such dissolution, winding-up, liquidation or reorganization of the Company; provided that any delay or failure to give such notice shall have no effect on the subordination provisions contained in this Section 8.
     8.6. If a distribution is made to the Holder that because of this Section 8 should not have been made to the Holder, the Holder shall hold such distribution in trust for the Senior Lenders and pay it over to them (or their designees) as their interests may appear, without defense, offset, recoupment, deduction, or counterclaim of any kind, and such Senior Lenders shall apply all such amounts on account of the applicable Senior Indebtedness, which shall be permanently reduced by such amounts.
     8.7. The right of any present or future Senior Lender to enforce subordination of this Note pursuant to the provisions of this Section 8 shall not at any time be prejudiced or impaired by any act or failure to act on the part of the Company or any such Senior Lender, including, without limitation, any forbearance, waiver, consent, compromise, amendment, extension, renewal, or taking or release of security of or in respect of any Senior Indebtedness or by noncompliance by the Company with the terms of such subordination regardless of any knowledge thereof the Holder may have or otherwise be charged with having.
     8.8. Each present and future Senior Lender shall be an intended third party beneficiary of the provisions of this Section 8. Each Senior Lender (or the representative or agent for each Senior Lender) shall give notice to the Holder as provided herein of the address where the Holder may provide notices under this Section 8 to the Senior Lenders or their representative or agent.
     8.9. Notwithstanding anything to the contrary expressed or implied herein, the Company shall not be restricted as a result of this Section 8 or the subordination provisions hereof from exercising its right to reduce the Obligations by such payments as are due and payable to Company pursuant to Section 9.1 hereof, and in the event the Company does exercise such right, the Holder shall have no duties, obligations or liabilities as a result thereof to any Senior Lender under this Section 8 or the subordination provisions hereof.
The failure to make a payment on account of any Obligations under this Note by reason of any provision of this Section 8 shall not be construed as preventing the occurrence of a Default or an Event of Default under Section 6.1 or in any way limit the rights of any Holder to pursue any other rights or remedies with respect to this Note except as expressly provided in Section 8.3 herein.
This Section 8 defines the relative rights of Holder and Senior Lenders. Nothing in this Note shall: (1) impair, as between the Company and Holder, the obligation of the Company, to pay, when due, the Obligations; (2) affect the relative rights of Holder and creditors of the Company other than their rights in relation to the Senior Lenders; or (3) prevent any Holder from exercising its available remedies upon a Default or Event of Default, subject to the rights of the Senior Lenders to receive distributions and payments otherwise payable to Holder as provided herein and subject to Section 8.3 herein with respect to the exercise of remedies upon an Event of Default.
Subject to the payment in full in cash of all Senior Indebtedness of the Company, the Holder shall be subrogated to the rights of the Senior Lenders to receive payments or distributions of assets of the Company applicable to the Senior Indebtedness until all amounts owing on this Note shall be paid in full, and for the purpose of such subrogation no such payments or distributions to the Senior Lenders by or on behalf of the Company, or by or on behalf of the Holder by virtue of this Section 8, which otherwise would have been made to the Holder shall, as between the Company and the Holder, be deemed to be payment by the Company on account of such Senior Indebtedness, it being understood that the provisions of this Section 8 are and are intended solely for the purpose of defining the relative rights of the Holder, on the one hand, and the Senior Lenders, on the other hand.
     8.10. In addition to the terms defined elsewhere in this Note, as used herein, the following terms shall have the respective meanings set forth below:
     (i) “Hedging Agreements” means any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates.
     (ii) “Indebtedness” means any liability for borrowed money or for the deferred purchase price of property or any other indebtedness that is evidenced by a note, bond, debenture, or similar instrument (excluding any trade liability or accrued liability but including accrued interest on any debt instrument), all obligations, contingent or otherwise, in respect of bankers’ acceptances and letters of credits and all obligations under capitalized leases. For the avoidance of doubt, “Indebtedness” shall include all amounts historically classified by the Acquired Companies (as such term is defined in the Stock Purchase Agreement) as long-term debt or lines of credit in the Parent Consolidated Financial Statements (as such term is defined in the Stock Purchase Agreement).
     (iii) “Paid in Full” means, with respect to the Senior Indebtedness, the payment in full in cash of the Senior Indebtedness and the termination of all commitments to extend credit (including the making of loans and the issuance of letters of credit) under the documents evidencing or creating the Senior Indebtedness.
     (iv) “Senior Default” means any event of default of, under or with respect to any of the Senior Indebtedness, and any other event or condition the occurrence or existence of which permits any Senior Lender to accelerate, or results in the acceleration of, the maturity of the Senior Indebtedness.
     (v) “Senior Indebtedness” means (1) all obligations (including the payment of the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of the Company, whether outstanding on the date hereof or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall be subordinate or pari passu in right of payment to this Note and (2) all obligations of the Company with respect to Hedging Agreements relating to Indebtedness referred to in the preceding clause (1). Without limiting the generality of the foregoing, “Senior Indebtedness” shall also include all other amounts owing in respect of all monetary obligations of every nature of the Company to any Senior Lender in respect of such Senior Indebtedness, including, without limitation, obligations to pay fees, principal and interest, reimbursement obligations under letters of credit, expenses and indemnities. It is understood and agreed that the aggregate principal amount of Senior Indebtedness shall not exceed €180,000,000 at any one time outstanding (which Indebtedness, if incurred in any currency other than Euro shall be calculated as if converted into Euro at the conversion rate prevailing at the time of incurrence as reasonably determined by the Company); provided, that this limitation shall not apply to Senior Indebtedness referred to in clause (2).
     (vi) “Senior Lender” means any holder of Senior Indebtedness.
9. MISCELLANEOUS
     9.1. Set-Off. Company shall not set off any amounts against and on account of the Obligations due and payable to Holder under this Note, except that amounts due and payable to the Company, to the extent such amounts are neither contested nor in dispute, under Section

2.3, Section 2.4 and Article 7 of the Stock Purchase Agreement may be set-off against the Obligations.
     9.2. Complete Agreement; Modification of Note. This Note constitutes the complete agreement between the parties with respect to the subject matter hereof. No amendment or waiver of any provision of this Note, nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Holders and any other Holder whose consent is required under Section 9.5, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
     9.3. Assignment. (a) Holder may not, without the written consent of the Company, not to be unreasonably withheld, sell, assign, pledge, convey or transfer (an “Assignment”) to any other Person all or any portion of or any participation right in its rights and obligations under this Note and any such action without consent of the Company shall be null and void; provided, that, notwithstanding the foregoing, (i) Holder may pledge or grant a security interest in this Note as collateral without such consent in connection with any grant of all or substantially all of the assets of Holder as collateral for indebtedness owed to a bank lender or other financial institution and (ii) Holder may transfer this Note to its Affiliates without such consent (provided, that at all times it owns the Note such Affiliate must remain an Affiliate of the Initial Holder or the transfer to such Affiliate shall be deemed in breach of this Section 9.3). Any Assignment shall not be valid unless and until the Holder furnishes in writing to the Company the name and address of the assignee. The Company shall establish and maintain a register reflecting the name and address of the Holder and each subsequent assignee (excluding any person holding a security interest herein).
     (b) Under no circumstances shall the Company be permitted to assign any of its obligations under this Note and any attempt by the Company to assign such obligations shall be null and void except in connection with a merger permitted under Section 5.1 hereof.
     (c) In the event that this Note is assigned in whole or in part, then the Company, at the request of any Holder, will at such time execute a new note or notes (all such notes, together with this Note, the “New Notes”) substantially equivalent to this Note, payable to each Holder, for a principal amount equal to the principal owing to each Holder (it being understood that the aggregate principal amount of all Notes shall not exceed the aggregate principal amount of this Note). Upon any such assignment, this “Note” shall be deemed to refer to all such New Notes, and “Holder” shall refer to each and every Holder of the New Notes.
     9.4. Fees and Expenses. If Holder shall employ counsel or other advisors for advice or other representation or shall incur reasonable legal or other costs and expenses in connection with (a) any amendment, modification or waiver, or consent requested by the Company with respect to, this Note or Holder’s rights hereunder or (b) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Holder, the Company or any other Person) (including, without limitation, any bankruptcy or insolvency proceeding) in any attempt to enforce any rights of Holder against the Company, then, and in any such event, the attorneys’ and other parties’ fees arising from such services, including those of any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel, and others, in any way or respect arising in connection with or relating to any of the events or actions described in this Section shall be payable, on demand, by the Company to Holder and shall be additional obligations under this Note. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: paralegal fees, costs and expenses; court costs and expenses; photocopying and duplicating expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal services.
     9.5. No Waiver by Holder. Holder’s failure, at any time or times, to require strict performance by the Company of any provision of this Note shall not waive, affect or diminish any right of Holder thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Holder of an Event of Default shall not suspend, waive or affect any other Event of Default under this Note whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of the Company contained in this Note and no Event of Default by the Company under this Note shall be deemed to have been suspended or waived by Holder, unless such suspension or waiver is by an instrument in writing signed by Holder (as such term is defined in the applicable provision hereof) and directed to the Company specifying such suspension or waiver. Notwithstanding the foregoing, the provisions of the Note may be amended, modified or waived with the written consent of the Majority Holders, except, the following provisions of this Note may not be amended without the consent of the Holder of this Note (in addition to the Majority Holders) if the effect thereof is to: (a) extend the scheduled due date for any payment of principal of or interest on any of the Notes, (b) defer the dates on which interest is payable on the Notes, (c) decrease the Applicable Rate, (d) change the currency in which the Notes are payable, or (e) change this Section 9.5 or Section 9.2.
     9.6. Remedies. Holder’s rights and remedies under this Note shall be cumulative and non-exclusive of any other rights and remedies which Holder may have under any other agreement, by operation of law or otherwise.
     9.7. WAIVER OF JURY TRIAL. THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS NOTE.
     9.8. Severability. Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.
     9.9. Parties. This Note shall be binding upon, and inure to the benefit of, the successors of the Company and Holder and, subject to Section 9.3, the assigns of Holder.
     9.10. Authorized Signature. Until Holder shall be notified by the Company to the contrary, the signature upon any document or instrument delivered pursuant hereto of any duly elected officer of the Company shall bind the Company and be deemed to be the act of the Company.
     9.11. Governing Law. IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS NOTE AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICT OF LAWS, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. Holder and the Company agree to submit to personal jurisdiction and to waive any objection as to venue in the federal and state courts of the County of New York, State of New York. Service of process on the Company or Holder in any action arising out of or relating to any of the Notes shall be effective if mailed to such party in accordance with Section 9.13 hereof. Nothing herein shall preclude Holder or the Company from bringing suit or taking other legal action in any other jurisdiction.
     9.12. Currency Conversion. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in euros into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures, Holder could purchase (and remit in New York City) euros with such other currency on the Business Day preceding that on which final judgment is given. Company’s obligation in respect of any sum due hereunder shall, notwithstanding any judgment in a currency other than euros, be discharged only to the extent that on the Business Day following its receipt of any sum adjudged to be so due in such other currency, Holder may, in accordance with normal banking procedures, purchase (and remit in New York City) euros with such other currency; if the euros so purchased and remitted are less than the sum originally due to Holder, Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Holder against such loss, and if the euros so purchased exceed the sum originally due in euros, such excess shall be remitted to Company.
     9.13. Notices. All notices, requests, demands, approvals, consents, waivers and other communications required or permitted to be given under this Note (each, a “Notice”) shall be in writing and shall be (a) delivered personally, (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (c) sent by next-day or overnight mail or delivery, or (d) sent by facsimile transmission, provided that the original copy thereof also is sent by pre-paid, first class certified or registered mail or by next-day or overnight mail or personal delivery:
     (i) if to the Company, to
Chartreuse et Mont Blanc SAS
c/o Macquarie Capital (Europe) Limited
41 Avenue George V
75008, Paris, France
Attn: Ross McInnes
Facsimile: +33 1 56 52 54 99

With a copy to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attn: William J. Grant, Esq.
Facsimile: (212) 728-9223
and
Willkie Farr & Gallagher LLP
21-23 rue de la Ville l’Evêque
Paris, France
Attn: Eduardo J. Fernandez, Esq.
Facsimile: +33 1 4006 9606
     (ii) if to Holder, to
Pilot S.A.S.
26 rue Danièle Casanova
75002 Paris
France
Attn: Président
Facsimile: +33 5 59 26 9716
With a copy to:
Quiksilver, Inc.,
15202 Graham Street,
Huntington Beach, California 92649
U.S.A.
Attention: Charles S. Exon
Facsimile: +33 714 889 3306
and
Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Suite 3400
Los Angeles, California 90071
Attention: Brian McCarthy, Esq.
Facsimile: +1 (213) 687 5600
or, in each case at such other address as may be specified in a Notice to the Company or Holder, as the case may be. Any Notice shall be deemed effective and given upon receipt (or intentional refusal of receipt by the addressee of such Notice).

     9.14. Confidentiality. Holder agrees to keep confidential information obtained by it pursuant to the Notes confidential in accordance with Holder’s customary practices and agrees that it will only use such information in connection with the transactions contemplated hereby and not disclose any of such information other than (a) to Holder’s and its affiliates’ respective employees, representatives, directors, attorneys, auditors, agents, professional advisors, trustees or affiliates who are advised of the confidential nature thereof (Holder being liable for any breach of confidentiality by any person described in this clause (a)), (b) to the extent such information presently is or hereafter becomes available to Holder on a non-confidential basis from a person not an Affiliate of Holder and not known to Holder to be violating a confidentiality obligation by such disclosure, (c) to the extent disclosure is required by any law, subpoena or judicial order or process (provided that notice of such requirement or order shall be promptly furnished to Company unless such notice is legally prohibited) or requested or required by any Governmental Authority to whose jurisdiction Holder may be subject, (d) to the extent required in connection with any litigation or other proceeding (including any bankruptcy or insolvency proceeding) between or involving any Company Party and Holder with respect to this Note, (e) to any prospective assignee bound by the provisions of this Section 9.14, (f) in connection with the enforcement of any rights or remedies of Holder under this Note or (g) with Company’s prior written consent.
     9.15. Section Titles. The Section titles contained in this Note are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.
     9.16. Exhibits, etc. All exhibits, schedules and annexes to this Note constitute part of this Note and are hereby incorporated by this reference in this Note.
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     IN WITNESS WHEREOF, this Note has been duly executed in New York, New York as of the date first written above.

CHARTREUSE ET MONT BLANC SAS
By:
	Name:	Ross McInnes
	Title:	President

ACKNOWLEDGED AND AGREED:
PILOT S.A.S.

By:
Name:
Title:

Annex 1
Certain Definitions and Rules of Interpretation
     “Acquisition” shall mean the transaction whereby Quiksilver, Inc., Pilot S.A.S., Meribel S.A.S and Quiksilver Americas, Inc. sell the Securities (as defined in the Stock Purchase Agreement) to the Purchaser Parties (as defined in the Stock Purchase Agreement).
     “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person; provided, that the Company shall not be deemed to be an Affiliate of any Wholly-Owned Subsidiary of the Company and no Wholly-Owned Subsidiary of the Company shall be deemed to be an Affiliate of any other Wholly-Owned Subsidiary. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).
     “Applicable Rate” shall mean 8.0% per annum.
     “Assignment” shall have the meaning assigned to such term in Section 9.3(a) hereof.
     “Bankruptcy Code” shall mean the United States Federal Bankruptcy Code of 1978, as amended or supplemented.
     “Beneficial Owner” shall have the meaning assigned to such term in Rules 13d-3 and 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
     “Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.
     “Change of Control” shall mean, at any time, the occurrence of any of the following: (i) any “person” (including any group that is deemed to be a “person” but, in any event, excluding the Permitted Holders) is or becomes the Beneficial Owner of more than 50.0% of the fully diluted Voting Stock of the Company; or (ii) the sale, conveyance, transfer or lease of all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis. The terms “person” and “group” shall have the meanings ascribed to such terms in Section 13(d) of the Exchange Act.
     “Closing Date” shall mean November 12, 2008.
     “Code” shall mean the Uniform Commercial Code of the jurisdiction with respect to which such term is used, as in effect from time to time.

     “Company” shall have the meaning ascribed thereto in the first paragraph of this Note, together with its successors and assigns, including in connection with any permitted merger or consolidation.
     “Company Party” shall mean the Parent and its Subsidiaries, individually and, in the plural usage, collectively.
     “Default” shall mean any event or condition that constitutes an Event of Default or that would become, with notice or lapse of time or both, an Event of Default.
     “Eligible Person” shall mean any person that the Holder hereof may assign, sell or transfer (excluding any pledge of this Note as collateral) this Note to under Section 9.3(a).
     “Event of Default” shall have the meaning assigned to it in Section 6.1 hereof.
     “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
     “Fiscal Year” shall mean the fiscal year of the Company.
     “GAAP” shall mean generally accepted accounting principles in effect in the United States of America or any other relevant jurisdiction from time to time and shall include, for the avoidance of doubt International Financial Reporting Standards as in effect from time to time.
     “Governmental Authority” shall mean any government or political subdivision of the United States or any other country or any agency, authority, board, bureau, central bank, commission, department or instrumentality thereof or therein, including, without limitation, any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to such government or political subdivision.
     “Hedging Agreements” shall have the meaning assigned to such term in Section 8.10 hereof.
     “Holder” shall, unless the context otherwise requires, mean, at any time, any holder of all or any portion of the Note at such time.
     “Indebtedness” shall have the meaning assigned to such term in Section 8.10 hereof.
     “Initial Holder” shall have the meaning assigned to such term in paragraph 1 hereof.
     “Interest Payment Date” shall have the meaning assigned to such term in Section 2.3(a) hereof.
     “Jarden” shall mean Jarden Corporation.

     “Laws” shall mean, collectively, all common law and all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents, including without limitation the interpretation thereof by any Governmental Authority charged with the enforcement thereof.
     “Macquarie” shall mean Macquarie Capital Group Limited.
     “Majority Holders” shall mean the holders of at least a majority of the outstanding principal amount of the Notes.
     “Material Adverse Effect” shall mean a material adverse effect on (i) the business, assets, operations or financial or other condition of the Company Parties taken as a whole or (ii) the Company’s ability to pay the Obligations in accordance with the terms thereof.
     “Material Company Party” shall mean any Company Party or group of Company Parties which has or have annual revenues or total assets exceeding 10% of the total annual revenues or assets of the Company Parties taken as a whole.
     “Maturity Date” shall mean the fourth anniversary of the Closing Date.
     “Maximum Lawful Rate” shall have the meaning assigned to it in Section 2.3(d) hereof.
     “New Notes” shall have the meaning assigned to such term in Section 9.3(c) hereof.
     “Note” shall have the meaning assigned to such term in the second paragraph hereof.
     “Notice” shall have the meaning assigned to such term in Section 9.13 hereof.
     “Obligations” shall mean all debts, liabilities, and obligations for monetary amounts (whether or not such amounts are liquidated or determinable) owing by the Company to the Holder and arising under this Note, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under this Note. This term includes, without limitation, principal, all interest, charges, expenses, attorneys’ fees and any other sum chargeable to the Company under this Note (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).
     “Paid in Full” shall have the meaning assigned to such term in Section 8.10 hereof.
     “Parent” shall mean Chartreuse et Mont Blanc Global Holdings S.C.A., a Luxembourg société en commandite par actions.
     “Payment Blockage Notice” shall have the meaning assigned to such term in Section 8.2 hereof.

     “Payment Blockage Period” shall have the meaning assigned to such term in Section 8.2 hereof.
     “Payment Default” shall have the meaning assigned to such term in Section 8.1 hereof.
     “Permitted Holders” shall mean Macquarie, Jarden, and their respective Affiliates, and any investment fund, partnership or other person sponsored by or formed at the direction of Macquarie, Jarden, their respective Affiliates (unless such investment fund, partnership or other person is not managed by a person that is an Affiliate or Related Person of Macquarie or Jarden). As used herein, the term “Related Person” means (a) any controlling stockholder or 80% (or more) directly or indirectly owned Subsidiary, of any Permitted Holder, or (b) any trust, corporation, partnership or other entity if (x) the beneficiaries, stockholders, partners, members, owners or other persons beneficially owning (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) in the aggregate 80% or more of the voting equity of such trust, corporation, partnership or entity consist of any one or more Permitted Holders or such other Permitted Holders referred to in clause (a), or (y) a general partner or managing member or person otherwise controlling or having the power to direct or cause the direction or the management and policies of such trust, corporation, partnership or entity is any one or more of the Permitted Holders or such other persons referred to in clause (a).
     “person” or “Person” shall mean any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, other entity, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).
     “SEC” shall mean the United States Securities and Exchange Commission.
     “Securities Act” shall mean the United States Securities Act of 1933, as amended, and all rules and regulations of the SEC promulgated thereunder.
     “Senior Default” shall have the meaning assigned to such term in Section 8.10 hereof.
     “Senior Indebtedness” shall have the meaning assigned to such term in Section 8.10 hereof.
     “Senior Lender” shall have the meaning assigned to such term in Section 8.10 hereof.
     “Stock” shall mean all shares, options, warrants, general or limited partnership interests, limited liability company interests, participations or other equity securities or interests or equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or other entity, whether voting or nonvoting, including, without limitation, common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 311-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

     “Stock Purchase Agreement” shall have the meaning assigned to it in the second paragraph hereof.
     “Subsidiary” shall mean, with respect to any person, any corporation, partnership or other entity (i) of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such person and/or one or more Subsidiaries of such person, or (ii) in which the management is directly or indirectly controlled by such person or one or more Subsidiaries of such person.
     “Voting Stock” shall mean, with respect to any Person, the Stock of such Person that ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only as long as no senior class of Stock has such voting power by reason of any contingency.
     “Wholly-Owned Subsidiary” shall mean, with respect to any person, any corporation, partnership or other entity of which all of the Stock (other than, in the case of a corporation, directors’ qualifying shares or nominee shares required under applicable law) is directly or indirectly owned or controlled by such person and/or one or more Wholly-Owned Subsidiaries of such person.

A-5